Form 10KSB, Exhibit 13
period 2004-12-31
OptimumBank Holdings, Inc.
filed 2005-03-31
CIK 1288855

EXHIBIT 13.1




                          Index to Financial Statements


Consolidated Balance Sheets, December 31, 2004 and 2003......................F-2

Consolidated Statements of Earnings
         for the Years Ended December 31, 2004 and 2003 .....................F-3

Consolidated Statements of Stockholders' Equity
         for the Years Ended December 31, 2004 and 2003......................F-4

Consolidated Statements of Cash Flows
         for the Years Ended December 31, 2004 and 2003 .....................F-5

Notes to Consolidated Financial Statements, December 31, 2004 and 2003
         and for the Years Then Ended ..................................F-6-F-27

Report of Independent Registered Public Accounting Firm.....................F-28

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                 DECEMBER 31,
                                                                            ----------------------
                                                                               2004         2003
                                                                            ---------    ---------
                                   ASSETS

Cash and due from banks .................................................   $     383    $     331
Federal funds sold ......................................................       2,840          208
                                                                            ---------    ---------

              Total cash and cash equivalents ...........................       3,223          539

Securities held to maturity (fair value approximates $24,065
  and $16,502)...........................................................      24,134       16,539
Security available for sale .............................................         247          246
Loans, net of allowance for loan losses of $628 and $492 ................     128,810      111,320
Loans held for sale .....................................................         509        1,406
Federal Home Loan Bank stock ............................................       1,965        1,525
Premises and equipment, net .............................................       4,114        1,912
Accrued interest receivable .............................................         878        1,224
Other assets ............................................................         678          468
                                                                            ---------    ---------

              Total assets ..............................................   $ 164,558    $ 135,179
                                                                            =========    =========

                     LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
    Noninterest-bearing demand deposits .................................   $     558    $     747
    Savings, NOW and money-market deposits ..............................       8,091        6,436
    Time deposits .......................................................      89,345       73,561
                                                                            ---------    ---------

              Total deposits ............................................      97,994       80,744

    Federal Home Loan Bank advances .....................................      37,650       29,500
    Other borrowings ....................................................       5,000        8,750
    Junior subordinated debenture .......................................       5,155           --
    Other liabilities ...................................................         522          262
    Official checks .....................................................       1,209          439
    Deferred income tax liability .......................................         305          584
                                                                            ---------    ---------

              Total liabilities .........................................     147,835      120,279
                                                                            ---------    ---------

Commitments and contingencies (Notes 4, 8 and 15)

Stockholders' equity:
    Common stock, $.01 par value; 6,000,000 shares authorized,
         2,650,102 and 2,613,501 shares issued and outstanding ..........          27           26
    Additional paid-in capital ..........................................      14,051       13,800
    Retained earnings ...................................................       2,648        1,078
    Accumulated other comprehensive income (loss) .......................          (3)          (4)
                                                                            ---------    ---------

              Total stockholders' equity ................................      16,723       14,900
                                                                            ---------    ---------

              Total liabilities and stockholders' equity ................   $ 164,558    $ 135,179
                                                                            =========    =========

See Accompanying Notes to Consolidated Financial Statements.

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF EARNINGS
                                 (IN THOUSANDS)

                                                      YEAR ENDED DECEMBER 31,
                                                      -----------------------
                                                         2004       2003
                                                        ------     ------
Interest income:
    Loans .........................................     $7,876     $6,194
    Securities ....................................        838        254
    Other .........................................        101         68
                                                        ------     ------

              Total interest income ...............      8,815      6,516
                                                        ------     ------

Interest expense:
    Deposits ......................................      2,837      2,345
    Borrowings ....................................      1,195        641
                                                        ------     ------

              Total interest expense ..............      4,032      2,986
                                                        ------     ------

Net interest income ...............................      4,783      3,530

              Provision for loan losses ...........        136        204
                                                        ------     ------

Net interest income after provision for loan losses      4,647      3,326
                                                        ------     ------

Noninterest income:
    Service charges and fees ......................        129        122
    Loan prepayment fees ..........................        541        191
    Other .........................................         20         10
                                                        ------     ------

              Total noninterest income ............        690        323
                                                        ------     ------

Noninterest expenses:
    Salaries and employee benefits ................      1,577      1,206
    Occupancy and equipment .......................        468        296
    Data processing ...............................        161        134
    Professional fees .............................        161         99
    Insurance .....................................         58         47
    Stationary and supplies .......................         55         36
    Other .........................................        321        257
                                                        ------     ------

              Total noninterest expenses ..........      2,801      2,075
                                                        ------     ------

Earnings before income taxes ......................      2,536      1,574

    Income taxes ..................................        966        600
                                                        ------     ------

Net earnings ......................................     $1,570     $  974
                                                        ======     ======

Net earnings per share:
    Basic .........................................     $  .60     $  .37
                                                        ======     ======

    Diluted .......................................     $  .58     $  .37
                                                        ======     ======

See Accompanying Notes to Consolidated Financial Statements.

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 2004 AND 2003
                             (DOLLARS IN THOUSANDS)

                                                                                                      ACCUMULATED
                                                                                                         OTHER
                                                        COMMON STOCK         ADDITIONAL               COMPREHENSIVE     TOTAL
                                                  -----------------------     PAID-IN     RETAINED       INCOME     STOCKHOLDERS'
                                                   SHARES           AMOUNT    CAPITAL     EARNINGS       (LOSS)        EQUITY
                                                  ---------         ------   ----------   --------    ------------- -------------
Balance at December 31, 2002................      2,564,839          $ 26     $ 13,496    $    104       $  --        $ 13,626
                                                                                                                      --------
Proceeds from sale of common stock,
     net of offering costs of $26...........         48,662            --          304          --          --             304
                                                                                                                      --------

Comprehensive income:
     Net earnings...........................             --            --           --         974          --             974


     Net change in unrealized loss on
         securities available for
         sale...............................             --            --           --          --          (4)             (4)
                                                                                                                      --------

     Comprehensive income...................                                                                               970
                                                  ---------          ----     --------    --------       -----        --------
Balance at December 31, 2003................      2,613,501          $ 26     $ 13,800    $  1,078       $  (4)       $ 14,900
                                                                                                                      --------

Proceeds from sale of common stock..........          1,534            --           15          --          --              15
                                                                                                                      --------

Proceeds from exercise of common
     stock options..........................         35,067             1          236          --          --             237
                                                                                                                      --------

Comprehensive income:
     Net earnings...........................             --            --           --       1,570          --           1,570

     Net change in unrealized loss on
         securities available for
         sale...............................             --            --           --          --           1               1
                                                                                                                      --------

     Comprehensive income...................                                                                             1,571
                                                  ---------          ----     --------    --------       -----        --------
Balance at December 31, 2004................      2,650,102          $ 27     $ 14,051    $  2,648       $  (3)       $ 16,723
                                                  =========          ====     ========    ========       =====        ========

See Accompanying Notes to Consolidated Financial Statements.

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                  YEAR ENDED DECEMBER 31,
                                                                                  ----------------------
                                                                                    2004          2003
                                                                                  --------      --------
Cash flows from operating activities:
    Net earnings ............................................................     $  1,570      $    974
    Adjustments to reconcile net earnings to net cash provided by operating activities:
         Depreciation and amortization ......................................          188            99
         Provision for loan losses ..........................................          136           204
         Net amortization of fees, premiums and discounts ...................          214           324
         Deferred income taxes (benefit) ....................................         (279)          517
         Repayments of loans held for sale ..................................          897           680
         Decrease (increase) in accrued interest receivable .................          346          (511)
         (Increase) decrease in other assets ................................         (210)           99
         Increase in official checks and other liabilities ..................        1,084           353
                                                                                  --------      --------

                  Net cash provided by operating activities .................        3,946         2,739
                                                                                  --------      --------

Cash flows from investing activities:
    Purchases of securities held to maturity ................................      (11,018)      (14,908)
    Principal repayments and calls of securities held to maturity ...........        3,440         4,817
    Purchase of security available for sale .................................           --          (250)
    Net increase in loans ...................................................      (17,857)      (51,209)
    Purchase of premises and equipment ......................................       (2,390)       (1,457)
    Purchase of Federal Home Loan Bank stock ................................         (440)       (1,050)
                                                                                  --------      --------

                  Net cash used in investing activities .....................      (28,265)      (64,057)
                                                                                  --------      --------

Cash flows from financing activities:
    Net increase in deposits ................................................       17,250        29,002
    Net (decrease) increase in other borrowings .............................       (3,750)        8,750
    Proceeds from sale of common stock, net .................................           15           304
    Net increase in Federal Home Loan Bank advances .........................        8,150        20,000
    Issuance of junior subordinated debenture ...............................        5,155            --
    Proceeds from exercise of common stock options ..........................          183            --
                                                                                  --------      --------

                  Net cash provided by financing activities .................       27,003        58,056
                                                                                  --------      --------

Net increase (decrease) in cash and cash equivalents ........................        2,684        (3,262)

Cash and cash equivalents at beginning of the year ..........................          539         3,801
                                                                                  --------      --------

Cash and cash equivalents at end of the year ................................     $  3,223      $    539
                                                                                  ========      ========

Supplemental disclosure of cash flow information: Cash paid during the period for:
         Interest ...........................................................     $  4,013      $  2,949
                                                                                  ========      ========

         Income taxes .......................................................     $  1,033      $     --
                                                                                  ========      ========

    Noncash transactions:
         Change in accumulated other comprehensive income, net
              change in unrealized loss on security available for sale ......     $      1      $     (4)
                                                                                  ========      ========

         Tax benefit from common stock options exercised ....................     $     54      $     --
                                                                                  ========      ========

See Accompanying Notes to Consolidated Financial Statements.

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               DECEMBER 31, 2004 AND 2003 AND THE YEARS THEN ENDED

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION. OptimumBank Holdings, Inc. (the "Holding Company") is a one-bank holding company and owns 100% of OptimumBank (the "Bank"), a state (Florida)-chartered commercial bank (collectively, the "Company"). The Holding Company's only business is the operation of the Bank. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. The Bank offers a variety of community banking services to individual and corporate customers through its three banking offices located in Broward County, Florida.

         The Holding Company was formed on March 23, 2004 and on April 29, 2004, the Bank's stockholders approved a plan of corporate reorganization under which the Bank became a wholly-owned subsidiary of the Holding Company. Effective May 6, 2004, the Bank's stockholders exchanged their common shares for shares of the Holding Company. As a result, all of the previously issued $2.50 par value common shares of the Bank were exchanged for 2,633,310 shares of the $.01 par value common shares of the Holding Company. The Holding Company's acquisition of the Bank has been accounted for as a combination of entities under common control at historical cost, similar to a pooling of interests and, accordingly, the financial data for all periods presented include the results of the Bank.

    BASIS OF PRESENTATION. The accompanying consolidated financial statements include the accounts of the Holding Company and the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of the Company conform to U.S. generally accepted accounting principles and to general practices within the banking industry. The following summarizes the more significant of these policies and practices:

    USE OF ESTIMATES. In preparing consolidated financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses.

    CASH AND CASH EQUIVALENTS. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold, both of which mature within ninety days.

         The Company is required by law or regulation to maintain cash reserves in the form of vault cash or in accounts with other banks. There were no reserve balances required at December 31, 2004 and 2003.


                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

    SECURITIES. Securities may be classified as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in earnings. Held to maturity securities are those which management has the positive intent and ability to hold to maturity and are reported at amortized cost. Available for sale securities consist of securities not classified as trading securities nor as held to maturity securities. Unrealized holding gains and losses, on available for sale securities are reported as a net amount in accumulated other comprehensive income (loss) in stockholders' equity until realized. Gains and losses on the sale of available for sale securities are determined using the specific-identification method. Premiums and discounts on securities available for sale and held to maturity are recognized in interest income using the interest method over the period to maturity.

    LOANS. Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs.

         Commitment fees, and loan origination fees are deferred and certain direct origination costs are capitalized. Both are recognized as an adjustment of the yield of the related loan.

         The accrual of interest on loans is discontinued at the time the loan is ninety days delinquent unless the loan is well collateralized and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

         All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

    ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.


                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

    ALLOWANCE FOR LOAN LOSSES, CONTINUED. The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

         The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

         A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial real estate, developed land, multi-family real estate and commercial loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral-dependent.

         Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

    LOANS HELD FOR SALE. Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to earnings. At December 31, 2004 and 2003, fair value exceeded book value in the aggregate.

    PREMISES AND EQUIPMENT. Land is stated at cost. Buildings and improvements, furniture, fixtures, equipment, and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization expense are computed using the straight-line method over the estimated useful life of each type of asset or lease term, if shorter.


                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

    PREFERRED SECURITIES OF UNCONSOLIDATED SUBSIDIARY TRUST. On September 30,
         2004, the Company acquired the common stock of OptimumBank Holdings Capital Trust I (Issuer Trust), an unconsolidated subsidiary trust. The Issuer Trust used the proceeds from the issuance of $5,000,000 of its preferred securities to third-party investors and common stock to acquire a $5,155,000 debenture issued by the Company. This debenture and certain capitalized costs associated with the issuance of the preferred stock comprise the Issuer Trust's only assets and the interest payments from the debentures finance the distributions paid on the preferred securities. The Company recorded the debenture in "Junior Subordinated Debenture" and its equity interest in the business trusts in "Other assets" on the consolidated balance sheets.

         The Company has entered into agreements which, taken collectively, fully and unconditionally guarantee the preferred securities of the Issuer Trust subject to the terms of the guarantee.

         The debenture held by the Issuer Trust currently qualifies as Tier I capital under Federal Reserve Board guidelines.

    TRANSFER OF FINANCIAL ASSETS. Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

    INCOME TAXES. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences between revenues and expenses reported for financial statement and those reported for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Valuation allowances are provided against assets which are not likely to be realized.

         The Holding Company and its subsidiary file a consolidated income tax return. Income taxes are allocated proportionately to the Holding Company and subsidiary as though separate income tax returns were filed.

    ADVERTISING. The Company expenses all media advertising as incurred.


                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

    STOCK COMPENSATION PLANS. Statement of Financial Accounting Standards
         (SFAS) No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure (collectively, "SFAS No. 123") encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. The Company accounts for their stock option plans under the recognition and measurement principles of APB No. 25. No stock-based employee compensation cost is reflected in net earnings, as all options granted under those plans had an exercise price which approximated the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net earnings if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation (in thousands, except per share amounts).

                                                                       YEAR ENDED DECEMBER 31,
                                                                       -----------------------
                                                                          2004         2003
                                                                       ---------     -------
         Net earnings, as reported ...............................     $   1,570     $   974

         Deduct: Total stock-based employee compensation
             determined under the fair value based method
             for all awards, net of related tax effect ...........           162          73
                                                                       ---------     -------

         Proforma net earnings ...................................     $   1,408     $   901
                                                                       =========     =======

         Basic earnings per share:
             As reported .........................................     $     .60     $   .37
                                                                       =========     =======

             Proforma ............................................     $     .53     $   .35
                                                                       =========     =======

         Diluted earnings per share:
             As reported .........................................     $     .58     $   .37
                                                                       =========     =======

             Proforma ............................................     $     .52     $   .34
                                                                       =========     =======

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

    STOCK COMPENSATION PLANS, CONTINUED. In order to calculate the fair value of the options granted using the Black-Scholes option pricing model, it was assumed that the risk-free interest rate was 5.2% in 2004 and 4.65% in 2003, there would be no dividends paid by the Company over the exercise period, the expected life of the options would be the entire exercise period and stock volatility was .11% in 2004 and 2003. For purposes of pro forma disclosures, the estimated fair value is included in expense in the period vesting occurs (in thousands, except per share amounts).

                                                                     YEAR ENDED DECEMBER 31,
                                                                     -----------------------
                                                                        2004       2003
                                                                       ------     ------
         Grant-date fair value of options issued during the year..     $  427    $    47
                                                                       ======     ======

         Per share value of options at grant date ................     $ 3.43     $ 3.14
                                                                       ======     ======

    EARNINGS PER SHARE. Basic earnings per share is computed on the basis of the weighted-average number of common shares outstanding. Diluted earnings per share is computed based on the weighted-average number of shares outstanding plus the effect of outstanding stock options, computed using the treasury stock method. Earnings per common share have been computed based on the following:

                                                                             YEAR ENDED DECEMBER 31,
                                                                             -----------------------
                                                                               2004          2003
                                                                             ---------     ---------
         Weighted-average number of common shares outstanding
              used to calculate basic earnings per common share.........     2,636,324     2,609,248

         Effect of dilutive stock options ..............................        82,388        54,644
                                                                             ---------     ---------
         Weighted-average number of common shares outstanding
              used to calculate diluted earnings per common share.......     2,718,712     2,663,892
                                                                             =========     =========

    OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS. In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and undisbursed loans in process. Such financial instruments are recorded in the consolidated financial statements when they are funded.

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

    FAIR VALUES OF FINANCIAL INSTRUMENTS. The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument or may not necessarily represent the underlying fair value of the Company. The following methods and assumptions were used by the Company in estimating fair values of financial instruments disclosed herein:

         CASH AND CASH EQUIVALENTS. The carrying amounts of cash and cash equivalents approximate their fair value.

         SECURITIES. Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

         FEDERAL HOME LOAN BANK STOCK. Fair value of the Company's investment in Federal Home Loan Bank stock is based on its redemption value, which is its cost of $100 per share.

         LOANS. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for nonperforming loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

         DEPOSIT LIABILITIES. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated expected monthly maturities on time deposits.

         ACCRUED INTEREST. The carrying amounts of accrued interest approximate their fair values.

         FEDERAL HOME LOAN BANK ADVANCES, JUNIOR SUBORDINATED DEBENTURE AND OTHER BORROWINGS. Fair values of Federal Home Loan Bank advances, junior subordinated debenture and other borrowings which consist of securities sold under an agreement to repurchase are estimated using discounted cash flow analysis based on the Company's current incremental borrowings rates for similar types of borrowings.

         OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.


                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

    COMPREHENSIVE INCOME. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the consolidated balance sheet, such items along with net earnings, are components of comprehensive income.

    RECENT PRONOUNCEMENTS. In December 2003, the American Institute of Certified
         Public Accountants issued Statement of Position 03-3, "Accounting for Certain Loans and Debt Securities Acquired in a Transfer" (SOP 03-3). SOP 03-3 addresses accounting for differences between contractual cash flows expected to be collected and an investor's initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. SOP 03-3 also prohibits "carrying over" or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of SOP 03-3. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. SOP 03-3 is effective for loans acquired in fiscal years beginning after December 15, 2004. The Company does not anticipate that the adoption of SOP 03-3 will have a material impact on its consolidated financial condition or result of operations.

         In March 2004, the Emerging Issues Task Force reached a consensus on Issue 03-1, "Meaning of Other Than Temporary Impairment" (Issue 03-1). The Task Force reached a consensus on an other-than-temporary impairment model for debt and equity securities accounted for under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and cost method investments, and required certain additional financial statement disclosures. The implementation of the "Other-Than-Temporary Impairment" component of this consensus has been postponed. Management cannot determine the effect of the adoption of this guidance on the Company's consolidated financial condition or results of operations.

         In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share Based Payment." This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments, which includes stock options and warrants, based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. Public entities will adopt this Statement using a modified version of prospective application. Under this application, this Statement will apply to new awards and to awards modified, repurchased, or cancelled after the required effective date and to awards not yet vested that exist as of the effective date. This Statement is effective as of the beginning of the first interim or annual reporting period that begins after December 15, 2005. Management has not yet determined what effect this Statement will have on the Company's 2006 consolidated financial statements.

         In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets-an Amendment to APB opinion No. 29." This Statement addresses the measurement of exchanges of nonmonetary assets. The Statement is effective for fiscal periods beginning after June 15, 2005. Management believes this Statement will not have a material effect on the Company's consolidated financial statements.

    RECLASSIFICATIONS. Certain reclassifications of prior year amounts have been made to conform to the current year presentation.

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(2) SECURITIES

    Securities have been classified according to management's intention. The carrying amount of securities and approximate fair values were as follows (in thousands):

                                                           GROSS         GROSS
                                            AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                              COST          GAINS        LOSSES        VALUE
                                             -------       -------        -----       -------
         AT DECEMBER 31, 2004:
           SECURITIES HELD TO MATURITY-
              Mortgage-backed securities..   $24,134       $    87        $(156)      $24,065
                                             =======       =======        =====       =======

           SECURITY AVAILABLE FOR SALE-
              Mutual fund ................   $   250       $    --        $  (3)      $   247
                                             =======       =======        =====       =======

         AT DECEMBER 31, 2003:
           SECURITIES HELD TO MATURITY-
              Mortgage-backed securities..   $16,539       $    72        $(109)      $16,502
                                             =======       =======        =====       =======

           SECURITY AVAILABLE FOR SALE-
              Mutual fund ................   $   250       $    --        $  (4)      $   246
                                             =======       =======        =====       =======

    There were no securities sold during the years ended December 31, 2004 or 2003.

    Securities with gross unrealized losses at December 31, 2004, aggregated by investment category and length of time that individual securities have been in a continuous loss position, is as follows (in thousands):

                                                           LESS THAN TWELVE MONTHS            OVER TWELVE MONTHS
                                                       ----------------------------       -------------------------
                                                         GROSS                              GROSS
                                                       UNREALIZED            FAIR         UNREALIZED         FAIR
                                                         LOSSES              VALUE          LOSSES           VALUE
                                                       ----------            ------       ----------         ------
         SECURITIES HELD TO MATURITY-
             Mortgage-backed securities......             $(37)              $5,997          $(119)          $9,978
                                                          ====               ======          =====           ======

         SECURITY AVAILABLE FOR SALE-
             Mutual fund ....................             $ --               $   --          $  (3)          $  247
                                                          ====               ======          =====           ======

    Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to
         (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(2) SECURITIES, CONTINUED

    The unrealized losses on investment securities held to maturity were caused by interest rate changes. It is expected that the securities would not be settled at a price less than the par value of the investments. Because the decline in fair value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

(3) LOANS

    The components of loans are as follows (in thousands):

                                                           AT DECEMBER 31,
                                                      ------------------------
                                                        2004           2003
                                                      ---------      ---------
         Residential real estate ..................   $  61,070      $  57,797
         Multi-family real estate .................      10,853         10,148
         Commercial real estate ...................      38,064         26,129
         Developed land ...........................      18,169         16,783
         Commercial ...............................         581            490
         Consumer .................................         162             72
                                                      ---------      ---------

         Total loans ..............................     128,899        111,419

         Add (deduct):
             Net deferred loan costs and premiums..         539            393
             Allowance for loan losses ............        (628)          (492)
                                                      ---------      ---------

         Loans, net ...............................   $ 128,810      $ 111,320
                                                      =========      =========

    An analysis of the change in the allowance for loan losses follows (in thousands):
                                             YEAR ENDED DECEMBER 31,
                                             -----------------------
                                                 2004     2003
                                                 ----     ----

         Beginning balance .................     $492     $288
         Provision for loan losses..........      136      204
                                                 ----     ----

         Ending balance ....................     $628     $492
                                                 ====     ====

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(3) LOANS, CONTINUED

    The following is a summary of information pertaining to impaired and nonaccrual loans (in thousands):

                                                                                  AT DECEMBER 31,
                                                                                -------------------
                                                                                  2004        2003
                                                                                --------     ------
         Impaired loans without a valuation allowance .....................     $  3,268     $   --
         Impaired loans with a valuation allowance ........................           --         --
                                                                                --------     ------

             Total impaired loans .........................................     $  3,268     $   --
                                                                                ========     ======

         Valuation allowance related to impaired loans ....................     $     --     $   --
                                                                                ========     ======

         Total nonaccrual loans ...........................................     $  3,268     $   --
                                                                                ========     ======

         Total loans paid-due ninety days or more and still accruing.......     $     --     $   --
                                                                                ========     ======

                                                                               YEAR ENDED DECEMBER 31,
                                                                               -----------------------
                                                                                  2004        2003
                                                                                 -------     ------
         Average investment in impaired loans ..............................     $   928     $   --
                                                                                 =======     ======

         Interest income recognized on impaired loans ......................     $    --     $   --
                                                                                 =======     ======

         Interest income recognized on a cash basis on impaired loans.......     $    --     $   --
                                                                                 =======     ======

(4) PREMISES AND EQUIPMENT

    A summary of premises and equipment follows (in thousands):

                                                                          AT DECEMBER 31,
                                                                       --------------------
                                                                         2004         2003
                                                                       -------      -------
         Land ....................................................     $ 1,371      $   626
         Buildings and improvements ..............................       2,187          891
         Furniture, fixtures and equipment .......................         843          610
         Leasehold improvements ..................................         107           --
                                                                       -------      -------

             Total, at cost ......................................       4,508        2,127

             Less accumulated depreciation and amortization.......        (394)        (215)
                                                                       -------      -------

             Premises and equipment, net .........................     $ 4,114      $ 1,912
                                                                       =======      =======

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(4) PREMISES AND EQUIPMENT, CONTINUED

    The Company leases one branch facility under an operating lease. The lease contains two five-year renewal options and requires the Company to pay an allowable share of common area maintenance and real estate taxes. Rent expense under operating leases during the years ended December 31, 2004 and 2003 was $70,000 and $67,000, respectively. At December 31, 2004, the future minimum lease payments are approximately as follows (in thousands):

              YEAR ENDING
              DECEMBER 31,                    AMOUNT
              ------------                    ------

              2005.....................         59
              2006.....................         59
              2007.....................         59
              2008.....................         60
              2009.....................         60
              Thereafter...............        260
                                              ----
                                              $557
                                              ====
(5) DEPOSITS

    The aggregate amount of time deposits with a minimum denomination of $100,000, was approximately $27.0 million and $24.4 million at December 31, 2004 and 2003, respectively.

    A schedule of maturities of time deposits follows (in thousands):

              YEAR ENDING
              DECEMBER 31,                      AMOUNT
              ------------                     -------

                  2005..................       $47,384
                  2006..................         9,831
                  2007..................         8,143
                  2008..................        13,547
                  2009..................        10,440
                                               -------
                                               $89,345
                                               =======
                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(6) FEDERAL HOME LOAN BANK ADVANCES AND JUNIOR SUBORDINATED DEBENTURE

    The maturities and interest rates on the Federal Home Loan Bank ("FHLB") advances were as follows (dollars in thousands):

                MATURITY                                                                        AT DECEMBER 31,
              YEAR ENDING                             CALL             INTEREST            ------------------------
              DECEMBER 31,                            DATE               RATE               2004              2003
              ------------                            ----             --------            -------          -------

                  2004......................            --                1.15%            $    --          $ 1,850
                  2004......................            --                3.93                  --            2,000
                  2006......................            --                2.44               2,200            2,200
                  2007......................            --                3.48               2,500            2,500
                  2007......................            --                3.70               2,000            2,000
                  2008......................          2005                2.03               3,000            3,000
                  2012......................          2007                4.05               3,000            3,000
                  2013......................          2008                3.42               2,000            2,000
                  2013......................          2008                3.09               3,000            3,000
                  2013......................          2008                2.80               1,950            1,950
                  2013......................          2008                2.56               3,000            3,000
                  2013......................          2008                3.44               3,000            3,000
                  2014......................          2007                3.14               4,000               --
                  2014......................          2009                3.64               8,000               --
                                                                                           -------          -------
                                                                                           $37,650          $29,500
                                                                                           =======          =======

    Certain of the above advances are callable by the FHLB at the dates indicated.

    At December 31, 2004 and 2003, the FHLB advances were collateralized by a blanket lien on qualifying residential one-to-four family mortgage loans, commercial and multi-family real estate loans and all of the Company's Federal Home Loan Bank Stock.

    On September 30, 2004, the Company issued a $5,155,000 junior subordinated debenture to an unconsolidated subsidiary. The debenture has a term of thirty years. The interest rate is fixed at 6.4% for the first five years, and thereafter, the coupon rate will float quarterly at the three-month LIBOR rate plus 2.45%. The junior subordinated debenture, due in 2034, is redeemable in certain circumstances after October 2009.

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(7) OTHER BORROWINGS

    Other borrowings consists of securities sold under an agreement to repurchase. The securities sold under the agreement to repurchase were delivered to the broker-dealer who arranged the transactions. Information concerning the securities sold under an agreement to repurchase is summarized as follows (dollars in thousands):

                                                                                              YEAR ENDED DECEMBER 31,
                                                                                              -----------------------
                                                                                                2004            2003
                                                                                              -------         -------
             Balance at year end........................................................      $ 5,000         $ 8,750
             Average balance during the year............................................      $ 7,719         $   194
             Average interest rate during the year......................................         2.25%           2.36%
             Maximum month-end balance during the year..................................      $ 8,750         $ 8,750
             Securities held to maturity pledged as collateral..........................      $ 5,672         $ 9,900

    Thematurities and interest rates on securities sold under an agreement to repurchase are as follows (dollars in thousands):

              MATURING                                                        AT DECEMBER 31,
              YEAR ENDED                                 INTEREST       ---------------------------
              DECEMBER 31,                                RATE           2004                 2003
              ------------                                ----          ------               ------

              2004...............................        1.20%          $   --               $1,250
              2004...............................        1.58%              --                2,500
              2005...............................        2.33%           3,000                3,000
              2006...............................        2.95%           2,000                2,000
                                                                        ------               ------
                                                                        $5,000               $8,750
                                                                        ======               ======

    At December 31, 2004, the Company also had $2.5 million available under a line of credit. There were no amounts outstanding in connection with this agreement at December 31, 2004.

(8) FINANCIAL INSTRUMENTS

    The estimated fair values of the Company's financial instruments were as follows (in thousands):

                                                                  AT DECEMBER 31, 2004         AT DECEMBER 31, 2003
                                                                 ----------------------       -----------------------
                                                                 CARRYING         FAIR        CARRYING           FAIR
                                                                   AMOUNT         VALUE         AMOUNT          VALUE
                                                                 --------         -----       --------          -----
         Financial assets:
              Cash and cash equivalents....................... $    3,223      $   3,223   $       539      $      539
              Securities held to maturity.....................     24,134         24,065        16,539          16,502
              Security available for sale.....................        247            247           246             246
              Loans...........................................    129,319        129,376       112,726         112,734
              Federal Home Loan Bank stock....................      1,965          1,965         1,525           1,525
              Accrued interest receivable.....................        878            878         1,224           1,224

         Financial liabilities:
              Deposit liabilities.............................     97,994         98,404        80,744          81,566
              Federal Home Loan Bank advances.................     37,650         38,075        29,500          30,512
              Other borrowings................................      5,000          4,952         8,750           8,750
              Junior subordinated debenture...................      5,155          5,383            --              --

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(8) FINANCIAL INSTRUMENTS, CONTINUED

    The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit and undisbursed loans in process and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

    The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and undisbursed loans in process is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit, is based on management's credit evaluation of the counterparty.

    Commitments to extend credit typically result in loans with a market interest rate when funded. A summary of the amounts of the Company's financial instruments with off-balance-sheet risk at December 31, 2004 follows (in thousands):

                                                                      ESTIMATED
                                            CONTRACT       CARRYING     FAIR
                                             AMOUNT         AMOUNT      VALUE
                                            --------       --------   ---------
         Undisbursed loans in process...     $   879          --          --
                                             =======          ==          ==

         Commitments to extend credit...     $10,536          --          --
                                             =======          ==          ==

(9) CREDIT RISK

    The Company grants the majority of its loans to borrowers throughout Broward and portions of Palm Beach and Miami-Dade Counties, Florida. Although the Company has a diversified loan portfolio, a significant portion of its borrowers' ability to honor their contracts is dependent upon the economy in Broward, Palm Beach and Miami-Dade Counties, Florida.


                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(10) INCOME TAXES

    Income taxes consisted of the following (in thousands):

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------

                                                         2004             2003
                                                        -------           ----
         Current:
             Federal .........................          $ 1,071           $ 70
             State ...........................              174             13
                                                        -------           ----

                      Total current ..........            1,245             83
                                                        -------           ----

         Deferred:
             Federal .........................             (246)           442
             State ...........................              (33)            75
                                                        -------           ----

                      Total deferred..........             (279)           517
                                                        -------           ----

                      Total ..................          $   966           $600
                                                        =======           ====

    The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows (dollars in thousands):

                                                                                      YEAR ENDED DECEMBER 31,
                                                                       -----------------------------------------------------
                                                                               2004                         2003
                                                                       ----------------------      -------------------------
                                                                                      % OF                           % OF
                                                                                     PRETAX                         PRETAX
                                                                       AMOUNT        EARNINGS      AMOUNT           EARNINGS
                                                                       ------        --------      ------           --------
         Income taxes at statutory rate .....................          $862             34.0%        $535             34.0%
         Increase resulting from:
             State taxes, net of Federal tax benefit.........            93              3.7           58              3.7
             Other ..........................................            11               .4            7               .4
                                                                       ----             ----         ----             ----

                                                                       $966             38.1%        $600             38.1%
                                                                       ====             ====         ====             ====

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(10) INCOME TAXES, CONTINUED

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands).

                                                                             AT DECEMBER 31,
                                                                           ------------------
                                                                           2004          2003
                                                                           ----          ----
         Deferred tax asset:
             Allowance for loan losses ..........................          $126          $ 75
             Organizational and preopening costs ................            28            60
             Other ..............................................             3             1
                                                                           ----          ----

                      Deferred tax assets .......................           157           136
                                                                           ----          ----

         Deferred tax liabilities:
             Loan costs .........................................            68           182
             Accrual to cash adjustment .........................           248           423
             Premises and equipment .............................           129           105
             Other ..............................................            17            10
                                                                           ----          ----

                      Deferred tax liabilities ..................           462           720
                                                                           ----          ----

                      Net deferred income tax liability..........          $305          $584
                                                                           ====          ====

(11) RELATED PARTY TRANSACTIONS

    The Company has entered into transactions with its executive officers, directors and their affiliates in the ordinary course of business. There were no loans to related parties at December 31, 2004 or 2003. At December 31, 2004 and 2003, these same related parties had approximately $1,362,000 and $1,365,000, respectively on deposit with the Company.

(12) STOCK COMPENSATION

    The Company established an Incentive Stock Option Plan (the "Plan") for officers, directors and employees of the Company and reserved 522,000 shares of common stock for the plan. Both incentive stock options and nonqualified stock options may be granted under the plan. The exercise price of the stock options is determined by the board of directors at the time of grant, but cannot be less than the fair market value of the common stock on the date of grant. The options vest over three and five years. The options must be exercised within ten years from the date of grant. At December 31, 2004, options to purchase 116,500 shares remain available for grant.

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(12) STOCK COMPENSATION, CONTINUED

    A summary of the activity in the Company's stock option plan is as follows (dollars in thousands, except per share amounts):

                                                                              RANGE OF        WEIGHTED-
                                                                              PER SHARE        AVERAGE      AGGREGATE
                                                          NUMBER OF            OPTION         EXERCISE       OPTION
                                                           SHARES               PRICE           PRICE         PRICE
                                                          ---------          ------------     ---------     ---------

         Outstanding at December 31, 2002 ......           272,000            $ 5.00-6.75         5.59         1,520
         Granted ...............................            15,000                   8.20         8.20           123
                                                           -------                                           -------

         Outstanding at December 31, 2003 ......           287,000              5.00-8.20         5.72         1,643
         Granted ...............................           124,500                  10.00        10.00         1,245
         Exercised .............................           (35,067)             5.00-6.75         5.22          (183)
         Forfeited .............................            (6,000)             6.75-8.20         7.23           (43)
                                                           -------                                           -------

         Outstanding at December 31, 2004.......           370,433           $ 5.00-10.00       $ 7.19       $ 2,662
                                                           =======           ============       ======       =======

    The weighted-average contractual lives of the outstanding stock options at December 31, 2004 and 2003 were 91 months and 95 months, respectively. At December 31, 2004, the stock options granted under the plan are exercisable as follows:

              YEAR ENDING                                                  NUMBER OF                WEIGHTED-AVERAGE
              DECEMBER 31,                                                  SHARES                   EXERCISE PRICE
              ------------                                                 ---------                ----------------
                  Currently............................................      180,000                    $  5.35
                  2005.................................................       48,233                       8.39
                  2006.................................................       44,900                       8.64
                  2007.................................................       44,900                       8.64
                  2008.................................................       27,500                       9.83
                  2009.................................................       24,900                      10.00
                                                                             -------
                                                                             370,433                    $  7.19
                                                                             =======                    =======

    Effective January 1, 2002, the Board of Directors adopted a nonemployee director compensation and stock purchase plan under which each outside director is required to purchase Company stock with compensation for board meetings at a price no less than fair market value. A total of 15,000 shares have been authorized for issuance to outside directors under this plan. A total of 1,534 and 1,108 shares of common stock were sold to outside directors under this plan during the years ended December 31, 2004 and 2003, respectively. A total of 11,348 shares are available for issuance at December 31, 2004.

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(13) REGULATORY MATTERS

     The Company and the Bank are subject to various regulatory capital requirements administered by the regulatory banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and percentages (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2004, the Company and the Bank met all capital adequacy requirements to which they are subject.

     As of December 31, 2004, the most recent notification from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage percentages as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank's category. The Company's and the Bank's actual capital amounts and percentages are also presented in the table (dollars in thousands).

                                                                                                     MINIMUM
                                                                                                    TO BE WELL
                                                                                                 CAPITALIZED UNDER
                                                                   FOR CAPITAL ADEQUACY          PROMPT CORRECTIVE
                                               ACTUAL                      PURPOSES               ACTION PROVISIONS
                                     -----------------------       ---------------------        --------------------
                                       AMOUNT             %         AMOUNT           %          AMOUNT           %
                                     --------           ----       -------          ----        -------        -----
     AS OF DECEMBER 31, 2004:
         Total capital to Risk-
           Weighted assets:
              Company............... $ 22,329           20.68%     $ 8,639          8.00%       $   N/A          N/A
              Bank..................   22,207           20.57        8,636          8.00         10,795        10.00
         Tier I Capital to Risk-
           Weighted Assets:
              Company...............   21,701           20.10        4,320          4.00            N/A          N/A
              Bank..................   21,579           19.99        4,318          4.00          6,477         6.00
         Tier I Capital
           to Total Assets:
              Company...............   21,701           13.49        6,433          4.00            N/A          N/A
              Bank..................   21,579           13.42        6,433          4.00          8,041         5.00

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(13) REGULATORY MATTERS, CONTINUED

                                                                                                     MINIMUM
                                                                                                    TO BE WELL
                                                                                                 CAPITALIZED UNDER
                                                                   FOR CAPITAL ADEQUACY          PROMPT CORRECTIVE
                                               ACTUAL                      PURPOSES               ACTION PROVISIONS
                                     -----------------------       ---------------------        --------------------
                                       AMOUNT             %         AMOUNT           %          AMOUNT           %
                                     --------           ----       -------          ----        -------        -----
     AS OF DECEMBER 31, 2003:
         Total capital to Risk-
           Weighted assets.......... $ 15,389           16.71%     $ 7,368          8.00%       $ 9,210        10.00%
         Tier I Capital to Risk-
           Weighted Assets..........   14,896           16.17        3,685          4.00          5,528         6.00
         Tier I Capital
           to Total Assets..........   14,896           12.02        4,956          4.00          6,195         5.00

(14) DIVIDENDS

    The Company is limited in the amount of cash dividends that may be paid.
         Banking regulations place certain restrictions on dividends and loans or advances made by the Bank to the Holding Company. The amount of cash dividends that may be paid by the Bank to the Holding Company is based on the Bank's net earnings of the current year combined with the Bank's retained earnings of the preceding two years, as defined by state banking regulations. However, for any dividend declaration, the Company must consider additional factors such as the amount of current period net earnings, liquidity, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividend which the Company could declare. In addition, bank regulators have the authority to prohibit banks from paying dividends if they deem such payment to be an unsafe or unsound practice.

(15) CONTINGENCIES

    Various claims also arise from time to time in the normal course of business which, in the opinion of management, will not have a material effect on the Company's consolidated financial statements.

(16) SIMPLE IRA

    The Company has a Simple IRA Plan whereby substantially all employees participate in the Plan. Employees may contribute up to 15 percent of their compensation subject to certain limits based on federal tax laws. The Company makes matching contributions equal to the first 3% of an employee's compensation contributed to the Plan. Matching contributions vest to the employee immediately. For the year ended December 31, 2004, expense attributable to the Plan amounted to $32,124. There were no contributions for the year ending December 31, 2003.

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(17) HOLDING COMPANY FINANCIAL INFORMATION

    As discussed in Note 1 to the Consolidated Financial Statements, the
         Holding Company was organized during 2004. The Holding Company's unconsolidated financial information as of December 31, 2004 and for the year then ended follows (in thousands):

                             CONDENSED BALANCE SHEET

                                                  AT DECEMBER 31,
                                                  ---------------
                                                       2004
                                                       ----
                      ASSETS

         Cash ..................................     $   105
         Investment in subsidiary ..............      21,576
         Other assets ..........................         282
                                                     -------

             Total assets ......................     $21,963
                                                     =======

                 STOCKHOLDERS' EQUITY

         Accrued interest payable ..............     $    85
         Junior subordinated debenture..........       5,155
         Stockholders' equity ..................      16,723
                                                     -------
                                                     $21,963
                                                     =======

                         CONDENSED STATEMENT OF EARNINGS

                                                      YEAR ENDED
                                                     DECEMBER 31,
                                                     ------------
                                                        2004
                                                      -------
         Earnings of subsidiary.................      $ 1,651
         Expenses...............................          (81)
                                                      -------

             Net earnings.......................      $ 1,570
                                                      =======

                                                                     (continued)

                    OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

(17) HOLDING COMPANY FINANCIAL INFORMATION, CONTINUED


                        CONDENSED STATEMENT OF CASH FLOWS

                                                                               YEAR ENDED
                                                                               DECEMBER 31,
                                                                                   2004
                                                                               ------------
         Cash flows from operating activities:
             Net earnings ...................................................     $ 1,570
             Adjustments to reconcile net earnings to net cash used in
               operating activities:
                 Equity in undistributed earnings of subsidiary .............      (1,651)
                 Increase in other assets ...................................        (282)
                 Increase in accrued interest payable .......................          85
                                                                                  -------


                 Net cash used in operating activities ......................        (278)
                                                                                  -------


         Cash flow from investing activities:
                 Dividend from subsidiary ...................................         150
                 Investment in subsidiary ...................................      (5,120)
                                                                                  -------


                 Net cash used in investing activities ......................      (4,970)
                                                                                  -------

         Cash flows from financing activities:
             Issuance of junior subordinated debenture ......................       5,155
             Proceed from sale of common stock ..............................          15
             Proceed from exercise of common stock options ..................         183
                                                                                  -------


                 Net cash provided by financing activities...................       5,353
                                                                                  -------


                 Net increase in cash .......................................         105

         Cash at beginning of the year ......................................          --
                                                                                  -------


         Cash at end of year ................................................        $105
                                                                                  =======

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




OptimumBank Holdings, Inc.
Fort Lauderdale, Florida:

         We have audited the accompanying consolidated balance sheets of OptimumBank Holdings, Inc. and Subsidiary (the "Company") at December 31, 2004 and 2003, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.





HACKER, JOHNSON & SMITH PA
Fort Lauderdale, Florida
February 22, 2005