Form 10KSB, Exhibit 13
period 2007-12-31
OptimumBank Holdings, Inc.
filed 2008-03-31
CIK 1288855

EXHIBIT 13.1

Audited Consolidated Financial Statements

December 31, 2007 and 2006 and for the Years Then Ended

(Together with Report of Independent Registered Public Accounting Firm)

Report of Independent Registered Public Accounting Firm

OptimumBank Holdings, Inc.
Fort Lauderdale, Florida:

          We have audited the accompanying consolidated balance sheets of OptimumBank Holdings, Inc. and Subsidiary (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

HACKER, JOHNSON & SMITH PA
Fort Lauderdale, Florida
March 21, 2008

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Balance Sheets
(Dollars in thousands, except share amounts)

	December 31,

	2007	2006

Assets

Cash and due from banks	$475	$923
Federal funds sold	226	681

Total cash and cash equivalents	701	1,604

Securities held to maturity (fair value of $58,117 and $33,150)	58,471	33,399
Security available for sale	244	241
Loans, net of allowance for loan losses of $692 and $974	173,323	181,878
Federal Home Loan Bank stock	2,965	2,956
Premises and equipment, net	3,249	3,990
Foreclosed assets	79	—
Accrued interest receivable	1,448	1,254
Other assets	1,067	381

Total assets	$241,547	$225,703

Liabilities and Stockholders’ Equity

Liabilities:
Noninterest-bearing demand deposits	$1,304	$545
Savings, NOW and money-market deposits	28,202	25,875
Time deposits	95,528	103,082

Total deposits	125,034	129,502

Federal Home Loan Bank advances	56,850	56,550
Other borrowings	28,900	10,950
Junior subordinated debenture	5,155	5,155
Official checks	2,251	2,463
Other liabilities	1,076	611
Deferred income tax liability	34	49

Total liabilities	219,300	205,280

Commitments and contingencies (Notes 4, 8 and 15)

Stockholders’ equity:
Common stock, $.01 par value; 6,000,000 shares authorized, 2,972,507 and 2,820,280 shares issued and outstanding	30	28
Additional paid-in capital	17,308	15,930
Retained earnings	4,913	4,474
Accumulated other comprehensive loss	(4)	(9)

Total stockholders’ equity	22,247	20,423

Total liabilities and stockholders’ equity	$241,547	$225,703

See Accompanying Notes to Consolidated Financial Statements.

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Earnings
(In thousands, except share amounts)

	Year Ended December 31,

	2007	2006

Interest income:
Loans	$13,086	$12,662
Securities	2,803	1,323
Other	248	206

Total interest income	16,137	14,191

Interest expense:
Deposits	5,836	5,148
Borrowings	3,864	2,915

Total interest expense	9,700	8,063

Net interest income	6,437	6,128

Provision for loan losses	476	265

Net interest income after provision for loan losses	5,961	5,863

Noninterest income:
Service charges and fees	79	69
Loan prepayment fees	294	250
Gain on early extinguishment of debt	—	202
Litigation settlement	155	93
Other	5	14

Total noninterest income	533	628

Noninterest expenses:
Salaries and employee benefits	2,061	2,002
Occupancy and equipment	662	646
Data processing	171	172
Professional fees	280	254
Insurance	59	67
Stationary and supplies	39	36
Other	477	397

Total noninterest expenses	3,749	3,574

Earnings before income taxes	2,745	2,917

Income taxes	1,003	1,083

Net earnings	$1,742	$1,834

Net earnings per share:
Basic	$.59	$.62

Diluted	$.57	$.60

See Accompanying Notes to Consolidated Financial Statements.

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2007 and 2006
(Dollars in thousands)

			Additional Paid-In Capital	Retained Earnings	Accumulated Other Compre- hensive Loss	Total Stockholders’ Equity

	Common Stock

	Shares	Amount

Balance at December 31, 2005	2,663,775	$27	$14,141	$4,249	$(7)	$18,410

Proceeds from sale of common stock	1,277	—	14	—	—	14

Proceeds from exercise of common stock options including tax benefit of $37	21,150	—	167	—	—	167

5% stock dividend	134,078	1	1,608	(1,609)	—	—

Comprehensive income:
Net earnings	—	—	—	1,834	—	1,834
Net change in unrealized loss on security available for sale, net of tax	—	—	—	—	(2)	(2)

Comprehensive income						1,832

Balance at December 31, 2006	2,820,280	$28	$15,930	$4,474	$(9)	$20,423

Proceeds from sale of common stock	4,172	—	37	—	—	37

Proceeds from exercise of common stock options	7,166	—	41	—	—	41

5% stock dividend (fractional shares paid in cash)	140,889	2	1,300	(1,303)	—	(1)

Comprehensive income:
Net earnings	—	—	—	1,742	—	1,742
Net change in unrealized loss on security available for sale, net of tax	—	—	—	—	5	5

Comprehensive income						1,747

Balance at December 31, 2007	2,972,507	$30	$17,308	$4,913	$(4)	$22,247

See Accompanying Notes to Consolidated Financial Statements.

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,

	2007	2006

Cash flows from operating activities:
Net earnings	$1,742	$1,834
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	225	237
Provision for loan losses	476	265
Gain on early extinguishment of debt	—	(202)
Deferred income tax benefit	(13)	(138)
Net amortization of fees, premiums and discounts	372	635
Increase in accrued interest receivable	(194)	(224)
(Increase) decrease in other assets	(686)	606
Increase in official checks and other liabilities	253	746

Net cash provided by operating activities	2,175	3,759

Cash flows from investing activities:
Purchases of securities held to maturity	(34,206)	(12,038)
Principal repayments and calls of securities held to maturity	9,193	3,967
Net decrease (increase) in loans	7,569	(12,262)
Sale (purchase) of premises and equipment, net	516	(153)
Purchase of Federal Home Loan Bank stock	(9)	(244)

Net cash used in investing activities	(16,937)	(20,730)

Cash flows from financing activities:
Net (decrease) increase in deposits	(4,468)	15,438
Net increase (decrease) in other borrowings	17,950	(2,000)
Proceeds from sale of common stock	37	14
Proceeds from Federal Home Loan Bank advances	11,300	18,802
Repayment of Federal Home Loan Bank advances	(11,000)	(15,000)
Proceeds from exercise of common stock options	41	130
Tax benefit associated with exercise of common stock options	—	37
Fractional shares of stock dividend paid in cash	(1)	—

Net cash provided by financing activities	13,859	17,421

Net (decrease) increase in cash and cash equivalents	(903)	450

Cash and cash equivalents at beginning of the year	1,604	1,154

Cash and cash equivalents at end of the year	$701	$1,604

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows, Continued
(In thousands)

	Year Ended December 31,

	2007	2006

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$9,697	$8,050

Income taxes	$1,014	$1,033

Noncash transactions:
Change in accumulated other comprehensive income, net change in unrealized loss on security available for sale, net of tax	$5	$(2)

Common stock dividend	$1,302	$1,609

Loan reclassified to foreclosed assets	$79	$—

See Accompanying Notes to Consolidated Financial Statements.

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2007 and 2006 and the Years Then Ended

(1)	Summary of Significant Accounting Policies

Organization. OptimumBank Holdings, Inc. (the “Holding Company”) is a one-bank holding company and owns 100% of OptimumBank (the “Bank”), a state (Florida)-chartered commercial bank (collectively, the “Company”). The Holding Company’s only business is the operation of the Bank. The Bank’s deposits are insured by the Federal Deposit Insurance Corporation. The Bank offers a variety of community banking services to individual and corporate customers through its three banking offices located in Broward County, Florida.

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

Use of Estimates. In preparing consolidated financial statements in conformity with U.S. generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.

Cash and Cash Equivalents. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold, all of which mature within ninety days.

The Company is required by law or regulation to maintain cash reserves in the form of vault cash or in accounts with other banks. There were no reserve balances required at December 31, 2007 and 2006.

Securities. Securities may be classified as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in earnings. Held to maturity securities are those which management has the positive intent and ability to hold to maturity and are reported at amortized cost. Available for sale securities consist of securities not classified as trading securities nor as held to maturity securities. Unrealized holding gains and losses, net of tax on available for sale securities are reported as a net amount in accumulated other comprehensive loss in stockholders’ equity until realized. Gains and losses on the sale of available for sale securities are determined using the specific-identification method. Premiums and discounts on securities available for sale and held to maturity are recognized in interest income using the interest method over the period to maturity.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

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

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For such loans, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loans are lower than the carrying value of those loans. The general component covers all other loans and is based on historical loss experience adjusted for qualitative factors.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Allowance for Loan Losses, Continued. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial real estate, land and construction and multi-family real estate loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral-dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

Foreclosed Assets. Assets repossessed or acquired by foreclosure or deed in lieu of foreclosure are carried at the lower of estimated fair value or the balance of the loan on the assets at date of acquisition. Costs relating to the development and improvement of assets are capitalized, whereas those relating to holding the assets are charged to expense. Valuations are periodically performed by management and losses are charged to earnings if the carrying value of the assets exceeds its estimated fair value.

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

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Preferred Securities of Unconsolidated Subsidiary Trust. On September 30, 2004, the Company acquired the common stock of OptimumBank Holdings Capital Trust I (“Issuer Trust”), an unconsolidated subsidiary trust. The Issuer Trust used the proceeds from the issuance of $5,000,000 of its preferred securities to third-party investors and common stock to acquire a $5,155,000 debenture issued by the Company. This debenture and certain capitalized costs associated with the issuance of the preferred stock comprise the Issuer Trust’s only assets and the interest payments from the debentures finance the distributions paid on the preferred securities. The Company recorded the debenture in “Junior Subordinated Debenture” and its equity interest in the business trust in “Other Assets” on the consolidated balance sheets.

The Company has entered into agreements which, taken collectively, fully and unconditionally guarantee the preferred securities of the Issuer Trust subject to the terms of the guarantee.

The debenture held by the Issuer Trust currently qualifies as Tier I capital for the Company under Federal Reserve Board guidelines.

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

The Holding Company and the Bank file a consolidated income tax return. Income taxes are allocated proportionately to the Holding Company and subsidiary as though separate income tax returns were filed.

Advertising. The Company expenses all media advertising as incurred. Media advertising expense included in other in the accompanying consolidated statements of earnings was approximately $40,000 and $32,000 during the years ended December 31, 2007 and 2006, respectively.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Stock Compensation Plans. Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment (“SFAS 123(R)”), using the modified-prospective-transition method. Under that transition method, compensation cost recognized includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value calculated in accordance with the original provisions of SFAS 123, Accounting for Stock-Based Compensation (as amended by SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure) (collectively SFAS 123) and (b) compensation cost for all share-based payments granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). At December 31, 2005, all outstanding options had vested.

Earnings Per Share. Basic earnings per share is computed on the basis of the weighted-average number of common shares outstanding. Diluted earnings per share is computed based on the weighted-average number of shares outstanding plus the effect of outstanding stock options, computed using the treasury stock method. All amounts reflect the 5% stock dividends declared in May 2007 and April 2006. Earnings per common share have been computed based on the following:

	Year Ended December 31,

	2007	2006

Weighted-average number of common shares outstanding used to calculate basic earnings per common share	2,964,026	2,953,673

Effect of dilutive stock options	69,064	125,962

Weighted-average number of common shares outstanding used to calculate diluted earnings per common share	3,033,090	3,079,635

The following options were excluded from the calculation of EPS due to the exercise price being above the average market price:

	Number Outstanding	Exercise Price	Expire

For the year ended December 31, 2007:
Options	254,678	$10.00-12.49	2014-2015

Off-Balance-Sheet Financial Instruments. In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the consolidated financial statements when they are funded.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Fair Values of Financial Instruments. The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument or may not necessarily represent the underlying fair value of the Company. The following methods and assumptions were used by the Company in estimating fair values of financial instruments disclosed herein:

Cash and Cash Equivalents. The carrying amounts of cash and cash equivalents approximate their fair value.

Securities. Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Federal Home Loan Bank Stock. Fair value of the Company’s investment in Federal Home Loan Bank stock is based on its redemption value, which is its cost of $100 per share.

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

Deposit Liabilities. The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated expected monthly maturities of time deposits.

Accrued Interest. The carrying amounts of accrued interest approximate their fair values.

Federal Home Loan Bank Advances, Junior Subordinated Debenture and Other Borrowings. Fair values of Federal Home Loan Bank advances, junior subordinated debenture and other borrowings which consist of securities sold under an agreement to repurchase are estimated using discounted cash flow analysis based on the Company’s current incremental borrowings rates for similar types of borrowings.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Fair Values of Financial Instruments, Continued.

Off-Balance-Sheet Financial Instruments. Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

Comprehensive Income. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the consolidated balance sheets, such items along with net earnings, are components of comprehensive income. The only component of other comprehensive income is the net change in unrealized loss on securities available for sale for the years ended December 31, 2007 and 2006.

Recent Pronouncements. In September 2006, Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. This statement is effective for the Company as of January 1, 2008. Management is in the process of evaluating the impact of SFAS 157 and does not anticipate it will have any effect on the Company’s consolidated financial condition or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 provides the Company with an option to report selected financial assets and liabilities at fair value. This statement is effective for the Company as of January 1, 2008. Management is in the process of evaluating the impact of SFAS 159 and does not anticipate it will have any effect on the Company’s consolidated financial condition or results of operations.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”). SFAS 141(R) is effective for fiscal years beginning after December 15, 2008 and early implementation is not permitted. SFAS 141(R) requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. Acquisition related costs including finder’s fees, advisory, legal, accounting valuation and other professional and consulting fees are required to be expensed as incurred. Management is in the process of evaluating the impact of SFAS 141(R) and does not anticipate it will have any current effect on the Company’s consolidated financial condition or results of operations.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(2)	Securities

Securities have been classified according to management’s intent. The carrying amount of securities and approximate fair values are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

At December 31, 2007:
Securities Held to Maturity:
Mortgage-backed securities	$58,371	$229	$(583)	$58,017
State of Israel bond	100	—	—	100

	$58,471	$229	$(583)	$58,117

Security Available for Sale-
Mutual fund	$250	$—	$(6)	$244

At December 31, 2006:
Securities Held to Maturity:
Mortgage-backed securities	$33,299	$272	$(521)	$33,050
State of Israel bond	100	—	—	100

	$33,399	$272	$(521)	$33,150

Security Available for Sale-
Mutual fund	$250	$—	$(9)	$241

There were no securities sold during the years ended December 31, 2007 or 2006.

Securities with gross unrealized losses at December 31, 2007, aggregated by investment category and length of time that individual securities have been in a continuous loss position, is as follows (in thousands):

	Less Than Twelve Months		Over Twelve Months

	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value

Securities held to maturity-
Mortgage-backed securities	$(291)	$25,298	$(292)	$15,412

Security available for sale-
Mutual fund	$—	$—	$(6)	$244

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(2)	Securities, Continued

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

The unrealized losses on investment securities held to maturity were caused by market changes. It is expected that the securities would not be settled at a price less than the par value of the investments. Because the decline in fair value is attributable to market changes and not credit quality, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

(3)	Loans

The components of loans are as follows (in thousands):

	At December 31,

	2007	2006

Residential real estate	$65,908	$70,868
Multi-family real estate	10,275	10,769
Commercial real estate	75,777	68,852
Land and construction	21,093	31,022
Consumer	15	227

Total loans	173,068	181,738

Add (deduct):
Net deferred loan fees, costs and premiums	970	1,163
Loan discounts	(23)	(49)
Allowance for loan losses	(692)	(974)

Loans, net	$173,323	$181,878

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

An analysis of the change in the allowance for loan losses follows (in thousands):

	Year Ended December 31,

	2007	2006

Beginning balance	$974	$777
Charge-offs	(758)	(68)
Provision for loan losses	476	265

Ending balance	$692	$974

There were no impaired loans during 2006 or at December 31, 2007. During 2007, the average net investment in impaired loans and interest income recognized and received on impaired loans is as follows (in thousands):

Average investment in impaired loans	$1,581

Interest income recognized on impaired loans	$39

Interest income received on impaired loans	$39

At December 31, 2006, the Company had no nonaccrual loans or loans over 90 days past due still accruing interest. Nonaccrual and past due loans were as follows as of December 31, 2007 (in thousands):

Nonaccrual loans	$245

Past due ninety days or more, but still accruing interest	$—

(4)	Premises and Equipment

A summary of premises and equipment follows (in thousands):

	At December 31,

	2007	2006

Land	$1,171	$1,371
Buildings and improvements	1,940	2,336
Furniture, fixtures and equipment	987	896
Leasehold improvements	114	111

Total, at cost	4,212	4,714

Less accumulated depreciation and amortization	(963)	(724)

Premises and equipment, net	$3,249	$3,990

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(4)	Premises and Equipment, Continued

On February 1, 2007, the Company entered into a sale/leaseback transaction for its Galt Ocean Mile branch facility. No gain or loss was recognized on this transaction.

The Company currently leases two branch facilities under operating leases. One lease contains renewal options and requires the Company to pay an allowable share of common area maintenance and real estate taxes. The other lease only requires the Company to pay real estate taxes. Rent expense under operating leases during the years ended December 31, 2007 and 2006 was $119,000 and $70,000 respectively. At December 31, 2007, the future minimum lease payments are approximately as follows (in thousands):

Year Ending	Amount

2008	$130
2009	130
2010	130
2011	130
2012	81
Thereafter	70

$671

(5)	Deposits

The aggregate amount of time deposits with a minimum denomination of $100,000, was approximately $38.9 million and $40.9 million at December 31, 2007 and 2006, respectively.

A schedule of maturities of time deposits at December 31, 2007 follows (in thousands):

Year Ending December 31,	Amount

2008	$78,100
2009	10,961
2010	5,555
2011	801
2012	111

$95,528

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(6)	Federal Home Loan Bank Advances and Junior Subordinated Debenture

The maturities and interest rates on the Federal Home Loan Bank (“FHLB”) advances were as follows (dollars in thousands):

Maturity Year Ending December 31,	Call Date	Interest Rate		At December 31,

				2007	2006

Daily	—	4.40	% (a)	$700	$2,500
2007	—	3.48		—	2,500
2007	—	3.70		—	2,000
2009	—	4.92		1,000	1,000
2009	—	4.99		5,000	5,000
2009	—	4.95		5,000	—
2012	2009	4.75		4,000	—
2013	2008	3.42		2,000	2,000
2013	2008	3.09		3,000	3,000
2013	2008	2.80		1,950	1,950
2013	2008	2.56		3,000	3,000
2013	2008	3.44		3,000	3,000
2014	2007	3.14		—	4,000
2014	2009	3.64		8,000	8,000
2016	2009	4.51		5,000	5,000
2016	2009	4.65		8,000	8,000
2016	2009	4.44		5,600	5,600
2017	2009	4.38		1,600	—

				$56,850	$56,550

(a)	Adjusts daily

Certain of the above advances are callable by the FHLB at the dates indicated.

At December 31, 2007 and 2006, the FHLB advances were collateralized by a blanket lien on qualifying residential one-to-four family mortgage loans, commercial and multi-family real estate loans and all of the Company’s Federal Home Loan Bank stock.

During 2006, the Company repaid $15,000,000 of FHLB advances early resulting in a gain of $202,000.

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

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(7)	Other Borrowings

Other borrowings consist of securities sold under an agreement to repurchase. The securities sold under the agreement to repurchase were delivered to the broker-dealer who arranged the transactions. Information concerning the securities sold under an agreement to repurchase is summarized as follows (dollars in thousands):

	Year Ended December 31,

	2007	2006

Balance at year end	$28,900	$10,950
Average balance during the year	$26,971	$12,756
Average interest rate during the year	4.72%	4.41%
Maximum month-end balance during the year	$31,900	$12,950
Securities held to maturity pledged as collateral	$33,675	$15,352

The maturities and interest rates on securities sold under an agreement to repurchase are as follows (dollars in thousands):

Maturing Year Ended December 31,		At December 31,
	Interest Rate	2007	2006

2007	4.02%	$—	$5,350
2007	4.85%	—	3,000
2007	5.32%	—	2,600
2012	4.60%	6,000	—
2012	4.63%	4,500	—
2012	4.69%	8,000	—
2012	4.71%	4,600	—
2012	4.64%	5,800	—

		$28,900	$10,950

At December 31, 2007, the Company also had $6 million available under a line of credit with its correspondent bank. There were no amounts outstanding in connection with this agreement at December 31, 2007.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(8)	Financial Instruments

The estimated fair values of the Company’s financial instruments were as follows (in thousands):

	At December 31, 2007		At December 31, 2006

	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial assets:
Cash and cash equivalents	$701	$701	$1,604	$1,604
Securities held to maturity	58,471	58,117	33,399	33,150
Security available for sale	244	244	241	241
Loans	173,323	172,860	181,878	181,688
Federal Home Loan Bank stock	2,965	2,965	2,956	2,956
Accrued interest receivable	1,448	1,448	1,254	1,254

Financial liabilities:
Deposit liabilities	125,034	125,134	129,502	129,059
Federal Home Loan Bank advances	56,850	56,346	56,550	54,178
Other borrowings	28,900	29,317	10,950	10,887
Junior subordinated debenture	5,155	5,083	5,155	5,086
Off-balance sheet financial instruments	—	—	—	—

The Company is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments are commitments to extend credit and may involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheet. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Because some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit, is based on management’s credit evaluation of the counterparty.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(8)	Financial Instruments, Continued

Commitments to extend credit typically result in loans with a market interest rate when funded. A summary of the amounts of the Company’s financial instruments with off-balance-sheet risk at December 31, 2007 follows (in thousands):

Contract Amount

Undisbursed loans in process	$250

Commitments to extend credit	$6,665

(9)	Credit Risk

The Company grants the majority of its loans to borrowers throughout Broward and portions of Palm Beach and Miami-Dade Counties, Florida. Although the Company has a diversified loan portfolio, a significant portion of its borrowers’ ability to honor their contracts is dependent upon the economy in Broward, Palm Beach and Miami-Dade Counties, Florida.

(10)	Income Taxes

Income taxes consisted of the following (in thousands):

	Year Ended December 31,

	2007	2006

Current:
Federal	$866	$1,041
State	150	180

Total current	1,016	1,221

Deferred:
Federal	(10)	(118)
State	(3)	(20)

Total deferred	(13)	(138)

Total	$1,003	$1,083

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(10)	Income Taxes, Continued

The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows (dollars in thousands):

	Year Ended December 31,

	2007		2006

		% of		% of
		Pretax		Pretax
	Amount	Earnings	Amount	Earnings

Income taxes at statutory rate	$933	34.0%	$992	34.0%
Increase (decrease) resulting from:
State taxes, net of Federal tax benefit	97	3.5	106	3.6
Other	(27)	(1.0)	(15)	(.5)

	$1,003	36.5%	$1,083	37.1%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands).

	At December 31,

	2007	2006

Deferred tax assets:
Allowance for loan losses	$186	$282
Unrealized loss on security available for sale	2	—

Deferred tax assets	188	282

Deferred tax liabilities:
Loan costs	(39)	(49)
Accrual to cash adjustment	(62)	(123)
Premises and equipment	(104)	(142)
Other	(17)	(17)

Deferred tax liabilities	(222)	(331)

Net deferred income tax liability	$(34)	$(49)

(11)	Related Party Transactions

The Company has entered into transactions with its executive officers, directors and their affiliates in the ordinary course of business. There were loans to related parties at December 31, 2007 and 2006 of approximately $3,810,000 and $2,243,000, respectively. At December 31, 2007 and 2006, these same related parties had approximately $1,436,000 and $1,931,000, respectively, on deposit with the Company.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(12)	Stock-Based Compensation

The Company established an Incentive Stock Option Plan (the “Plan”) for officers, directors and employees of the Company and reserved 544,840 (amended) shares of common stock for the plan. Both incentive stock options and nonqualified stock options may be granted under the plan. The exercise price of the stock options is determined by the board of directors at the time of grant, but cannot be less than the fair market value of the common stock on the date of grant. The options vest over three and five years. However, the Company’s board of directors authorized the immediate vesting of all stock options outstanding as of December 29, 2005 in order to reduce noncash compensation expense that would have been recorded in its consolidated statements of earnings in future years upon adoption of SFAS 123(R) in January 2006. The options must be exercised within ten years from the date of grant. At December 31, 2007, 13,561 options were available for grant.

A summary of the activity in the Company’s stock option plan is as follows. All option amounts reflect the 5% stock dividends declared in May 2007 and April 2006. The Board of Directors did not adjust the exercise price of the stock options outstanding to reflect the 5% stock dividends (dollars in thousands, except share amounts):

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Options	Price	Term	Value

Outstanding at December 31, 2005	521,484	$7.98
Exercised	(21,150)	6.45
Forfeited	(9,702)	9.67

Outstanding at December 31, 2006	490,632	8.04
Exercised	(7,166)	5.67
Forfeited	(3,859)	10.00

Outstanding and exercisable at
December 31, 2007	479,607	$8.06	5.7 years	$226

The total intrinsic value of options exercised during the years ended December 31, 2007 and 2006 was $16,675 and $106,734, respectively, and the tax benefit relating to the stock options exercised in 2006 was $37,000. There was no tax benefit recognized in 2007.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(12)	Stock-Based Compensation, Continued

Effective January 1, 2002, the Board of Directors adopted a nonemployee director compensation and stock purchase plan under which each outside director is required to purchase Company stock with compensation for board meetings at a price no less than fair market value. A total of 15,941 shares (as adjusted to reflect the 5% stock dividends declared in May 2007 and April 2006) have been authorized for issuance to outside directors under this plan. A total of 4,172 and 1,277 shares of common stock were issued to outside directors under this plan during the years ended December 31, 2007 and 2006, respectively. A total of 5,300 shares were available for issuance at December 31, 2007. This plan was terminated effective January 1, 2008.

(13)	Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the regulatory banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percentages (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2007, the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2007, the most recent notification from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage percentages as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and percentages are also presented in the table (dollars in thousands).

	Actual		For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	%	Amount	%	Amount	%

As of December 31, 2007:
Total Capital to Risk-Weighted Assets	$27,966	17.95%	$12,465	8.00%	$15,581	10.00%
Tier I Capital to Risk-Weighted Assets	27,274	17.50	6,232	4.00	9,349	6.00
Tier I Capital to Total Assets	27,274	11.15	9,787	4.00	12,234	5.00

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(13)	Regulatory Matters, Continued

	Actual		For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	%	Amount	%	Amount	%

As of December 31, 2006:
Total Capital to Risk-Weighted Assets	26,334	16.72	12,599	8.00	15,749	10.00
Tier I Capital to Risk-Weighted Assets	25,360	16.10	6,299	4.00	9,449	6.00
Tier I Capital to Total Assets	25,360	11.24	9,026	4.00	11,282	5.00

(14)	Dividends

The Company is limited in the amount of cash dividends that may be paid. Banking regulations place certain restrictions on dividends and loans or advances made by the Bank to the Holding Company. The amount of cash dividends that may be paid by the Bank to the Holding Company is based on the Bank’s net earnings of the current year combined with the Bank’s retained earnings of the preceding two years, as defined by state banking regulations. However, for any dividend declaration, the Company must consider additional factors such as the amount of current period net earnings, liquidity, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividend which the Company could declare. In addition, bank regulators have the authority to prohibit banks from paying dividends if they deem such payment to be an unsafe or unsound practice.

(15)	Contingencies

Various claims also arise from time to time in the normal course of business. In the opinion of management, none have occurred that will have a material effect on the Company’s consolidated financial statements.

(16)	Simple IRA

The Company has a Simple IRA Plan whereby substantially all employees participate in the Plan. Employees may contribute up to 15 percent of their compensation subject to certain limits based on federal tax laws. The Company makes matching contributions equal to the first 3% of an employee’s compensation contributed to the Plan. Matching contributions vest to the employee immediately. For the years ended December 31, 2007 and 2006, expense attributable to the Plan amounted to $42,333 and $42,205, respectively.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(17)	Holding Company Financial Information

The Holding Company’s unconsolidated financial information as of December 31, 2007 and 2006 and for the years then ended follows (in thousands):

Condensed Balance Sheets

	At December 31,

	2007	2006

Assets

Cash	$13	$75
Investment in subsidiary	27,270	25,351
Other assets	218	255

Total assets	$27,501	$25,681

Liabilities and Stockholders’ Equity

Other liabilities	$99	$103
Junior subordinated debenture	5,155	5,155
Stockholders’ equity	22,247	20,423

Total liabilities and stockholders’ equity	$27,501	$25,681

Condensed Statements of Earnings

	Year Ended December 31,

	2007	2006

Earnings of subsidiary	$2,011	$2,102
Interest expense	(320)	(320)
Other expense	(111)	(109)

Earnings before income tax benefit	1,580	1,673

Income tax benefit	(162)	(161)

Net earnings	$1,742	$1,834

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(17)	Holding Company Financial Information, Continued

Condensed Statements of Cash Flows

	Year Ended December 31,

	2007	2006

Cash flows from operating activities:
Net earnings	$1,742	$1,834
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Equity in undistributed earnings of subsidiary	(2,011)	(2,102)
Decrease in other assets	37	264
(Decrease) increase in accrued other liabilities	(4)	7

Net cash (used in) provided by operating activities	(236)	3

Cash flow from investing activities:
Dividend from subsidiary	175	—
Investment in subsidiary	(78)	(144)

Net cash provided by (used in) investing activities	97	(144)

Cash flows from financing activities:
Proceeds from sale of common stock	37	14
Proceeds from exercise of common stock options	41	130
Tax benefit associated with exercise of stock options	—	37
Fractional shares of stock dividend paid in cash	(1)	—

Net cash provided by financing activities	77	181

Net (decrease) increase in cash	(62)	40

Cash at beginning of the year	75	35

Cash at end of year	$13	$75

Noncash transactions:
Change in accumulated other comprehensive loss of subsidiary, net change in unrealized loss on security available for sale, net of tax	$5	$(2)

Common stock dividend	$1,302	$1,609