Form 10-K, Exhibit 13
period 2008-12-31
OptimumBank Holdings, Inc.
filed 2009-03-31
CIK 1288855

EXHIBIT 13.1

OPTIMUMBANK HOLDINGS, INC.

Audited Consolidated Financial Statements

December 31, 2008 and 2007 and for the Years Then Ended

(Together with Report of Independent Registered Public Accounting Firm)

Report of Independent Registered Public Accounting Firm

OptimumBank Holdings, Inc.
Fort Lauderdale, Florida:

          We have audited the accompanying consolidated balance sheets of OptimumBank Holdings, Inc. and Subsidiary (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

HACKER, JOHNSON & SMITH PA
Fort Lauderdale, Florida
March 13, 2009

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Balance Sheets
(Dollars in thousands, except share amounts)

	December 31,
	2008	2007
Assets

Cash and due from banks	$980	$368
Interest-bearing deposits with banks	97	107
Federal funds sold	2,143	226

Total cash and cash equivalents	3,220	701

Securities held to maturity (fair value of $78,756 and $58,117)	82,208	58,471
Security available for sale	244	244
Loans, net of allowance for loan losses of $1,906 and $692	160,699	173,323
Federal Home Loan Bank stock	3,526	2,965
Premises and equipment, net	3,094	3,249
Foreclosed assets	95	79
Accrued interest receivable	1,277	1,448
Deferred tax asset	570	-
Other assets	807	1,067

Total assets	$255,740	$241,547

Liabilities and Stockholders’ Equity

Liabilities:
Noninterest-bearing demand deposits	$90	$1,304
Savings, NOW and money-market deposits	30,668	28,202
Time deposits	84,167	95,528

Total deposits	114,925	125,034

Federal Home Loan Bank advances	68,700	56,850
Other borrowings	41,800	28,900
Junior subordinated debenture	5,155	5,155
Advanced payment by borrowers for taxes and insurance	935	1,692
Official checks	553	559
Other liabilities	907	1,076
Deferred tax liability	-	34

Total liabilities	232,975	219,300

Commitments and contingencies (Notes 4, 8 and 15)

Stockholders’ equity:
Common stock, $.01 par value; 6,000,000 shares authorized, 3,120,992 and 2,972,507 shares issued and outstanding	31	30
Additional paid-in capital	18,494	17,308
Retained earnings	4,244	4,913
Accumulated other comprehensive loss	(4)	(4)

Total stockholders’ equity	22,765	22,247

Total liabilities and stockholders’ equity	$255,740	$241,547

See Accompanying Notes to Consolidated Financial Statements.

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Earnings
(In thousands, except share amounts)

	Year Ended December 31,
	2008	2007
Interest income:
Loans	$11,236	$13,086
Securities	4,183	2,803
Other	151	248

Total interest income	15,570	16,137

Interest expense:
Deposits	4,521	5,836
Borrowings	4,690	3,864

Total interest expense	9,211	9,700

Net interest income	6,359	6,437

Provision for loan losses	1,374	476

Net interest income after provision for loan losses	4,985	5,961

Noninterest income:
Service charges and fees	141	79
Loan prepayment fees	154	294
Litigation settlement	-	155
Other	98	5

Total noninterest income	393	533

Noninterest expenses:
Salaries and employee benefits	2,175	2,061
Occupancy and equipment	696	662
Data processing	167	171
Professional fees	376	280
Insurance	81	59
Stationary and supplies	35	39
Loss on sale of foreclosed assets	443	-
Provision for losses on foreclosed assets	74	-
Other	498	477

Total noninterest expenses	4,545	3,749

Earnings before income taxes	833	2,745

Income taxes	313	1,003

Net earnings	$520	$1,742

Net earnings per share:
Basic	$.17	$.56

Diluted	$.16	$.55

See Accompanying Notes to Consolidated Financial Statements.

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2008 and 2007
(Dollars in thousands)

					Accumulated Other Compre- hensive Loss
						Total Stockholders’ Equity
			Additional Paid-In Capital	Retained Earnings
	Common Stock
	Shares	Amount

Balance at December 31, 2006	2,820,280	$28	$15,930	$4,474	$(9)	$20,423

Proceeds from sale of common stock	4,172	-	37	-	-	37

Proceeds from exercise of common stock options	7,166	-	41	-	-	41

5% stock dividend (fractional shares paid in cash)	140,889	2	1,300	(1,303)	-	(1)

Comprehensive income:
Net earnings	-	-	-	1,742	-	1,742

Net change in unrealized loss on security available for sale, net of tax	-	-	-	-	5	5

Comprehensive income						1,747

Balance at December 31, 2007	2,972,507	$30	$17,308	$4,913	$(4)	$22,247

5% stock dividend (fractional shares paid in cash)	148,485	1	1,186	(1,189)	-	(2)

Comprehensive income-Net earnings	-	-	-	520	-	520

Balance at December 31, 2008	3,120,992	$31	$18,494	$4,244	$(4)	$22,765

See Accompanying Notes to Consolidated Financial Statements.

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2008	2007
Cash flows from operating activities:
Net earnings	$520	$1,742
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	201	225
Provision for loan losses	1,374	476
Deferred income tax benefit	(604)	(13)
Net amortization of fees, premiums and discounts	866	372
Decrease (increase) in accrued interest receivable	171	(194)
Decrease (increase) in other assets	260	(686)
Loss on sale of foreclosed assets	443	-
Provision for losses on foreclosed assets	74	-
Decrease in official checks and other liabilities	(175)	(16)

Net cash provided by operating activities	3,130	1,906

Cash flows from investing activities:
Purchases of securities held to maturity	(35,580)	(34,206)
Principal repayments and calls of securities held to maturity	11,399	9,193
Net decrease in loans	10,038	7,569
(Purchase) sale of premises and equipment, net	(46)	516
Proceeds from sale of foreclosed assets, net	257	-
Purchase of Federal Home Loan Bank stock	(561)	(9)

Net cash used in investing activities	(14,493)	(16,937)

Cash flows from financing activities:
Net decrease in deposits	(10,109)	(4,468)
Net increase in other borrowings	12,900	17,950
Proceeds from Federal Home Loan Bank advances	22,500	11,300
Net (decrease) increase in advanced payment by borrowers for taxes and insurance	(757)	269
Repayments of Federal Home Loan Bank advances	(10,650)	(11,000)
Proceeds from sale of common stock	-	37
Proceeds from exercise of common stock options	-	41
Fractional shares of stock dividend paid in cash	(2)	(1)

Net cash provided by financing activities	13,882	14,128

Net increase (decrease) in cash and cash equivalents	2,519	(903)

Cash and cash equivalents at beginning of the year	701	1,604

Cash and cash equivalents at end of the year	$3,220	$701

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows, Continued
(In thousands)

	Year Ended December 31,
	2008	2007
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$9,232	$9,697

Income taxes	$928	$1,014

Noncash transactions:
Change in accumulated other comprehensive loss, net change in unrealized loss on security available for sale, net of tax	$-	$5

Common stock dividend	$1,187	$1,302

Loan reclassified to foreclosed assets	$2,390	$79

Loans made in connection with sale of foreclosed assets	$1,600	$-

See Accompanying Notes to Consolidated Financial Statements.

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2008 and 2007 and the Years Then Ended

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

Cash and Cash Equivalents. For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, interest-bearing deposits and federal funds sold, all of which mature within ninety days.

The Company is required by law or regulation to maintain cash reserves in the form of vault cash or in accounts with other banks. There were no reserve balances required at December 31, 2008 and 2007.

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

Advertising. The Company expenses all media advertising as incurred. Media advertising expense included in other in the accompanying consolidated statements of earnings was approximately $17,000 and $40,000 during the years ended December 31, 2008 and 2007, respectively.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Stock Compensation Plans. The Company follows the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment (“SFAS 123(R)”), using the modified-prospective-transition method. Under that transition method, compensation cost recognized includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value calculated in accordance with the original provisions of SFAS 123, Accounting for Stock-Based Compensation (as amended by SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure) (collectively SFAS 123) and (b) compensation cost for all share-based payments granted subsequent to December 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). At December 31, 2005, all outstanding options had vested.

Earnings Per Share. Basic earnings per share is computed on the basis of the weighted-average number of common shares outstanding. Diluted earnings per share is computed based on the weighted-average number of shares outstanding plus the effect of outstanding stock options, computed using the treasury stock method. All amounts reflect the 5% stock dividends declared in May 2008 and 2007. Earnings per common share have been computed based on the following:

	Year Ended December 31,
	2008	2007
Weighted-average number of common shares outstanding used to calculate basic earnings per common share	3,120,992	3,112,227

Effect of dilutive stock options	43,227	72,517

Weighted-average number of common shares outstanding used to calculate diluted earnings per common share	3,164,219	3,184,744

The following options were excluded from the calculation of EPS due to the exercise price being above the average market price:

	Number Outstanding	Exercise Price	Expire
For the year ended December 31, 2008-
Options	278,987	$7.81-11.90	2014-2015

For the year ended December 31, 2007-
Options	267,412	$9.52-11.90	2014-2015

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

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Fair Value Measurements. Effective January 1, 2008, the Company adopted SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measurements.

SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities that are not active; and model-driven valuations whose inputs are observable or whose significant value drivers are observable. Valuations may be obtained from, or corroborated by, third-party pricing services.

Level 3: Unobservable inputs to measure fair value of assets and liabilities for which there is little, if any market activity at the measurement date, using reasonable inputs and assumptions based upon the best information at the time, to the extent that inputs are available without undue cost and effort.

In October 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. This FASB Staff Position clarifies the application of SFAS 157 in determining the fair value of a financial asset when the market for that financial asset is not active. This FASB Staff Position was effective upon issuance.

In February 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 157-2, Effective Date of FASB Statement No. 157. This FSP delays the effective date of FAS 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008. The impact of adoption had no effect on the Company.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued
Fair Value Measurements, Continued. The following describes valuation methodologies used for assets and liabilities measured at fair value:

Securities Available for Sale. Where quoted prices are available in an active market, securities are classified within level 1 of the valuation hierarchy. Level 1 securities include highly liquid government bonds, certain mortgage products and exchange-traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics, or discounted cash flows. Examples of such instruments, which would generally be classified within level 2 of the valuation hierarchy, include certain collateralized mortgage and debt obligations and certain high-yield debt securities. In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified within level 3 of the valuation hierarchy. Securities classified within level 3 include certain residual interests in securitizations and other less liquid securities.

Impaired Loans. All of the Company’s loans are evaluated individually for impairment. Estimates of fair value is determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company’s management related to values of properties in the Company’s market areas. Management takes into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Accordingly, fair value estimates for impaired loans is classified as Level 3.

Fair Values of Financial Instruments. The following methods and assumptions were used by the Company in estimating fair values of financial instruments disclosed herein:

Cash and Cash Equivalents. The carrying amounts of cash and cash equivalents approximate their fair value.

Securities. Fair values for securities are based on the framework for measuring fair value established by SFAS 157.

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

Accrued Interest Receivable. The carrying amounts of accrued interest approximate their fair values.

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

Comprehensive Income. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the consolidated balance sheets, such items along with net earnings, are components of comprehensive income. The only component of other comprehensive income is the net change in unrealized loss on securities available for sale for the year ended December 31, 2007.

Recent Accounting Pronouncements. In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”). SFAS 141(R) is effective for the Company’s financial statements for the year and interim periods within the year beginning January 1, 2009. SFAS 141(R) requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information they need to evaluate and understand the nature and financial effect of the business combination. Acquisition related costs including finder’s fees, advisory, legal, accounting valuation and other professional and consulting fees are required to be expensed as incurred. The adoption of SFAS 141(R) had no current effect on the Company’s financial condition or results of operations.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Recent Accounting Pronouncements, Continued. In December 2007, the FASB issued SFAS No.160, Non-controlling Interests in Consolidated Financial Statements (“SFAS 160”). SFAS 160 requires the Company to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 is effective for the Company’s financial statements for the year and interim periods within the year beginning January 1, 2009. The adoption of SFAS 160 had no effect on the Company.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS 161”). This standard requires enhanced disclosures regarding derivative instruments and hedging activities so as to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for the Company’s financial statements for the year and interim periods within the year beginning January 1, 2009. The Company does not engage in trading or hedging activities, nor does it invest in interest rate derivatives or enter into interest rate swaps. Accordingly, the adoption of SFAS 161 had no effect on its financial statements

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of non-governmental entities that are presented in conformity with generally accepted accounting principles (“GAAP”) in the United States. This Statement was effective in December 2008. The adoption of SFAS 162 had no effect on the Company.

In September 2008, the FASB issued FSP No. 133-1 and FIN 45-4, Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161 (“FSP 133-1”). FSP 133-1 requires expanded disclosures about credit derivatives and guarantees. The expanded disclosure requirements for FSP 133-1 were effective for the Company’s financial statements for the year ending December 31, 2008. The adoption of FSP 133-1 had no effect on the Company.

In June 2008, the FASB issued FSP EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP 03-6-1”). FSP 03-6-1 defines unvested share-based payment awards that contain non-forfeitable rights to dividends as participating securities that should be included in computing earnings per share (EPS) using the two-class method under SFAS No. 128, Earnings per Share. FSP 03-6-1 is effective for the Company’s financial statements for the year and interim periods within the year beginning January 1, 2009. Additionally, all prior-period EPS data shall be adjusted retrospectively. The adoption of FSP 03-6-1 had no effect on the Company.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Recent Accounting Pronouncements, Continued. In February 2008, the FASB issued FSP No. FAS 140-3, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions (“FSP 140-3”). FSP 140-3 requires that an initial transfer of a financial asset and a repurchase financing that was entered into contemporaneously with, or in contemplation of, the initial transfer be evaluated together as a linked transaction under SFAS 140, unless certain criteria are met. FSP 140-3 is effective for the Company’s financial statements for the year and interim periods within the year beginning January 1, 2009. The adoption of FSP 140-3 had no effect on the Company.

Reclassifications. Certain amounts in the 2007 consolidated financial statements have been reclassified to conform to the 2008 presentation.

(2)	Securities
Securities have been classified according to management’s intent. The carrying amount of securities and approximate fair values are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2008:
Securities Held to Maturity:
Mortgage-backed securities	$82,108	$886	$(4,338)	$78,656
State of Israel bond	100	-	-	100

	$82,208	$886	$(4,338)	$78,756

Security Available for Sale-
Mutual fund	$250	$-	$(6)	$244

At December 31, 2007:
Securities Held to Maturity:
Mortgage-backed securities	$58,371	$229	$(583)	$58,017
State of Israel bond	100	-	-	100

	$58,471	$229	$(583)	$58,117

Security Available for Sale-
Mutual fund	$250	$-	$(6)	$244

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(2)	Securities, Continued
Available for sale securities at December 31, 2008 measured at fair value on a recurring basis are summarized below (in thousands):

		Fair Value Measurements Using
	Fair Value As of December 31, 2008	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available for sale securities	$244	244	-	-

There were no securities sold during the years ended December 31, 2008 or 2007.

Securities with gross unrealized losses at December 31, 2008, aggregated by investment category and length of time that individual securities have been in a continuous loss position, is as follows (in thousands):

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Securities Held to Maturity-
Mortgage-backed securities	$(1,647)	$21,119	$(2,691)	$26,814

Security Available for Sale-
Mutual fund	$-	$-	$(6)	$244

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

The unrealized losses on twenty investment securities were caused by market conditions. It is expected that the securities would not be settled at a price less than the par value of the investments. Because the decline in fair value is attributable to market conditions and not credit quality, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3)	Loans
The components of loans are as follows (in thousands):

	At December 31,
	2008	2007

Residential real estate	$58,693	$65,908
Multi-family real estate	9,588	10,275
Commercial real estate	73,541	75,777
Land and construction	19,223	21,093
Consumer	878	15

Total loans	161,923	173,068

Add (deduct):
Net deferred loan fees, costs and premiums	689	970
Loan discounts	(7)	(23)
Allowance for loan losses	(1,906)	(692)

Loans, net	$160,699	$173,323

An analysis of the change in the allowance for loan losses follows (in thousands):

	Year Ended December 31,
	2008	2007

Beginning balance	$692	$974
Charge-offs	(160)	(758)
Provision for loan losses	1,374	476

Ending balance	$1,906	$692

Information about impaired loans, all of which are collateral dependent, is as follows (in thousands):

	At December 31,
	2008	2007
Loans identified as impaired:
Gross loans with no related allowance for losses	$4,001	$-
Gross loans with related allowance for loan losses recorded	6,937	-
Less: Allowance on these loans	(1,120)	-

Net investment in impaired loans	$9,818	$-

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

The average net investment in impaired loans and interest income recognized and received on impaired loans is as follows (in thousands):

	Year Ended December 31,
	2008	2007

Average investment in impaired loans	$3,240	$1,581
Interest income recognized on impaired loans	$-	$39
Interest income received on impaired loans	$-	$39

Impaired collateral-dependent loans are carried at the lower of cost or fair value. At December 31, 2008, those impaired collateral-dependent loans which are measured at fair value or a nonrecurring basis are as follows (in thousands):

	Fair Value (1)	Level 1	Level 2	Level 3	Total Losses	Losses Recorded in Earnings During 2008

Impaired loans	$5,817	-	-	5,817	(1,120)	(1,120)

(1) In addition, loans with a carrying value of $4.0 million were measured for impairment using Level 3 inputs and had a fair value in excess of carrying value.

Nonaccrual and past due loans were as follows (in thousands):

	At December 31,
	2008	2007

Nonaccrual loans	$5,086	$245
Past due ninety days or more, but still accruing interest	$-	$-

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(4)	Premises and Equipment
A summary of premises and equipment follows (in thousands):

	At December 31,
	2008	2007

Land	$1,171	$1,171
Buildings and improvements	1,959	1,940
Furniture, fixtures and equipment	997	987
Leasehold improvements	119	114

Total, at cost	4,246	4,212

Less accumulated depreciation and amortization	(1,152)	(963)

Premises and equipment, net	$3,094	$3,249

On February 1, 2007, the Company entered into a sale/leaseback transaction for its Galt Ocean Mile branch facility. No gain or loss was recognized on this transaction.

The Company currently leases two branch facilities under operating leases. One lease contains renewal options and requires the Company to pay an allowable share of common area maintenance and real estate taxes. The other lease only requires the Company to pay real estate taxes. Rent expense under operating leases during the years ended December 31, 2008 and 2007 was $128,000 and $119,000 respectively. At December 31, 2008, the future minimum lease payments are approximately as follows (in thousands):

Year Ending	Amount

2009	$133
2010	133
2011	133
2012	84
2013	75
$558

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(5)	Deposits
The aggregate amount of time deposits with a minimum denomination of $100,000, was approximately $36.9 million and $38.9 million at December 31, 2008 and 2007, respectively.

A schedule of maturities of time deposits at December 31, 2008 follows (in thousands):

Year Ending December 31,	Amount

2009	$72,989
2010	7,918
2011	1,207
2012	352
2013	1,701

$84,167

(6)	Federal Home Loan Bank Advances and Junior Subordinated Debenture
The maturities and interest rates on the Federal Home Loan Bank (“FHLB”) advances were as follows (dollars in thousands):

Maturity Year Ending December 31,	Call Date	Interest Rate	At December 31,

			2008	2007

Daily	-	4.40%	$-	$700
2009	-	4.92	1,000	1,000
2009	-	4.99	5,000	5,000
2009	-	4.95	5,000	5,000
2010	-	3.16	5,000	-
2010	-	3.12	5,000	-
2012	2009	4.75	4,000	4,000
2013	2008	3.42	-	2,000
2013	2008	3.09	-	3,000
2013	2008	2.80	-	1,950
2013	2008	2.56	-	3,000
2013	-	3.44	3,000	3,000
2013	2011	3.00	5,000	-
2013	2011	3.64	7,500	-
2014	2009	3.64	8,000	8,000
2016	2009	4.51	5,000	5,000
2016	2009	4.65	8,000	8,000
2016	2009	4.44	5,600	5,600
2017	2009	4.38	1,600	1,600

			$68,700	$56,850

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(6)	Federal Home Loan Bank Advances and Junior Subordinated Debenture, Continued
Certain of the above advances are callable by the FHLB in the year indicated.

At December 31, 2008 and 2007, the FHLB advances were collateralized by a blanket lien on qualifying residential one-to-four family mortgage loans, commercial and multi-family real estate loans, second mortgage loans and all of the Company’s Federal Home Loan Bank stock.

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

Other borrowings consist of securities sold under an agreement to repurchase. The securities sold under the agreement to repurchase were delivered to the broker-dealer who arranged the transactions. Information concerning the securities sold under an agreement to repurchase is summarized as follows (dollars in thousands):

	Year Ended December 31,
	2008	2007

Balance at year end	$41,800	$28,900
Average balance during the year	$39,051	$26,971
Average interest rate during the year	4.35%	4.72%
Maximum month-end balance during the year	$41,800	$31,900
Securities held to maturity pledged as collateral	$55,636	$33,675

The maturities and interest rates on securities sold under an agreement to repurchase are as follows (dollars in thousands):

Maturing Year Ended December 31,
	Interest Rate	At December 31,
		2008	2007

2012	4.60%	$6,000	$6,000
2012	4.63%	4,500	4,500
2012	4.69%	8,000	8,000
2012	4.71%	4,600	4,600
2012	4.64%	5,800	5,800
2013	3.19%	6,500	-
2013	3.20%	6,400	-

		$41,800	$28,900

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(7)	Other Borrowings, Continued

At December 31, 2008, the Company also had $6 million available under a line of credit with its correspondent bank. There were no amounts outstanding in connection with this agreement at December 31, 2008 or 2007.

(8)	Financial Instruments
The estimated fair values of the Company’s financial instruments were as follows (in thousands):

	At December 31, 2008		At December 31, 2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value

Financial assets:
Cash and cash equivalents	$3,220	$3,220	$701	$701
Securities held to maturity	82,208	78,756	58,471	58,117
Security available for sale	244	244	244	244
Loans	160,699	160,684	173,323	172,860
Federal Home Loan Bank stock	3,526	3,526	2,965	2,965
Accrued interest receivable	1,277	1,277	1,448	1,448

Financial liabilities:
Deposit liabilities	114,925	115,807	125,034	125,134
Federal Home Loan Bank advances	68,700	71,058	56,850	56,346
Other borrowings	41,800	43,714	28,900	29,317
Junior subordinated debenture	5,155	4,871	5,155	5,083
Off-balance sheet financial instruments	-	-	-	-

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

Commitments to extend credit typically result in loans with a market interest rate when funded. A summary of the amounts of the Company’s financial instruments with off-balance-sheet risk at December 31, 2008 follows (in thousands):

Contract Amount

Commitments to extend credit	$2,000

(9)	Credit Risk

The Company grants the majority of its loans to borrowers throughout Broward and portions of Palm Beach and Miami-Dade Counties, Florida. Although the Company has a diversified loan portfolio, a significant portion of its borrowers’ ability to honor their contracts is dependent upon the economy in Broward, Palm Beach and Miami-Dade Counties, Florida.

(10)	Income Taxes
Income taxes consisted of the following (in thousands):

	Year Ended December 31,
	2008	2007

Current:
Federal	$784	$866
State	133	150

Total current	917	1,016

Deferred:
Federal	(516)	(10)
State	(88)	(3)

Total deferred	(604)	(13)

Total	$313	$1,003

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(10)	Income Taxes, Continued
The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows (dollars in thousands):

	Year Ended December 31,
	2008		2007
	Amount	% of Pretax Earnings	Amount	% of Pretax Earnings

Income taxes at statutory rate	$283	34.0%	$933	34.0%
Increase (decrease) resulting from:
State taxes, net of Federal tax benefit	30	3.6	97	3.5
Other	-	-	(27)	(1.0)

	$313	37.6%	$1,003	36.5%

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands).

	At December 31,
	2008	2007

Deferred tax assets:
Allowance for loan losses	$638	$186
Premises and equipment	22	-
Unrealized loss on security available for sale	2	2

Deferred tax assets	662	188

Deferred tax liabilities:
Loan costs	(31)	(39)
Accrual to cash adjustment	-	(62)
Premises and equipment	-	(104)
Other	(61)	(17)

Deferred tax liabilities	(92)	(222)

Net deferred tax asset (liability)	$570	$(34)

(11)	Related Party Transactions

The Company has entered into transactions with its executive officers, directors and their affiliates in the ordinary course of business. There were loans to related parties at December 31, 2008 and 2007 of approximately $8,292,000 and $3,810,000, respectively. At December 31, 2008 and 2007, these same related parties had approximately $1,488,000 and $1,436,000, respectively, on deposit with the Company.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(12)	Stock-Based Compensation

The Company established an Incentive Stock Option Plan (the “Plan”) for officers, directors and employees of the Company and reserved 600,686 (amended) shares of common stock for the plan. Both incentive stock options and nonqualified stock options may be granted under the plan. The exercise price of the stock options is determined by the board of directors at the time of grant, but cannot be less than the fair market value of the common stock on the date of grant. The options vest over three and five years. However, the Company’s board of directors authorized the immediate vesting of all stock options outstanding as of December 29, 2005 in order to reduce noncash compensation expense that would have been recorded in its consolidated statements of earnings in future years upon adoption of SFAS 123(R) in January 2006. The options must be exercised within ten years from the date of grant. At December 31, 2008, 14,239 options were available for grant.

A summary of the activity in the Company’s stock option plan is as follows. All option amounts reflect the 5% stock dividends declared in May 2008 and 2007 (dollars in thousands, except share amounts):

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at December 31, 2006	514,805	$7.66
Exercised	(7,166)	5.67
Forfeited	(4,052)	10.00

Outstanding at December 31, 2007 and 2008	503,587	$7.68

Exercisable at December 31, 2008	503,587	$7.68	4.7 years	$35

The total intrinsic value of options exercised during the year ended December 31, 2007 was $16,675. There was no tax benefit recognized in 2007.

Effective January 1, 2002, the Board of Directors adopted a nonemployee director compensation and stock purchase plan under which each outside director was required to purchase Company stock with compensation for board meetings at a price no less than fair market value. A total of 15,941 shares (as adjusted to reflect the 5% stock dividend declared in May 2007) were authorized for issuance to outside directors under this plan. A total of 4,172 shares of common stock were issued to outside directors under this plan during the year ended December 31, 2007. This plan was terminated effective January 1, 2008.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percentages (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2008, the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2008, the most recent notification from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage percentages as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and percentages are also presented in the table (dollars in thousands).

	Actual		For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
As of December 31, 2008:
Total Capital to Risk-Weighted Assets	$29,357	18.91%	$12,419	8.00%	$15,524	10.00%
Tier I Capital to Risk-Weighted Assets	27,451	17.68	6,210	4.00	9,314	6.00
Tier I Capital to Total Assets	27,451	10.71	10,254	4.00	12,818	5.00

As of December 31, 2007:
Total Capital to Risk-Weighted Assets	27,966	17.95	12,465	8.00	15,581	10.00
Tier I Capital to Risk-Weighted Assets	27,274	17.50	6,232	4.00	9,349	6.00
Tier I Capital to Total Assets	27,274	11.15	9,787	4.00	12,234	5.00

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(14)	Dividends

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

The Company has a Simple IRA Plan whereby substantially all employees participate in the Plan. Employees may contribute up to 15 percent of their compensation subject to certain limits based on federal tax laws. The Company makes matching contributions equal to the first 3% of an employee’s compensation contributed to the Plan. Matching contributions vest to the employee immediately. For the years ended December 31, 2008 and 2007, expense attributable to the Plan amounted to $45,525 and $42,333, respectively.

(17)	Stock Purchase Plan

On September 25, 2008, the Company adopted a stock purchase plan (the “Plan”). The Plan allows the Company to purchase up to 5% of the common stock outstanding (approximately 156,050 shares). As of December 31, 2008, no shares had been purchased.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(18)	Holding Company Financial Information
The Holding Company’s unconsolidated financial information as of December 31, 2008 and 2007 and for the years then ended follows (in thousands):

Condensed Balance Sheets

	At December 31,
	2008	2007
Assets

Cash	$362	$13
Investment in subsidiary	27,447	27,270
Other assets	256	218

Total assets	$28,065	$27,501

Liabilities and Stockholders’ Equity

Other liabilities	$145	$99
Junior subordinated debenture	5,155	5,155
Stockholders’ equity	22,765	22,247

Total liabilities and stockholders’ equity	$28,065	$27,501

Condensed Statements of Earnings

	Year Ended December 31,
	2008	2007

Earnings of subsidiary	$852	$2,011
Interest expense	(320)	(320)
Other expense	(213)	(111)

Earnings before income tax benefit	319	1,580

Income tax benefit	(201)	(162)

Net earnings	$520	$1,742

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(18)	Holding Company Financial Information, Continued

Condensed Statements of Cash Flows

	Year Ended December 31,
	2008	2007
Cash flows from operating activities:
Net earnings	$520	$1,742
Adjustments to reconcile net earnings to net cash used in operating activities:
Equity in undistributed earnings of subsidiary	(852)	(2,011)
(Increase) decrease in other assets	(38)	37
Increase (decrease) in accrued other liabilities	46	(4)

Net cash used in operating activities	(324)	(236)

Cash flow from investing activities:
Dividend from subsidiary	675	175
Investment in subsidiary	-	(78)

Net cash provided by investing activities	675	97

Cash flows from financing activities:
Proceeds from sale of common stock	-	37
Proceeds from exercise of common stock options	-	41
Fractional shares of stock dividend paid in cash	(2)	(1)

Net cash provided by financing activities	(2)	77

Net increase (decrease) in cash	349	(62)

Cash at beginning of the year	13	75

Cash at end of year	$362	$13

Noncash transactions:
Change in accumulated other comprehensive loss of subsidiary, net change in unrealized loss on security available for sale, net of tax	$-	$5

Common stock dividend	$1,187	$1,302