Form 10-K, Exhibit 13
period 2009-12-31
OptimumBank Holdings, Inc.
filed 2010-04-15
CIK 1288855

Exhibit 13.1

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets, December 31, 2009 and 2008	F-3

Consolidated Statements of Operations for the Years Ended December 31, 2009 and 2008	F-4

Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2009 and 2008	F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2009 and 2008	F-6-F-7

Notes to Consolidated Financial Statements, December 31, 2009 and 2008 and the Years Then Ended	F-8-F-33

Report of Independent Registered Public Accounting Firm

OptimumBank Holdings, Inc.

Fort Lauderdale, Florida:

We have audited the accompanying consolidated balance sheets of OptimumBank Holdings, Inc. and Subsidiary (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2009 and 2008, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

HACKER, JOHNSON & SMITH PA
Fort Lauderdale, Florida
April 14, 2010

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Balance Sheets

(Dollars in thousands, except share amounts)

	December 31,
	2009	2008
Assets

Cash and due from banks	$1,556	$980
Interest-bearing deposits with banks	8,506	97
Federal funds sold	26,722	2,143

Total cash and cash equivalents	36,784	3,220

Securities held to maturity (fair value of $76,984 and $78,756)	81,141	82,208
Security available for sale	—	244
Loans, net of allowance for loan losses of $9,363 and $1,906	134,126	160,699
Federal Home Loan Bank stock	3,551	3,526
Premises and equipment, net	2,941	3,094
Foreclosed real estate	5,487	95
Accrued interest receivable	1,088	1,277
Deferred tax asset	772	570
Income taxes receivable	3,577	—
Other assets	490	807

Total assets	$269,957	$255,740

Liabilities and Stockholders’ Equity

Liabilities:
Noninterest-bearing demand deposits	199	90
Savings, NOW and money-market deposits	44,222	30,668
Time deposits	107,261	84,167

Total deposits	151,682	114,925

Federal Home Loan Bank advances	57,700	68,700
Other borrowings	41,800	41,800
Junior subordinated debenture	5,155	5,155
Advanced payment by borrowers for taxes and insurance	945	935
Official checks	694	553
Other liabilities	693	907

Total liabilities	258,669	232,975

Commitments and contingencies (Notes 4, 9 and 16)

Stockholders’ equity:
Common stock, $.01 par value; 6,000,000 shares authorized, 3,276,842 and 3,120,992 shares issued and outstanding	33	31
Additional paid-in capital	19,046	18,494
(Accumulated deficit) retained earnings	(7,791)	4,244
Accumulated other comprehensive loss	—	(4)

Total stockholders’ equity	11,288	22,765

Total liabilities and stockholders’ equity	$269,957	$255,740

See Accompanying Notes to Consolidated Financial Statements.

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Operations

(In thousands, except share amounts)

	Year Ended December 31,
	2009	2008
Interest income:
Loans	$8,986	$11,236
Securities	4,985	4,183
Other	35	151

Total interest income	14,006	15,570

Interest expense:
Deposits	3,626	4,521
Borrowings	4,725	4,690

Total interest expense	8,351	9,211

Net interest income	5,655	6,359

Provision for loan losses	15,794	1,374

Net interest (expense) income after provision for loan losses	(10,139)	4,985

Noninterest income:
Service charges and fees	27	141
Loan prepayment fees	3	154
Other	4	98
Other-than-temporary impairment on securities available for sale:
Total other-than-temporary impairment of securities	(179)	—
Less: Portion of other-than-temporary losses recognized in other comprehensive loss	—	—

Net impairment loss recognized in operations	(179)	—

Total noninterest income (expense)	(145)	393

Noninterest expenses:
Salaries and employee benefits	2,053	2,175
Occupancy and equipment	614	696
Data processing	173	167
Professional fees	605	376
Insurance	42	81
Stationary and supplies	41	35
Foreclosed real estate	17	517
Regulatory assessment	511	131
Other	642	367

Total noninterest expenses	4,698	4,545

(Loss) earnings before income tax (benefit) expense	(14,982)	833

Income tax (benefit) expense	(3,501)	313

Net (loss) earnings	$(11,481)	$520

Net (loss) earnings per share:
Basic	$(3.50)	$.16

Diluted	$(3.50)	$.16

See Accompanying Notes to Consolidated Financial Statements.

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2009 and 2008

(Dollars in thousands)

	Common Stock		Additional Paid-In	Retained Earnings (Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Capital	Deficit)	Loss	Equity
Balance at December 31, 2007	2,972,507	$30	$17,308	$4,913	$(4)	$22,247

5% stock dividend (fractional shares paid in cash)	148,485	1	1,186	(1,189)	—	(2)

Comprehensive income-Net earnings	—	—	—	520	—	520

Balance at December 31, 2008	3,120,992	$31	$18,494	$4,244	$(4)	$22,765
5% stock dividend (fractional shares paid in cash)	155,850	2	552	(554)	—	—

Comprehensive loss:
Net loss	—	—	—	(11,481)	—	(11,481)

Net change in unrealized loss on security available for sale	—	—	—	—	4	4

Comprehensive loss						(11,477)

Balance at December 31, 2009	3,276,842	$33	$19,046	$(7,791)	$—	$11,288

See Accompanying Notes to Consolidated Financial Statements.

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2009	2008
Cash flows from operating activities:
Net (loss) earnings	$(11,481)	$520
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	186	201
Provision for loan losses	15,794	1,374
Deferred income tax benefit	(204)	(604)
Increase in income taxes receivable	(3,577)	—
Net amortization of fees, premiums and discounts	(137)	866
Decrease in accrued interest receivable	189	171
Decrease in other assets	317	260
Loss on sale of foreclosed real estate	—	443
Provision for losses on foreclosed real estate	8	74
Other-than-temporary impairment of securities	179	—
Decrease in official checks and other liabilities	(73)	(175)

Net cash provided by operating activities	1,201	3,130

Cash flows from investing activities:
Purchases of securities held to maturity	(24,032)	(35,580)
Principal repayments and calls of securities held to maturity	25,364	11,399
Proceeds from sale of security available for sale	248	—
Net decrease in loans	5,074	10,038
Purchase of premises and equipment, net	(33)	(46)
Proceeds from sale of foreclosed real estate, net	—	257
Purchase of Federal Home Loan Bank stock	(25)	(561)

Net cash provided by (used in) investing activities	6,596	(14,493)

Cash flows from financing activities:
Net increase (decrease) in deposits	36,757	(10,109)
Net increase in other borrowings	—	12,900
Proceeds from Federal Home Loan Bank advances	—	22,500
Repayments of Federal Home Loan Bank advances	(11,000)	(10,650)
Net increase (decrease) in advanced payment by borrowers for taxes and insurance	10	(757)
Fractional shares of stock dividend paid in cash	—	(2)

Net cash provided by financing activities	25,767	13,882

Net increase in cash and cash equivalents	33,564	2,519

Cash and cash equivalents at beginning of the year	3,220	701

Cash and cash equivalents at end of the year	$36,784	$3,220

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows, Continued

(In thousands)

	Year Ended December 31,
	2009	2008
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$8,527	$9,232

Income taxes	$300	$928

Noncash transactions:
Change in accumulated other comprehensive loss, net change in unrealized loss on security available for sale, net of tax	$4	$—

Common stock dividend	$554	$1,187

Loan transferred to foreclosed real estate	$5,400	$2,390

Loans made in connection with sale of foreclosed real estate	$—	$1,600

See Accompanying Notes to Consolidated Financial Statements.

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2009 and 2008 and the Years Then Ended

(1) Summary of Significant Accounting Policies

Organization. OptimumBank Holdings, Inc. (the “Holding Company”) is a one-bank holding company and owns 100% of OptimumBank (the “Bank”), a state (Florida)-chartered commercial bank. The Bank’s wholly-owned subsidiaries are OB Real Estate Management, LLC, OB Real Estate Holdings, LLC and OB Real Estate Holding 1503, LLC, all of which were formed in 2009. The Holding Company’s only business is the operation of the Bank and its subsidiaries. The Bank’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. The Bank offers a variety of community banking services to individual and corporate customers through its three banking offices located in Broward County, Florida. OB Real Estate Management, LLC is primarily engaged to manage foreclosed real estate. This subsidiary had no activity in 2009. OB Real Estate Holdings, LLC and OB Real Estate Holdings 1503, LLC are primarily engaged to hold and dispose of foreclosed real estate.

Based on future detailed financial projections, management believes the Company will be at least adequately capitalized for regulatory purposes as of December 31, 2010.

Basis of Presentation. The accompanying consolidated financial statements include the accounts of the Holding Company, the Bank, OB Real Estate Management, LLC, OB Real Estate Holdings, LLC and OB Real Estate Holding 1503, LLC (collectively, the “Company”). All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of the Company conform to U.S. generally accepted accounting principles and to general practices within the banking industry. The following summarizes the more significant of these policies and practices:

Use of Estimates. In preparing consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses and the valuation of foreclosed real estate and the deferred tax asset.

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

The Company may be required by law or regulation to maintain cash reserves in the form of vault cash or in accounts with other banks. There were no reserve balances required at December 31, 2009 and 2008.

Securities. Securities may be classified as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in operations. Held to maturity securities are those which management has the positive intent and ability to hold to maturity and are reported at amortized cost. Available for sale securities consist of securities not classified as trading securities nor as held to maturity securities. Unrealized holding gains and losses on available for sale securities are reported as a net amount in accumulated other comprehensive loss in stockholders’ equity until realized. Gains and losses on the sale of available for sale securities are determined using the specific-identification method. Premiums and discounts on securities available for sale and held to maturity are recognized in interest income using the interest method over the period to maturity.

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

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Allowance for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

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

Foreclosed Real Estate. Real estate acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at the lower of the related loan balance or the fair value less estimated selling costs at the date of foreclosure. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations are included in the statements of operations.

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

Income Taxes. The Company adopted accounting guidance relating to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.

The income tax accounting guidance results in two components of income taxes: current and deferred. Current income taxes reflect taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Income Taxes, Continued. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized. As of December 31, 2009, management is not aware of any uncertain tax positions that would have a material effect on the Company’s consolidated financial statements.

The Company recognizes interest and penalties on income taxes as a component of income tax (benefit) expense.

The Holding Company and the Bank file a consolidated income tax return. Income taxes are allocated proportionately to the Holding Company and the Bank as though separate income tax returns were filed.

Advertising. The Company expenses all media advertising as incurred. Media advertising expense included in other noninterest expenses in the accompanying consolidated statements of operations was approximately $15,000 and $17,000 during the years ended December 31, 2009 and 2008, respectively.

Stock Compensation Plan. The Company has adopted the fair value recognition method and expenses the fair value of any stock options as they vest. Under the fair value recognition method, the Company recognizes stock-based compensation in the accompanying consolidated statements of operations. At December 31, 2005, all outstanding options had vested.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

(Loss) Earnings Per Share. Basic (loss) earnings per share is computed on the basis of the weighted-average number of common shares outstanding. In 2008, diluted earnings per share was computed based on the weighted-average number of shares outstanding plus the effect of outstanding stock options, computed using the treasury stock method. In 2009, basic and diluted loss per share is the same due to the net loss incurred by the Company. All amounts reflect the 5% stock dividends declared in May 2009 and 2008. (Loss) earnings per common share have been computed based on the following:

	Year Ended December 31,
	2009	2008
Weighted-average number of common shares outstanding used to calculate basic (loss) earnings per common share	3,276,842	3,277,042

Effect of dilutive stock options	—	45,388

Weighted-average number of common shares outstanding used to calculate diluted (loss) earnings per common share	3,276,842	3,322,430

The following options were excluded from the calculation of EPS in 2008 due to the exercise price being above the average market price:

	Number Outstanding	Exercise Price	Expire
For the Year Ended December 31, 2008-
Options	292,936	$7.44-11.33	2014-2015

Off-Balance-Sheet Financial Instruments. In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the consolidated financial statements when they are funded.

Fair Value Measurements. GAAP defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measurements.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. GAAP also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

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

The following describes valuation methodologies used for assets measured at fair value:

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

Impaired Loans. The Company’s impaired loans are normally collateral dependent and, as such, are carried at the lower of the Company’s net recorded investment in the loan or fair market value of the collateral less estimated selling costs. Estimates of fair value are determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company’s management related to values of properties in the Company’s market areas. Management takes into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Accordingly, fair value estimates for impaired loans are classified as Level 3.

Foreclosed Real Estate. Estimates of fair values are determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company’s management related to values of properties in the Company’s market areas. Management takes into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Accordingly, the fair values estimates for foreclosed real estate are classified as Level 3.

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

Securities. Fair values for securities are based on the framework for measuring fair value established by GAAP.

Federal Home Loan Bank Stock. Fair value of the Company’s investment in Federal Home Loan Bank stock is based on its redemption value, which is its cost of $100 per share.

Loans. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain fixed-rate mortgage (e.g. one-to-four family residential), commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair value for impaired loans is based on the framework for measuring fair value established by GAAP.

Accrued Interest Receivable. The carrying amount of accrued interest approximates its fair value.

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

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Comprehensive (Loss) Income. GAAP generally requires that recognized revenue, expenses, gains and losses be included in net (loss) earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the consolidated balance sheets, such items along with net (loss) earnings, are components of comprehensive (loss) income. The only component of other comprehensive (loss) income is the net change in the unrealized loss on the security available for sale.

Recent Pronouncements. In 2009, the FASB Accounting Standards Codification (“ASC”) became the single source of authoritative GAAP recognized by the Financial Accounting Standards Board (“FASB”) to be applied to nongovernmental entities. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) are also sources of authoritative GAAP for SEC registrants. The ASC superseded all existing non-SEC accounting and reporting standards. All other nongrandfathered non-SEC accounting literature not included in the ASC is nonauthoritative. The Company’s policies were not affected by the conversion to ASC.

In 2009, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 166, Accounting for Transfers of Financial Assets – an amendment of FASB Statement No. 140, (“SFAS No. 166”) (this SFAS was incorporated into the ASC on January 1, 2010) amending the accounting for the transfers of financial assets. This new standard enhances reporting about transfers of financial assets, including loan participations and securitizations, and where companies have continuing exposure to the risks related to transferred financial assets. It eliminates the concept of a “qualifying special-purpose entity” and changes the requirements for derecognizing financial assets. It also requires additional disclosures about all continuing involvements with transferred financial assets including information about gains and losses resulting from transfers during the period. The standard was effective January 1, 2010 and had no effect on the Company’s consolidated financial statements.

In 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R), (“SFAS No. 167”) (this SFAS was incorporated into the ASC on January 1, 2010) on how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance. The standard requires additional disclosures about the reporting entity’s involvement with variable-interest entities and any significant changes in risk exposure due to that involvement as well as its effect on the entity’s financial statements. The standard was effective January 1, 2010 and had no effect on the Company’s consolidated financial statements.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(2) Securities

Securities have been classified according to management’s intent. The carrying amount of securities and approximate fair values are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2009:
Securities Held to Maturity:
Mortgage-backed securities	$81,041	$1,567	$(5,724)	$76,884
State of Israel bond	100	—	—	100

	$81,141	$1,567	$(5,724)	$76,984

At December 31, 2008:
Securities Held to Maturity:
Mortgage-backed securities	$82,108	$886	$(4,338)	$78,656
State of Israel bond	100	—	—	100

	$82,208	$886	$(4,338)	$78,756

Security Available for Sale-
Mutual fund	$250	$—	$(6)	$244

During 2009, one security available for sale was sold for gross proceeds of $248,000. No gain or loss was recognized from the sale of this security. There were no securities sold during the year ended December 31, 2008.

Securities with gross unrealized losses at December 31, 2009, aggregated by investment category and length of time that individual securities have been in a continuous loss position, is as follows (in thousands):

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
Securities Held to Maturity-
Mortgage-backed securities	$(147)	$12,167	$(5,577)	$26,681

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(2) Securities, Continued

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. A security is impaired if the fair value is less than its carrying value at the financial statement date. When a security is impaired, the Company determines whether this impairment is temporary or other-than-temporary. In estimating other-than-temporary impairment (“OTTI”) losses, management assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of these criteria is met, the entire difference between amortized cost and fair value is recognized in operations. For securities that do not meet the aforementioned criteria, the amount of impairment recognized in operations is limited to the amount related to credit losses, while impairment related to other factors is recognized in other comprehensive loss. Management utilizes cash flow models to segregate impairments to distinguish between impairment related to credit losses and impairment related to other factors. To assess for OTTI, management considers, among other things, (i) the severity and duration of the impairment; (ii) the ratings of the security; (iii) the overall transaction structure (the Company’s position within the structure, the aggregate, near-term financial performance of the underlying collateral, delinquencies, defaults, loss severities, recoveries, prepayments, cumulative loss projections, and discounted cash flows); and (iv) the timing and magnitude of a break in modeled cash flows.

The unrealized losses on sixteen investment securities were caused by market conditions. It is expected that the securities would not be settled at a price less than the book value of the investments. Because the decline in fair value is attributable to market conditions and not credit quality, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(2) Securities, Continued

In evaluating mortgage-backed securities with unrealized losses greater than 12 months, management utilizes various resources, including input from independent third party firms to perform an analysis of expected future cash flows. The process begins with an assessment of the underlying collateral backing the mortgage pools. Management develops specific assumptions using as much market data as possible and includes internal estimates as well as estimates published by rating agencies and other third-party sources. The data for the individual borrowers in the underlying mortgage pools are generally segregated by state, FICO score at issue, loan to value at issue and income documentation criteria. Mortgage pools are evaluated for current and expected levels of delinquencies and foreclosures, based on where they fall in the proscribed data set of FICO score, geographics, LTV and documentation type and a level of loss severity is assigned to each security based on its experience. The above-described historical data is used to develop current and expected measures of cumulative default rates as well as ultimate loss frequency and severity within the underlying mortgages. This reveals the expected future cash flows within the mortgage pool. The data described above is then input to an industry recognized model to assess the behavior of the particular security tranche owned by the Company. Significant inputs in this process include the structure of any subordination structures, if applicable, and are dictated by the structure of each particular security as laid out in the offering documents. The forecasted cash flows from the mortgage pools are input through the security structuring model to derive expected cash flows for the specific security owned by the Company to determine if the future cash flows are expected to exceed the book value of the security. The values for the significant inputs are updated on a regular basis.

The key base assumptions for mortgage-backed securities used during 2009 are in the table below:

Prepayment rate	53-622% PSA
Loss severity	50-57%
Cumulative default rate	3.17-14.16%
Principal write-down	0-2.71%

Loss severity rates are estimated based on collateral characteristics and generally range from 50-57% for SF first mortgages.

In 2009, the Company recorded a $179,000 other-than-temporary impairment (“OTTI”) charge to adjust for credit losses relating to five mortgage-backed securities held to maturity with a total remaining principal balance of $13.8 million and fair value of $11.5 million. Based on its detailed analysis, management has determined that the fair market value is not significantly depressed and therefore the remaining decline was not recorded as an adjustment to other comprehensive loss. There was no OTTI charge in 2008.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(2) Securities, Continued

The table below provides a cumulative roll forward of credit losses recognized in operations for the nine months ending December 31, 2009 relating to the Company’s held to maturity debt securities (in thousands):

Balance at April 1, 2009	$—
Additions for credit losses on securities not previously impaired	179

Balance at December 31, 2009	$179

(3) Loans

The components of loans are as follows (in thousands):

	At December 31,
	2009	2008
Residential real estate	$55,915	$58,693
Multi-family real estate	5,162	9,588
Commercial real estate	58,901	73,541
Land and construction	22,355	19,223
Consumer	836	878

Total loans	143,169	161,923

Add (deduct):
Net deferred loan fees, costs and premiums	322	689
Loan discounts	(2)	(7)
Allowance for loan losses	(9,363)	(1,906)

Loans, net	$134,126	$160,699

An analysis of the change in the allowance for loan losses follows (in thousands):

	Year Ended December 31,
	2009	2008
Beginning balance	$1,906	$692
Charge-offs	(8,337)	(160)
Provision for loan losses	15,794	1,374

Ending balance	$9,363	$1,906

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

The following summarizes impaired loans (in thousands):

	At December 31,
	2009	2008
Collateral dependent loans identified as impaired:
Gross loans with no related allowance for losses	$21,846	$4,001

Gross loans with related allowance for losses recorded	18,032	6,937
Less allowances on these loans	(5,542)	(1,120)

Net loans with related allowance	12,490	5,817

Net investment in collateral dependent impaired loans	34,336	9,818

Noncollateral dependent loans identified as impaired:
Gross loans with related allowance for losses recorded	3,623	—
Less allowance on these loans	(65)	—

Net investment in noncollateral dependent impaired loans	3,558	—

Net investment in impaired loans	$37,894	$9,818

The average net investment in impaired loans and interest income recognized and received on impaired loans is as follows (in thousands):

	Year Ended December 31,
	2009	2008
Average investment in impaired loans	$25,017	$3,240

Interest income recognized on impaired loans	$280	$—

Interest income received on impaired loans	$584	$—

Nonaccrual and past due loans were as follows (in thousands):

	At December 31,
	2009	2008
Nonaccrual loans	$23,848	$5,086

Past due ninety days or more, but still accruing interest	$—	$—

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(4) Premises and Equipment

A summary of premises and equipment follows (in thousands):

	At December 31,
	2009	2008
Land	$1,171	$1,171
Buildings and improvements	1,959	1,959
Furniture, fixtures and equipment	1,022	997
Leasehold improvements	119	119

Total, at cost	4,271	4,246

Less accumulated depreciation and amortization	(1,330)	(1,152)

Premises and equipment, net	$2,941	$3,094

The Company currently leases two branch facilities under operating leases. One lease contains renewal options and requires the Company to pay an allowable share of common area maintenance and real estate taxes. The other lease only requires the Company to pay real estate taxes. Rent expense under operating leases during the years ended December 31, 2009 and 2008 was $131,000 and $128,000 respectively. At December 31, 2009, the future minimum lease payments are approximately as follows (in thousands):

Year Ending	Amount
2010	$133
2011	133
2012	84
2013	75

$425

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(5) Foreclosed Real Estate

Foreclosed real estate is presented net of an allowance for losses. An analysis of the allowance for losses on foreclosed real estate is as follows (in thousands):

	Year Ended December 31,
	2009	2008
Balance of beginning of year	$13	$—
Provision for losses on foreclosed real estate	8	74
Charge-offs	—	(61)

Balance at end of year	$21	$13

Expenses applicable to foreclosed real estate are as follows (in thousands):

	Year Ended December 31,
	2009	2008
Provision for losses on foreclosed real estate	$8	$74
Loss on sale of foreclosed real estate	—	443
Operating expenses	9	—

	$17	$517

(6) Deposits

The aggregate amount of time deposits with a minimum denomination of $100,000, was approximately $52.6 million and $36.9 million at December 31, 2009 and 2008, respectively.

A schedule of maturities of time deposits at December 31, 2009 follows (in thousands):

Year Ending December 31,	Amount
2010	$95,765
2011	8,105
2012	895
2013	1,787
2014	709

$107,261

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(7) Federal Home Loan Bank Advances and Junior Subordinated Debenture

The maturities and interest rates on the Federal Home Loan Bank (“FHLB”) advances were as follows (dollars in thousands):

Maturity
Year Ending	Call	Interest	At December 31,
December 31,	Date	Rate	2009	2008
2009	—	4.92%	$—	$1,000
2009	—	4.99	—	5,000
2009	—	4.95	—	5,000
2010	—	3.16	5,000	5,000
2010	—	3.12	5,000	5,000
2012	2009	4.75	4,000	4,000
2013	—	3.44	3,000	3,000
2013	2011	3.00	5,000	5,000
2013	2011	3.64	7,500	7,500
2014	2009	3.64	8,000	8,000
2016	2009	4.51	5,000	5,000
2016	2009	4.65	8,000	8,000
2016	2009	4.44	5,600	5,600
2017	2009	4.38	1,600	1,600

			$57,700	$68,700

Certain of the above advances are callable by the FHLB starting in the year indicated.

At December 31, 2009 and 2008, the FHLB advances were collateralized by a blanket lien on qualifying residential one-to-four family mortgage loans, commercial and multi-family real estate loans, second mortgage loans and all of the Company’s Federal Home Loan Bank stock.

On September 30, 2004, the Company issued a $5,155,000 junior subordinated debenture to an unconsolidated subsidiary. The debenture has a term of thirty years. The interest rate was fixed at 6.4% for the first five years, and thereafter, the coupon rate floats quarterly at the three-month LIBOR rate plus 2.45% (2.71% at December 31, 2009). The junior subordinated debenture, due in 2034, is redeemable in certain circumstances after October 2009. The terms of the debenture agreement allows the Company to defer payments of interest on the debenture by extending the interest payment period at any time during the term of the debenture for up to twenty consecutive quarterly periods. During 2010, the Company exercised its right to defer payment of interest on the debenture.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(8) Other Borrowings

Other borrowings consist of securities sold under agreements to repurchase. The securities sold under the agreements to repurchase were delivered to the broker-dealer who arranged the transactions. Information concerning the securities sold under agreements to repurchase is summarized as follows (dollars in thousands):

	Year Ended December 31,
	2009	2008
Balance at year end	$41,800	$41,800
Average balance during the year	$41,800	$39,051
Average interest rate during the year	4.20%	4.35%
Maximum month-end balance during the year	$41,800	$41,800
Securities held to maturity pledged as collateral	$49,175	$55,636
Cash pledged as collateral	$7,847	$—

The maturities and interest rates on securities sold under agreements to repurchase are as follows (dollars in thousands):

Maturing
Year Ended	Interest	At December 31,
December 31,	Rate	2009	2008
2012	4.60%	$6,000	$6,000
2012	4.63%	4,500	4,500
2012	4.69%	8,000	8,000
2012	4.71%	4,600	4,600
2012	4.64%	5,800	5,800
2013	3.19%	6,500	6,500
2013	3.20%	6,400	6,400

		$41,800	$41,800

At December 31, 2009, the Company also had $6 million available under a line of credit with its correspondent bank. There were no amounts outstanding in connection with this agreement at December 31, 2009 or 2008.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(9) Financial Instruments

The estimated fair values of the Company’s financial instruments were as follows (in thousands):

	At December 31, 2009		At December 31, 2008
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets:
Cash and cash equivalents	$36,784	$36,784	$3,220	$3,220
Securities held to maturity	81,141	76,984	82,208	78,756
Security available for sale	—	—	244	244
Loans	134,126	134,365	160,699	160,684
Federal Home Loan Bank stock	3,551	3,551	3,526	3,526
Accrued interest receivable	1,088	1,088	1,277	1,277

Financial liabilities:
Deposit liabilities	151,682	152,381	114,925	115,807
Federal Home Loan Bank advances	57,700	59,206	68,700	71,058
Other borrowings	41,800	43,537	41,800	43,714
Junior subordinated debenture	5,155	4,875	5,155	4,871
Off-balance sheet financial instruments			—	—

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

As of December 31, 2009, the Company has no commitments to extend credit.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(10) Credit Risk

The Company grants the majority of its loans to borrowers throughout Broward and portions of Palm Beach and Miami-Dade Counties, Florida. Although the Company has a diversified loan portfolio, a significant portion of its borrowers’ ability to honor their contracts is dependent upon the economy in Broward, Palm Beach and Miami-Dade Counties, Florida.

(11) Income Taxes

Income taxes (benefit) consisted of the following (in thousands):

	Year Ended December 31,
	2009	2008
Current:
Federal	$(3,297)	$784
State	—	133

Total current	(3,297)	917

Deferred:
Federal	(1,506)	(516)
State	(824)	(88)
Valuation allowance	2,126	—

Total deferred	(204)	(604)

Total	$(3,501)	$313

The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows (dollars in thousands):

	Year Ended December 31,
	2009		2008
		% of		% of
		Pretax		Pretax
	Amount	Loss	Amount	Earnings
Income taxes (benefit) at statutory rate	$(5,094)	(34.0)%	$283	34.0%
Increase (decrease) resulting from:
State taxes, net of Federal tax benefit	(544)	(3.6)	30	3.6
Valuation allowance	2,126	14.2	—	—
Other	11	—	—	—

	$(3,501)	(23.4)%	$313	37.6%

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(11) Income Taxes, Continued

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands).

	At December 31,
	2009	2008
Deferred tax assets:
Allowance for loan losses	$2,516	$638
Net operating loss carryforwards	317	—
Premises and equipment	58	22
Impaired securities	67	—
Unrealized loss on security available for sale	—	2

Gross deferred tax assets	2,958	662
Less: Valuation allowance	2,126	—

Net deferred tax assets	832	662

Deferred tax liabilities:
Loan costs	(18)	(31)
Prepaid expenses	(42)	(61)

Deferred tax liabilities	(60)	(92)

Net deferred tax asset	$772	$570

During the year ended December 31, 2009, the Company assessed its earnings history and trend over the past year and its estimate of future earnings, and determined that it is more likely than not that the deferred tax assets will not be realized in the near term. Accordingly, a valuation allowance was recorded against the net deferred tax asset for the amount not expected to be realized in the future. The remaining balance represents recoverable income taxes from a previous tax year still available in 2010 for refund.

At December 31, 2009, the Company has Florida net operating loss carryforwards of approximately $8.7 million available to offset future Florida taxable income. These carryforwards will expire in 2029.

The Company files U.S. and Florida income tax returns. With few exceptions, the Company is no longer subject to U.S. Federal or state and local income tax examinations by taxing authorities for years before 2006.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(12) Related Party Transactions

The Company has entered into transactions with its executive officers, directors and their affiliates in the ordinary course of business. There were loans to related parties at December 31, 2009 and 2008 of approximately $4,164,000 and $8,292,000, respectively. At December 31, 2009 and 2008, these same related parties had approximately $1,092,000 and $1,488,000, respectively, on deposit with the Company.

(13) Stock-Based Compensation

The Company established an Incentive Stock Option Plan (the “Plan”) for officers, directors and employees of the Company and reserved 630,720 (amended) shares of common stock for the plan. Both incentive stock options and nonqualified stock options may be granted under the plan. The exercise price of the stock options is determined by the board of directors at the time of grant, but cannot be less than the fair market value of the common stock on the date of grant. The options vest over three and five years. However, the Company’s board of directors authorized the immediate vesting of all stock options outstanding as of December 29, 2005 and no stock options have been granted since 2005. The options must be exercised within ten years from the date of grant. At December 31, 2009, 123,739 options were available for grant.

A summary of the activity in the Company’s stock option plan is as follows. All option amounts reflect the 5% stock dividends declared in May 2009 and 2008 (dollars in thousands, except share amounts):

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Options	Price	Term	Value
Outstanding at December 31, 2007 and 2008	528,744	$7.31
Forfeited	(108,788)	8.00

Outstanding and exercisable at December 31, 2009	419,956	$7.13	3.9 years	$—

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(14) Regulatory Matters

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percentages (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2009, the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2009, the most recent notification from the regulatory authorities categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage percentages as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Bank’s actual capital amounts and percentages are also presented in the table (dollars in thousands).

					Minimum
					To Be Well
					Capitalized Under
			For Capital Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	%	Amount	%	Amount	%
As of December 31, 2009:
Total Capital to Risk-Weighted Assets	$18,342	10.23%	$14,349	8.00%	$17,937	10.00%
Tier I Capital to Risk-Weighted Assets	16,012	8.93	7,175	4.00	10,762	6.00
Tier I Capital to Total Assets	16,012	5.85	10,952	4.00	13,690	5.00

As of December 31, 2008:
Total Capital to Risk-Weighted Assets	$29,357	18.91%	$12,419	8.00%	$15,524	10.00%
Tier I Capital to Risk-Weighted Assets	27,451	17.68	6,210	4.00	9,314	6.00
Tier I Capital to Total Assets	27,451	10.71	10,254	4.00	12,818	5.00

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(15) Dividends

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

(16) Contingencies

Various claims also arise from time to time in the normal course of business. In the opinion of management, none have occurred that will have a material effect on the Company’s consolidated financial statements.

(17) Simple IRA

The Company has a Simple IRA Plan whereby substantially all employees participate in the Plan. Employees may contribute up to 15 percent of their compensation subject to certain limits based on federal tax laws. The Company makes matching contributions equal to the first 3% of an employee’s compensation contributed to the Plan. Matching contributions vest to the employee immediately. For the years ended December 31, 2009 and 2008, expense attributable to the Plan amounted to $42,000 and $46,000, respectively.

(18) Stock Purchase Plan

On September 25, 2008, the Company adopted a stock purchase plan (the “Plan”). The Plan allows the Company to purchase up to 5% of the common stock outstanding (approximately 163,840 shares). As of December 31, 2009, no shares had been purchased.

(19) Fair Value Measurement

Impaired collateral-dependent loans and foreclosed real estate are carried at the lower of cost or fair value less estimated selling costs. At December 31, 2009, those impaired collateral-dependent loans and foreclosed real estate which are measured at fair value or a nonrecurring basis are as follows (in thousands):

	Fair Value (1)	Level 1	Level 2	Level 3	Total Losses	Losses Recorded in Operations During 2009
Impaired loans	$13,966	—	—	13,966	8,526	8,462

Foreclosed real estate	$5,487	—	—	5,487	82	8

(1)	In addition, loans with a carrying value of $20,370,000 were measured for impairment using Level 3 inputs and had a fair value in excess of carrying value.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(20) Holding Company Financial Information

The Holding Company’s unconsolidated financial information as of December 31, 2009 and 2008 and for the years then ended follows (in thousands):

Condensed Balance Sheets

	At December 31,
	2009	2008
Assets

Cash	$286	$362
Investment in subsidiary	16,012	27,447
Other assets	180	256

Total assets	$16,478	$28,065

Liabilities and Stockholders’ Equity

Other liabilities	$35	$145
Junior subordinated debenture	5,155	5,155
Stockholders’ equity	11,288	22,765

Total liabilities and stockholders’ equity	$16,478	$28,065

Condensed Statements of Operations

	Year Ended December 31,
	2009	2008
(Loss) earnings of subsidiary	$(11,189)	$852
Interest expense	(275)	(320)
Other expense	(147)	(213)

(Loss) earnings before income tax benefit	(11,611)	319

Income tax benefit	(130)	(201)

Net (loss) earnings	$(11,481)	$520

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(20) Holding Company Financial Information, Continued

Condensed Statements of Cash Flows

	Year Ended December 31,
	2009	2008
Cash flows from operating activities:
Net (loss) earnings	$(11,481)	$520
Adjustments to reconcile net (loss) earnings to net cash used in operating activities:
Equity in undistributed (loss) earnings of subsidiary	11,189	(852)
Decrease (increase) in other assets	76	(38)
(Decrease) increase in accrued other liabilities	(110)	46

Net cash used in operating activities	(326)	(324)

Cash flow from investing activity-Dividend from subsidiary	250	675

Cash flows from financing activity-Fractional shares of stock dividend paid in cash	—	(2)

Net (decrease) increase in cash	(76)	349

Cash at beginning of the year	362	13

Cash at end of year	$286	$362

Noncash transactions:
Change in accumulated other comprehensive loss of subsidiary, net change in unrealized loss on security available for sale, net of tax	$4	$—

Common stock dividend	$554	$1,187