Form 10-K, Exhibit 13
period 2010-12-31
OptimumBank Holdings, Inc.
filed 2011-04-15
CIK 1288855

Exhibit 13.1

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets, December 31, 2010 and 2009	F-3

Consolidated Statements of Operations for the Years Ended December 31, 2010 and 2009	F-4

Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2010 and 2009	F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2010 and 2009	F-6-F-7

Notes to Consolidated Financial Statements, December 31, 2010 and 2009 and the Years Then Ended	F-8-F-41

Report of Independent Registered Public Accounting Firm

OptimumBank Holdings, Inc.

Fort Lauderdale, Florida:

We have audited the accompanying consolidated balance sheets of OptimumBank Holdings, Inc. and Subsidiary (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s operating and capital requirements, along with recurring losses raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to those matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HACKER, JOHNSON & SMITH PA

Fort Lauderdale, Florida

April 14, 2011

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Balance Sheets

(Dollars in thousands, except share amounts)

	December 31,
	2010	2009
Assets

Cash and due from banks	$1,027	$1,556
Interest-bearing deposits with banks	186	8,506
Federal funds sold	13,154	26,722

Total cash and cash equivalents	14,367	36,784

Securities held to maturity (fair value of $48,839 and $76,984)	51,057	81,141
Loans, net of allowance for loan losses of $3,703 and $9,363	113,542	134,126
Federal Home Loan Bank stock	3,173	3,551
Premises and equipment, net	2,796	2,941
Foreclosed real estate, net	3,215	5,487
Accrued interest receivable	644	1,088
Deferred tax asset	—	772
Income taxes receivable	772	3,577
Other assets	739	490

Total assets	$190,305	$269,957

Liabilities and Stockholders’ Equity

Liabilities:
Noninterest-bearing demand deposits	309	199
Savings, NOW and money-market deposits	36,654	44,222
Time deposits	111,275	107,261

Total deposits	148,238	151,682

Federal Home Loan Bank advances	31,700	57,700
Other borrowings	—	41,800
Junior subordinated debenture	5,155	5,155
Advanced payment by borrowers for taxes and insurance	806	945
Official checks	815	694
Other liabilities	756	693

Total liabilities	187,470	258,669

Commitments and contingencies (Notes 1, 4, 9, 14 and 16)

Stockholders’ equity:
Preferred stock, no par value; 6,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.01 par value; 1,500,000 and 6,000,000 shares authorized in 2010 and 2009, 819,358 and 3,276,842 shares issued and outstanding in 2010 and 2009	8	33
Additional paid-in capital	19,071	19,046
Accumulated deficit	(16,244)	(7,791)

Total stockholders’ equity	2,835	11,288

Total liabilities and stockholders’ equity	$190,305	$269,957

See Accompanying Notes to Consolidated Financial Statements.

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Operations

(In thousands, except share amounts)

	Year Ended December 31,
	2010	2009
Interest income:
Loans	$6,301	$8,986
Securities	2,409	4,985
Other	77	35

Total interest income	8,787	14,006

Interest expense:
Deposits	2,783	3,626
Borrowings	2,084	4,725

Total interest expense	4,867	8,351

Net interest income	3,920	5,655

Provision for loan losses	3,645	15,794

Net interest income (expense) after provision for loan losses	275	(10,139)

Noninterest income:
Service charges and fees	39	27

Gain on sale of securities	1,350	—

Other	5	7

Other-than-temporary impairment on securities available for sale:
Total other-than-temporary impairment of securities	—	(179)
Less: Portion of other-than-temporary losses recognized in other comprehensive loss	—	—

Net impairment loss recognized in operations	—	(179)

Total noninterest income (expense)	1,394	(145)

Noninterest expenses:
Salaries and employee benefits	1,857	2,053
Occupancy and equipment	586	614
Data processing	202	173
Professional fees	1,732	605
Insurance	186	42
Stationary and supplies	42	41
Foreclosed real estate expenses	469	17
Regulatory assessment	642	511
Loss on early extinguishment of debt	3,699	—
Other	358	642

Total noninterest expenses	9,773	4,698

Loss before income taxes (benefit)	(8,104)	(14,982)

Income taxes (benefit)	349	(3,501)

Net loss	$(8,453)	$(11,481)

Net loss per share:
Basic	$(10.32)	$(14.01)

Diluted	$(10.32)	$(14.01)

See Accompanying Notes to Consolidated Financial Statements.

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2010 and 2009

(Dollars in thousands)

	Common Stock		Additional Paid-In	Retained Earnings (Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Capital	Deficit)	Loss	Equity

Balance at December 31, 2008	3,120,992	$31	$18,494	$4,244	$(4)	$22,765

5% stock dividend (fractional shares paid in cash)	155,850	2	552	(554)	—	—

Comprehensive loss:
Net loss	—	—	—	(11,481)	—	(11,481)

Net change in unrealized loss on security available for sale	—	—	—	—	4	4

Comprehensive loss						(11,477)

Balance at December 31, 2009	3,276,842	$33	$19,046	$(7,791)	$—	$11,288

Net loss	—	—	—	(8,453)	—	(8,453)

Reverse stock split (1 for 4 shares)	(2,457,484)	(25)	25	—	—	—

Balance at December 31, 2010	819,358	$8	$19,071	$(16,244)	$—	$2,835

See Accompanying Notes to Consolidated Financial Statements.

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2010	2009
Cash flows from operating activities:
Net loss	$(8,453)	$(11,481)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	158	186
Provision for loan losses	3,645	15,794
Deferred income tax (benefit)	772	(204)
Decrease (increase) in income taxes receivable	2,805	(3,577)
Gain on sale of securities	(1,350)	—
Loss on early extinguishment of debt	3,699	—
Net amortization of fees, premiums and discounts	(345)	(137)
Decrease in accrued interest receivable	444	189
(Increase) decrease in other assets	(249)	317
Loss on sale of foreclosed real estate	243	—
Provision for losses on foreclosed real estate	—	8
Write-down of foreclosed real estate	126	—
Other-than-temporary impairment of securities	—	179
Increase (decrease) in official checks and other liabilities	184	(73)

Net cash provided by operating activities	1,679	1,201

Cash flows from investing activities:
Purchases of securities held to maturity	(24,328)	(24,032)
Principal repayments and calls of securities held to maturity	11,389	25,364
Proceeds from sale of securities	44,869	248
Net decrease in loans	16,740	5,074
Purchase of premises and equipment, net	(13)	(33)
Proceeds from sale of foreclosed real estate, net	1,951	—
Redemption (purchase) of Federal Home Loan Bank stock	378	(25)

Net cash provided by investing activities	50,986	6,596

Cash flows from financing activities:
Net (decrease) increase in deposits	(3,444)	36,757
Repayment of other borrowings	(44,764)	—
Repayments of Federal Home Loan Bank advances	(26,735)	(11,000)
Net (decrease) increase in advanced payment by borrowers for taxes and insurance	(139)	10

Net cash (used in) provided by financing activities	(75,082)	25,767

Net (decrease) increase in cash and cash equivalents	(22,417)	33,564

Cash and cash equivalents at beginning of the year	36,784	3,220

Cash and cash equivalents at end of the year	$14,367	$36,784

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows, Continued

(In thousands)

	Year Ended December 31,
	2010	2009
Supplemental disclosure of cash flow information:
Cash paid (received) during the year for:
Interest	$4,917	$8,527

Income taxes	$(3,228)	$300

Noncash transactions:
Change in accumulated other comprehensive loss, net change in unrealized loss on security available for sale, net of tax	$—	$4

Common stock dividend	$—	$554

Loan transferred to foreclosed real estate	$533	$5,400

Loans made in connection with sale of foreclosed real estate	$485	$—

Reverse stock split	$25	$—

See Accompanying Notes to Consolidated Financial Statements.

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2010 and 2009 and the Years Then Ended

(1) Summary of Significant Accounting Policies

Organization. OptimumBank Holdings, Inc. (the “Holding Company”) is a one-bank holding company and owns 100% of OptimumBank (the “Bank”), a state (Florida)-chartered commercial bank. The Bank’s wholly-owned subsidiaries are OB Real Estate Management, LLC, OB Real Estate Holdings, LLC and OB Real Estate Holding 1503, LLC, all of which were formed in 2009 and OB Real Estate Holdings 1695, OB Real Estate Holdings 1669, OB Real Estate Holdings 1645 and OB Real Estate Holdings 1565, all formed in 2010. The Holding Company’s only business is the operation of the Bank and its subsidiaries(collectively, the “Company”). The Bank’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”). The Bank offers a variety of community banking services to individual and corporate customers through its three banking offices located in Broward County, Florida. OB Real Estate Management, LLC is primarily engaged to manage foreclosed real estate. This subsidiary had no activity in 2010 and 2009. All real estate holding subsidiaries are primarily engaged to hold and dispose of foreclosed real estate.

Going Concern. The Company’s recent and continuing increases in nonperforming assets, declining net interest margin, continuing high levels of noninterest expenses related to the credit problems, and eroding regulatory capital raise substantial doubt about the Company’s ability to continue as a going concern.

The Company has not complied with its regulatory capital requirements set forth in the Consent Order issued by the Federal Deposit Insurance Corporation (“FDIC”) and the Florida Office of Financial Regulation (“OFR”) and Prompt Corrective Action provisions discussed in Note 14, Regulatory Matters. The Company needs to raise substantial additional capital. Since January 2011, the Company has conducted a private placement offering of its common stock. There can be no assurance, however, that the Company will raise sufficient capital, if any, in the private placement offering, to meet the Bank’s capital requirements. Further, there can be no assurance that other financing alternatives or recapitalization plans will be available, forthcoming or successfully implemented, or receive regulatory approval.

Basis of Presentation. The accompanying consolidated financial statements include the accounts of the Holding Company, the Bank, OB Real Estate Management, LLC, OB Real Estate Holdings, LLC, OB Real Estate Holdings 1503, LLC, OB Real Estate Holdings 1695, OB Real Estate Holdings 1669, OB Real Estate Holdings 1645 and OB Real Estate Holdings 1565. All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of the Company conform to U.S. generally accepted accounting principles and to general practices within the banking industry. The following summarizes the more significant of these policies and practices:

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

The Company may be required by law or regulation to maintain cash reserves in the form of vault cash or in accounts with other banks. There were no reserve balances required at December 31, 2010 and 2009.

Securities. Securities may be classified as either trading, held to maturity or available for sale. Trading securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading securities are included immediately in operations. Held to maturity securities are those which management has the positive intent and ability to hold to maturity and are reported at amortized cost. Available for sale securities consist of securities not classified as trading securities nor as held to maturity securities. Unrealized holding gains and losses on available for sale securities are reported as a net amount in accumulated other comprehensive income (loss) in stockholders’ equity until realized. Gains and losses on the sale of available for sale securities are determined using the specific-identification method. Premiums and discounts on securities are recognized in interest income using the interest method over the period to maturity.

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

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Loans, Continued. All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

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

For nonspecific loans in all classes, the general component is based on historical loss experience and adjusted for certain qualitative factors such as economic conditions and other trends or uncertainties that could affect management’s estimate of probable loss.

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

Foreclosed Real Estate. Real estate acquired through, or in lieu of, loan foreclosure is to be sold and is initially recorded at fair value less estimated selling costs at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of the new cost basis or fair value less cost to sell. Revenue and expenses from operations are included in the consolidated statements of operations.

Premises and Equipment. Land is stated at cost. Buildings and improvements, furniture, fixtures, equipment, and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization expense are computed using the straight-line method over the estimated useful life of each type of asset or lease term, if shorter.

Preferred Securities of Unconsolidated Subsidiary Trust. On September 30, 2004, the Company acquired the common stock of OptimumBank Holdings Capital Trust I (“Issuer Trust”), an unconsolidated subsidiary trust. The Issuer Trust used the proceeds from the issuance of $5,000,000 of its preferred securities to third-party investors and common stock to acquire a $5,155,000 debenture issued by the Company. This debenture and certain capitalized costs associated with the issuance of the preferred stock comprise the Issuer Trust’s only assets and the interest payments from the debentures finance the distributions paid on the preferred securities. The Company recorded the debenture in “Junior Subordinated Debenture” and its equity interest in the business trust in “Other Assets” on the consolidated balance sheets (See Note 7).

The Company has entered into agreements which, taken collectively, fully and unconditionally guarantee the preferred securities of the Issuer Trust subject to the terms of the guarantee.

Transfer of Financial Assets. Transfers of financial assets or a participating interest in an entire financial asset are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity. A participating interest is a portion of an entire financial asset that (1) conveys proportionate ownership rights with equal priority to each participating interest holder (2) involves no recourse (other than standard representations and warranties) to, or subordination by, any participating interest holder, and (3) does not entitle any participating interest holder to receive cash before any other participating interest holder.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Income Taxes. There are two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods.

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

On January 1, 2009, the Company adopted accounting guidance relating to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions. As of December 31, 2010, management is not aware of any uncertain tax positions that would have a material effect on the Company’s consolidated financial statements.

The Company recognizes interest and penalties on income taxes as a component of income tax (benefit) expense.

The Holding Company and the Bank file a consolidated income tax return. Income taxes are allocated proportionately to the Holding Company and the Bank as though separate income tax returns were filed.

Advertising. The Company expenses all media advertising as incurred. Media advertising expense included in other noninterest expenses in the accompanying consolidated statements of operations was approximately $10,100 and $15,000 during the years ended December 31, 2010 and 2009, respectively.

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

Loss Per Share. Basic loss per share is computed on the basis of the weighted-average number of common shares outstanding. In 2010 and 2009, basic and diluted loss per share is the same due to the net loss incurred by the Company. All amounts reflect the one-for-four reverse stock split declared in October 2010 and the 5% stock dividend declared in May 2009. Loss per common share has been computed based on the following:

	Year Ended December 31,
	2010	2009
Weighted-average number of common shares outstanding used to calculate basic and diluted loss per common share	819,358	819,358

Off-Balance-Sheet Financial Instruments. In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the consolidated financial statements when they are funded.

Fair Value Measurements. Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value hierarchy requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The hierarchy describes three levels of inputs that may be used to measure fair value:

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

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Fair Value Measurements, Continued. The following describes valuation methodologies used for assets measured at fair value:

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

Comprehensive Loss. GAAP generally requires that recognized revenue, expenses, gains and losses be included in net loss. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the consolidated balance sheets, such items along with net loss, are components of comprehensive loss. The only component of other comprehensive loss is the net change in the unrealized loss on the security available for sale.

Recent Pronouncements. In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-06, Improving Disclosures about Fair Value Measurements (Topic 820), which amends the guidance for fair value measurements and disclosures. This guidance requires a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and to describe the reasons for the transfers. Furthermore, it requires a reporting entity to present separately information about purchases, sales, issuances, and settlements in the reconciliation for fair value measurements using significant unobservable inputs; clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value; and amends guidance on employers’ disclosures about postretirement benefit plan assets to require that disclosures be provided by classes of assets instead of by major categories of assets. It was effective for annual reporting periods beginning January 1, 2010, except for the disclosures about purchases, sales, issuances, and settlements in the rollforward of activity in Level 3 fair value measurements. Those disclosures were effective January 1, 2011. In the period of initial adoption, entities will not be required to provide the amended disclosures for any previous periods presented for comparative purposes. The adoption of this ASU had no effect on the Company’s consolidated financial statements.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1) Summary of Significant Accounting Policies, Continued

Recent Pronouncements, Continued. In July 2010, the FASB issued ASU No. 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. The new disclosures will require significantly more information about credit quality in a financial institution’s loan portfolio. This statement addresses only disclosures and does not change recognition or measurement of the allowance. For public entities, the disclosures as of the end of a reporting period was effective for interim and annual reporting periods ending on December 31, 2010. The disclosures about activity that occurs during a reporting period was effective for interim and annual reporting periods beginning on or after January 1, 2011. For nonpublic entities, the disclosures are effective for annual reporting periods ending on or after December 15, 2011. The adoption of the ASU had no material impact on the Company’s consolidated financial statements.

(2) Securities

Securities have been classified according to management’s intent. The carrying amount of securities and approximate fair values are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2010:
Securities Held to Maturity:
Mortgage-backed securities	$50,957	$130	$(2,348)	$48,739
State of Israel bond	100	—	—	100

	$51,057	$130	$(2,348)	$48,839

At December 31, 2009:
Securities Held to Maturity:
Mortgage-backed securities	$81,041	$1,567	$(5,724)	$76,884
State of Israel bond	100	—	—	100

	$81,141	$1,567	$(5,724)	$76,984

The following summarizes sales of securities available for sale (in thousands):

	Year Ended December 31,
	2010	2009
Proceeds from sales of securities	$—	$248

Gross gains from sale of securities	—	—
Gross losses from sale of securities	—	—

Net gains from sale of securities	$—	$—

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(2) Securities, Continued

During the first quarter of 2010, the Company sold twenty-two held to maturity securities in order to downsize and deleverage its balance sheet. This action was taken in an effort to comply with a significant increase in the regulatory capital requirements imposed on the Bank under a Consent Order issued by the FDIC and OFR (see Note 14).

The following summarizes sales of securities held to maturity (in thousands):

	Year Ended December 31,
	2010	2009

Proceeds from sales of securities	$44,869	$—

Gross gains from sale of securities	1,492	—
Gross losses from sale of securities	(142)	—

Net gains from sale of securities	$1,350	$—

Securities with gross unrealized losses at December 31, 2010, aggregated by investment category and length of time that individual securities have been in a continuous loss position, is as follows (in thousands):

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value

Mortgage-backed securities	$268	$19,890	$2,080	$20,264

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

The unrealized losses on eighteen investment securities were caused by market conditions. It is expected that the securities would not be settled at a price less than the book value of the investments. Because the decline in fair value is attributable to market conditions and not credit quality, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

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

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(2) Securities, Continued

The key base assumptions for mortgage-backed securities used during 2010 are in the table below:

Prepayment rate	12-69	% PSA
Loss severity	27-68%
Cumulative default rate	0.81-6.04%
Principal write-down	0 -.04%

Loss severity rates are estimated based on collateral characteristics and generally range from 27-68% for single family first mortgages.

In 2009, the Company recorded a $179,000 other-than-temporary impairment (“OTTI”) charge to adjust for credit losses relating to five mortgage-backed securities held to maturity with a total remaining principal balance of $9.5 million and fair value of $8.6 million. Based on its detailed analysis, management has determined that the fair market value is not significantly depressed and therefore the remaining decline was not recorded as an adjustment to other comprehensive loss. There was no OTTI charge in 2010.

The table below provides a cumulative roll forward of credit losses recognized in operations for the year ended December 31, 2010 relating to the Company’s held to maturity debt securities (in thousands):

Balance at December 31, 2009	$179
Additions for credit losses on securities not previously impaired	—

Balance at December 31, 2010	$179

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3) Loans

The components of loans are as follows (in thousands):

	At December 31,
	2010	2009

Residential real estate	$40,130	$55,915
Multi-family real estate	4,213	5,162
Commercial real estate	55,119	58,901
Land and construction	17,292	22,355
Consumer	358	836

Total loans	117,112	143,169

Add (deduct):
Net deferred loan fees, costs and premiums	134	322
Loan discounts	(1)	(2)
Allowance for loan losses	(3,703)	(9,363)

Loans, net	$113,542	$134,126

An analysis of the change in the allowance for loan losses for the years ended December 31, 2010 and 2009 follows (in thousands):

	For the Year Ended December 31,
	2010
	Residential Real Estate	Multi-Family Real Estate	Commercial Real Estate	Land and Construction	Consumer	Total	2009

Beginning balance	$2,049	$489	$1,466	$5,227	$132	$9,363	$1,906
Provision (credit) for loan losses	878	(64)	2,405	510	(84)	3,645	15,794
Charge-offs	(1,663)	(154)	(2,330)	(5,223)	(54)	(9,424)	(8,337)
Recoveries	21	11	1	—	86	119	—

Ending balance	$1,285	$282	$1,542	$514	$80	$3,703	$9,363

Individually evaluated for impairment:
Recorded investment	$12,608	$—	$21,215	$10,649	$249	$44,721	$43,501

Balance in allowance for loan losses	$—	$—	$11	$75	$—	$86	$5,607

Collectively evaluated for impairment:
Recorded investment	$27,522	$4,213	$33,904	$6,643	$109	$72,391	$99,668

Balance in allowance for loan losses	$1,285	$282	$1,531	$439	$80	$3,617	$3,756

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

The following summarizes the loan credit quality at December 31, 2010 (in thousands):

	Pass	OLEM (Other Loans Especially Mentioned)	Substandard	Doubtful	Loss	Total
Residential real estate:
Closed-end mortgages first mortgages	$23,542	$3,697	$9,691	$—	$—	$36,930
Closed-end second mortgages	3,200	—	—	—	—	3,200

Total residential real estate	26,742	3,697	9,691	—	—	40,130

Multi-family real estate	4,213	—	—	—	—	4,213

Commercial real estate:
Owner-occupied	12,960	1,238	1,837	—	—	16,035
Non-owner-occupied	18,042	3,638	17,404	—	—	39,084

Total commercial real estate	31,002	4,876	19,241	—	—	55,119

Land and construction	4,976	1,667	10,649	—	—	17,292

Consumer:
Non-real estate secured	99	—	151	—	—	250
Real estate secured	108	—	—	—	—	108

Total consumer	207	—	151	—	—	358

Total	$67,140	$10,240	$39,732	$—	$—	$117,112

Internally assigned loan grades are defined as follows:

Pass – a Pass loan’s primary source of loan repayment is satisfactory, with secondary sources very likely to be realized if necessary. These are loans that conform in all aspects to bank policy and regulatory requirements, and no repayment risk has been identified.

OLEM (Other Loans Especially Mentioned) – an Other Loan Especially Mentioned has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in the deterioration of the repayment prospects for the asset or the Company’s credit position at some future date.

Substandard – a Substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

Doubtful – a loan classified Doubtful has all the weaknesses inherent in one classified Substandard, with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future. The Company fully charges off any loan classified as Doubtful.

Loss – a loan classified Loss is considered uncollectible and of such little value that continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future. The Company fully charges off any loan classified as Loss.

Age analysis of past-due loans is as follows at December 31, 2010 (in thousands):

	Accruing Loans
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Nonaccrual Loans	Total Loans
Residential real estate:
Closed-end first mortgages	$—	$—	$—	$—	$27,239	$9,691	$36,930
Closed-end second mortgages	—	—	—	—	3,200	—	3,200

Subtotal	—	—	—	—	30,439	9,691	40,130

Multi-family real estate	—	—	—	—	4,213	—	4,213

Commercial real estate:
Owner-occupied	—	—	—	—	14,198	1,837	16,035
Non-owner-occupied	3,195	—	—	3,195	20,881	15,008	39,084

Subtotal	3,195	—	—	3,195	35,079	16,845	55,119

Land and construction	—	—	—	—	9,449	7,843	17,292

Consumer:
Non-real estate secured	99	—	—	99	—	151	250
Real estate secured	—	—	—	—	108	—	108

Subtotal	99	—	—	99	108	151	358

Total	$3,294	$—	$—	$3,294	$79,288	$34,530	$117,112

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

Nonaccrual loans and loans past due ninety days but still accruing at December 31, 2009 were as follows (in thousands):

Nonaccrual loans	$23,848

Past due ninety days or more, but still accruing interest	$—

The following summarizes the amount of impaired loans at December 31, 2010 (in thousands):

	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Residential real estate-
Closed-end first mortgages	$12,608	$14,272	$—
Commercial real estate:
Owner-occupied	1,837	1,857	—
Non-owner-occupied	18,204	20,466	—
Land and construction	9,980	15,018	—
Consumer-
Non-real estate secured	249	249	—

With an allowance recorded:
Commercial real estate-
Non-owner-occupied	1,174	1,174	11
Land and construction	669	669	75

Total:
Residential real estate-
Closed-end first mortgages	$12,608	$14,272	$—

Commercial real estate:
Owner-occupied	$1,837	$1,857	$—

Non-owner-occupied	$19,378	$21,640	$11

Land and construction	$10,649	$15,687	$75

Consumer-
Non-real estate secured	$249	$249	$—

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3) Loans, Continued

The average net investment in impaired loans and interest income recognized and received on impaired loans are as follows (in thousands):

	For the Year Ended December 31,
	2010
	Average Recorded Investment	Interest Income Recognized	Interest Income Received
Residential real estate-
Closed-end first mortgages	$7,081	$20	$35

Multi-family real estate	$387	$—	$—

Commercial real estate:
Owner-occupied	$1,266	$—	$4

Non-owner-occupied	$15,279	$267	$366

Land and construction	$9,965	$26	$253

Consumer-
Non-real estate secured	$9	$—	$—

The following summarizes the amount of impaired loans at December 31, 2009 (in thousands):

Collateral-dependent loans identified as impaired:
Gross loans with no related allowance for losses	$21,846

Gross loans with related allowance for losses recorded	18,032
Less allowances on these loans	(5,542)

Net loans with related allowance	12,490

Net investment in collateral-dependent impaired loans	34,336

Noncollateral-dependent loans identified as impaired:
Gross loans with related allowance for losses recorded	3,623
Less allowance on these loans	(65)

Net investment in noncollateral-dependent impaired loans	3,558

Net investment in impaired loans	$37,894

The average net investment in impaired loans and interest income recognized and received on impaired loans in 2009 is as follows (in thousands):

Average investment in impaired loans	$25,017

Interest income recognized on impaired loans	$280

Interest income received on impaired loans	$584

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(4) Premises and Equipment

A summary of premises and equipment follows (in thousands):

	At December 31,
	2010	2009

Land	$1,171	$1,171
Buildings and improvements	1,959	1,959
Furniture, fixtures and equipment	1,026	1,022
Leasehold improvements	119	119

Total, at cost	4,275	4,271

Less accumulated depreciation and amortization	(1,479)	(1,330)

Premises and equipment, net	$2,796	$2,941

The Company currently leases two branch facilities under operating leases. One lease contains renewal options and requires the Company to pay an allowable share of common area maintenance and real estate taxes. The other lease only requires the Company to pay real estate taxes. Rent expense under operating leases during the years ended December 31, 2010 and 2009 was $133,000 and $131,000 respectively. At December 31, 2010, the future minimum lease payments are approximately as follows (in thousands):

Year Ending December 31,	Amount

2011	$133
2012	84
2013	80

$297

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(5) Foreclosed Real Estate

Foreclosed real estate is presented net of an allowance for losses. An analysis of the allowance for losses on foreclosed real estate is as follows (in thousands):

	Year Ended December 31,
	2010	2009

Balance of beginning of year	$21	$13
Provision for losses on foreclosed real estate	—	8
Charge-offs	(21)	—

Balance at end of year	$—	$21

Expenses applicable to foreclosed real estate are as follows (in thousands):

	Year Ended December 31,
	2010	2009

Write-down on foreclosed real estate	$126	$—
Provision for losses on foreclosed real estate	—	8
Loss on sale of foreclosed real estate	243	—
Operating expenses	100	9

	$469	$17

(6) Deposits

The aggregate amount of time deposits with a minimum denomination of $100,000, was approximately $51.3 million and $52.6 million at December 31, 2010 and 2009, respectively.

A schedule of maturities of time deposits at December 31, 2010 follows (in thousands):

Year Ending December 31,	Amount

2011	$87,919
2012	15,939
2013	4,309
2014	820
2015	2,288

$111,275

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(7) Federal Home Loan Bank Advances and Junior Subordinated Debenture

The maturities and interest rates on the Federal Home Loan Bank (“FHLB”) advances were as follows (dollars in thousands):

Maturity Year Ending December 31,	Call Date	Interest Rate	At December 31,
			2010	2009

2010	-	3.16%	$—	$5,000
2010	-	3.12	—	5,000
2012	2011	4.75	4,000	4,000
2013	-	3.44	—	3,000
2013	-	3.00	—	5,000
2013	2011	3.64	7,500	7,500
2014	-	3.64	—	8,000
2016	-	4.51	5,000	5,000
2016	-	4.65	8,000	8,000
2016	-	4.44	5,600	5,600
2017	2011	4.38	1,600	1,600

			$31,700	$57,700

Certain of the above advances are callable by the FHLB starting in the year indicated.

At December 31, 2010 and 2009, the FHLB advances were collateralized by $15.8 million of securities and by a lien on qualifying residential one-to-four family mortgage loans, commercial and multi-family real estate loans and second mortgage loans.

During the first quarter of 2010, the Company sold mortgage-backed securities and collateralized mortgage obligations with a carrying value of $13.8 million in order to downsize and deleverage its balance sheet in order to increase the Bank’s regulatory capital ratios to comply with the Consent Order issued by the FDIC and OFR (see Note 14). The proceeds from the sale of securities were used to prepay approximately $16 million in FHLB advances secured by these securities. The Company realized a loss from prepayment penalties of approximately $735,000.

On September 30, 2004, the Company issued a $5,155,000 junior subordinated debenture to an unconsolidated subsidiary. The debenture has a term of thirty years. The interest rate was fixed at 6.4% for the first five years, and thereafter, the coupon rate floats quarterly at the three-month LIBOR rate plus 2.45% (2.73% at December 31, 2010). The junior subordinated debenture, due in 2034, is redeemable in certain circumstances after October 2009. The terms of the debenture agreement allows the Company to defer payments of interest on the debenture by extending the interest payment period at any time during the term of the debenture for up to twenty consecutive quarterly periods. During 2010, the Company exercised its right to defer payment of interest on the debenture. Interest payments deferred as of December 31, 2010 totaled $179,000.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(8) Other Borrowings

Other borrowings consisted of securities sold under agreements to repurchase. The securities sold under the agreements to repurchase were delivered to the broker-dealer who arranged the transactions. Information concerning the securities sold under agreements to repurchase is summarized as follows (dollars in thousands):

	Year Ended December 31,
	2010	2009

Balance at year end	$—	$41,800
Average balance during the year	$7,558	$41,800
Average interest rate during the year	4.24%	4.20%
Maximum month-end balance during the year	$41,800	$41,800
Securities held to maturity pledged as collateral	$—	$49,175
Cash pledged as collateral	$—	$7,847

During the first quarter of 2010, the Company sold mortgage-backed securities and collateralized mortgage obligations with a carrying value of $29.6 million in order to downsize and deleverage its balance sheet in order to increase the Bank’s regulatory capital ratios to comply with the Consent Order issued by the FDIC and OFR (see Note 14). The proceeds from the sale of securities were used to prepay approximately $41.8 million in reverse repurchase agreements secured by these securities. The Company realized a loss from prepayment penalties of approximately $3.0 million.

(9) Financial Instruments

The estimated fair values of the Company’s financial instruments were as follows (in thousands):

	At December 31, 2010		At December 31, 2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$14,367	$14,367	$36,784	$36,784
Securities held to maturity	51,057	48,839	81,141	76,984
Loans	113,542	113,513	134,126	134,365
Federal Home Loan Bank stock	3,173	3,173	3,551	3,551
Accrued interest receivable	644	644	1,088	1,088

Financial liabilities:
Deposit liabilities	148,238	148,929	151,682	152,381
Federal Home Loan Bank advances	31,700	33,425	57,700	59,206
Other borrowings	—	—	41,800	43,537
Junior subordinated debenture	5,155	4,740	5,155	4,875
Off-balance sheet financial instruments	—	—	—	—

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(9) Financial Instruments, Continued

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

As of December 31, 2010, the Company has no commitments to extend credit.

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

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(11) Income Taxes

Income taxes (benefit) consisted of the following (in thousands):

	Year Ended December 31,
	2010	2009
Current:
Federal	$(423)	$(3,297)
State	—	—

Total current	(423)	(3,297)

Deferred:
Federal	(2,191)	(1,506)
State	(446)	(824)
Valuation allowance	3,409	2,126

Total deferred	772	(204)

Total	$349	$(3,501)

The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows (dollars in thousands):

	Year Ended December 31,
	2010		2009
	Amount	% of Pretax Loss	Amount	% of Pretax Loss

Income taxes (benefit) at statutory rate	$(2,755)	(34.0)%	$(5,094)	(34.0)%
Increase (decrease) resulting from:
State taxes, net of Federal tax benefit	(294)	(3.6)	(544)	(3.6)
Change in valuation allowance	3,409	42.1	2,126	14.2
Other	(11)	(.2)	11	—

	$349	4.3%	$(3,501)	(23.4)%

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(11) Income Taxes, Continued

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands).

	At December 31,
	2010	2009
Deferred tax assets:
Allowance for loan losses	$434	$2,516
Net operating loss carryforwards	4,933	317
Premises and equipment	92	58
Impaired securities	67	67
Foreclosed property expenses	14	—
Other	27	—

Gross deferred tax assets	5,567	2,958
Less: Valuation allowance	5,535	2,126

Net deferred tax assets	32	832

Deferred tax liabilities:
Loan costs	(10)	(18)
Prepaid expenses	(22)	(42)

Deferred tax liabilities	(32)	(60)

Net deferred tax asset	$—	$772

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

At December 31, 2010, the Company has net operating loss carryforwards of approximately $12.1 million for Federal and $23.0 million for Florida available to offset future taxable income. These carryforwards will begin to expire in 2029.

The Company files U.S. and Florida income tax returns. With few exceptions, the Company is no longer subject to U.S. Federal or state and local income tax examinations by taxing authorities for years before 2007.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(12) Related Party Transactions

The Company has entered into transactions with its executive officers, directors and their affiliates in the ordinary course of business. There were loans to related parties at December 31, 2010 and 2009 of approximately $244,000 and $4,164,000, respectively. At December 31, 2010 and 2009, these same related parties had approximately $975,000 and $1,092,000, respectively, on deposit with the Company.

(13) Stock-Based Compensation

The Company established an Incentive Stock Option Plan (the “Plan”) for officers, directors and employees of the Company and reserved 157,680 (amended) shares of common stock for the plan. Both incentive stock options and nonqualified stock options may be granted under the plan. The exercise price of the stock options is determined by the board of directors at the time of grant, but cannot be less than the fair market value of the common stock on the date of grant. The options vest over three and five years.

However, the Company’s board of directors authorized the immediate vesting of all stock options outstanding as of December 29, 2005 and no stock options have been granted since 2005. The options must be exercised within ten years from the date of grant. At December 31, 2010, 66,794 options (amended) were available for grant. The plan terminated on February 27, 2011.

A summary of the activity in the Company’s stock option plan is as follows. All option amounts reflect the one-for-four reverse stock split declared in October 2010 and the 5% stock dividend declared in May 2010 (dollars in thousands, except share amounts):

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at December 31, 2008	132,186	$29.24
Forfeited	(27,197)	32.00

Outstanding at December 31, 2009	104,989	28.52
Forfeited	(35,857)	27.84

Outstanding and exercisable at December 31, 2010	69,132	$30.05	3.1 years	$—

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percentages (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 2010, the Bank did not meet the capital adequacy ratios as required in the Consent Order discussed below.

The Bank’s actual capital amounts and percentages are also presented in the table (dollars in thousands).

					Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions

			For Capital Adequacy Purposes				Requirements of Consent Order
	Actual
	Amount	%	Amount	%	Amount	%	Amount	%
As of December 31, 2010:
Total Capital to Risk-Weighted Assets	$9,639	6.70%	$11,513	8.00%	$14,392	10.00%	$17,270	12.00%
Tier I Capital to Risk-Weighted Assets	7,817	5.43	5,757	4.00	8,635	6.00	N/A	N/A
Tier I Capital to Total Assets	7,817	4.02	7,786	4.00	9,733	5.00	15,572	8.00

As of December 31, 2009:
Total Capital to Risk-Weighted Assets	$18,342	10.23%	$14,349	8.00%	$17,937	10.00%	N/A	N/A
Tier I Capital to Risk-Weighted Assets	16,012	8.93	7,175	4.00	10,762	6.00	N/A	N/A
Tier I Capital to Total Assets	16,012	5.85	10,952	4.00	13,690	5.00	N/A	N/A

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(14) Regulatory Matters, Continued

Regulatory Matters - Company. The Company is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System (the “Federal Reserve”). On June 22, 2010, the Company entered into a written agreement with the Federal Reserve Bank of Atlanta (“Reserve Bank”) with respect to certain aspects of the operation and management of the Company (the “Written Agreement”).

The Written Agreement contains the following principal requirements:

•

The board of directors of the Company must take appropriate steps to fully utilize the Company’s financial and managerial resources to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies with the Consent Order entered into with the OFR and the FDIC and any other supervisory action taken by the Bank’s state or federal regulator.

•	The Company may not declare or pay any dividends without prior Reserve Bank and Federal Reserve approval.

•	The Company may not, directly or indirectly, take dividends or any other form of payment representing a reduction in capital from the Bank without prior Reserve Bank approval.

•

The Company and its nonbank subsidiary, OptimumBank Holdings Capital Trust I, may not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Federal Reserve.

•

The Company and its nonbank subsidiary, OptimumBank Holdings Capital Trust I, may not, directly or indirectly, incur, increase, or guarantee any debt or purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

•

The Company must obtain prior written consent from the Reserve Bank before appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, and must comply with the regulations applicable to indemnification and severance payments.

•	The Company must provide quarterly progress reports to the Reserve Bank, along with parent company only financial statements.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(14) Regulatory Matters, Continued

Regulatory Matters – Bank. Effective April 16, 2010, the Bank consented to the issuance of a Consent Order by the FDIC and the OFR, also effective as of April 16, 2010.

The Consent Order represents an agreement among the Bank, the FDIC and the OFR as to areas of the Bank’s operations that warrant improvement and presents a plan for making those improvements. The Consent Order imposes no fines or penalties on the Bank. The Consent Order will remain in effect and enforceable until it is modified, terminated, suspended, or set aside by the FDIC and the OFR.

The Consent Order contains the following principal requirements:

•

The Board of Directors of the Bank is required to increase its participation in the affairs of the Bank and assume full responsibility for the approval of sound policies and objectives for the supervision of all of the Bank’s activities.

•

The Bank is required to have and retain qualified and appropriately experienced senior management, including a chief executive officer, a chief lending officer and a chief financial officer, who are given the authority to implement the provisions of the Consent Order.

•	Any proposed changes in the Bank’s Board of Directors or senior executive officers are subject to the prior consent of the FDIC and the OFR.

•

The Bank is required to maintain both a fully funded allowance for loan and lease losses satisfactory to the FDIC and the OFR and a minimum Tier 1 leverage capital ratio of 8% and a total risk-based capital ratio of 12% for as long as the Consent Order remains in effect.

•	The Bank must undertake over a two-year period a scheduled reduction of the balance of loans classified “substandard” and “doubtful” in its 2009 FDIC examination by at least 75%.

•	The Bank is required to reduce the volume of its adversely classified private label mortgage backed securities under a plan acceptable to the FDIC and OFR.

•	The Bank must submit to the FDIC and the OFR for their review and comment a written business/strategic plan covering the overall operation of the Bank.

•

The Bank must implement a plan to improve earnings, addressing goals and strategies for improving and sustaining earnings, major areas for improvement in the Bank’s operating performance, realistic and comprehensive budgets and a budget review process.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(14) Regulatory Matters, Continued

•	The Bank is required to revise, implement and incorporate recommendations of the FDIC and OFR with respect to the following policies or plans:

•	Lending and Collection Policies

•	Investment Policy

•	Liquidity, Contingency Funding and Funds Management Plan

•	Interest Rate Risk Management Policy

•	Internal Loan Review and Grading System and

•	Internal Control Policy.

•

The Bank’s Board of Directors must review the adequacy of the allowance for loan and lease losses and establish a comprehensive policy satisfactory to the FDIC and OFR for determining such adequacy at least quarterly thereafter.

•	The Bank may not pay any dividends or bonuses without the prior approval of the FDIC.

•	The Bank may not accept, renew or rollover any brokered deposits except with the prior approval of the FDIC.

•	The Bank is required to notify the FDIC and OFR prior to undertaking asset growth of 10% or more per annum while the Consent Order remains in effect.

•	The Bank is required to file quarterly progress reports with the FDIC and the OFR.

The Bank has implemented comprehensive policies and plans to address all of the requirements of the Consent Order and has incorporated recommendations from the FDIC and OFR into these policies and plans. Management believes that the Bank is currently in substantial compliance with all the requirements of the Consent Order except for the Bank’s failure to attain the regulatory capital ratio requirements. The Company is conducting a private placement offering of its common stock intended to result in the Bank attaining such capital ratios. There can be no assurance, however, that the Company will raise sufficient capital, if any, in the private placement offering for the Bank to achieve material compliance with these ratios.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(15) Dividends

The Company is limited in the amount of cash dividends that may be paid. Banking regulations place certain restrictions on dividends and loans or advances made by the Bank to the Holding Company. The amount of cash dividends that may be paid by the Bank to the Holding Company is based on the Bank’s net earnings of the current year combined with the Bank’s retained earnings of the preceding two years, as defined by state banking regulations. However, for any dividend declaration, the Company must consider additional factors such as the amount of current period net earnings, liquidity, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividends which the Company could declare. In addition, bank regulators have the authority to prohibit banks from paying dividends if they deem such payment to be an unsafe or unsound practice. At December 31, 2010, the Bank and Holding Company could not pay cash dividends (See Note 14).

(16) Contingencies

Various claims also arise from time to time in the normal course of business. In the opinion of management, none have occurred that will have a material effect on the Company’s consolidated financial statements.

(17) Simple IRA

The Company has a Simple IRA Plan whereby substantially all employees participate in the Plan. Employees may contribute up to 15 percent of their compensation subject to certain limits based on federal tax laws. The Company makes matching contributions equal to the first 3% of an employee’s compensation contributed to the Plan. Matching contributions vest to the employee immediately. For the years ended December 31, 2010 and 2009, expense attributable to the Plan amounted to $35,000 and $42,000, respectively.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(18) Fair Value Measurement

Impaired collateral-dependent loans are carried at fair value when the current collateral value is lower than the carrying value of the loan. Those impaired collateral-dependent loans which are measured at fair value or a nonrecurring basis are as follows (in thousands):

						Losses
						Recorded in
						Operations
						For the
	At December 31, 2010					Year Ended
	Fair Value	Level 1	Level 2	Level 3	Total Losses	December 31, 2010
Residential real estate-
Closed-end first mortgages	$4,136	$—	$—	$4,136	$561	$561
Commercial real estate:
Owner-occupied	70	—	—	70	20	20
Non-owner-occupied	8,893	—	—	8,893	2,583	1,857
Land and construction	7,231	—	—	7,231	1,815	1,363

	$20,330	$—	$—	$20,330	$4,979	$3,801

						Losses
						Recorded in
						Operations
						For the
	At December 31, 2009					Year Ended
	Fair Value	Level 1	Level 2	Level 3	Total Losses	December 31, 2009
Residential real estate:
Closed-end first mortgages	$3,412	$—	$—	$3,412	$1,227	$1,227
Closed-end second mortgages	200	—	—	200	205	205
Multi-family real estate	842	—	—	842	562	562
Commercial real estate-
Non-owner-occupied	1,656	—	—	1,656	1,844	1,844
Land and construction	7,855	—	—	7,855	4,490	4,426
Consumer-
Non-real estate secured	1	—	—	1	198	198

	$13,966	$—	$—	$13,966	$8,526	$8,462

Loans with a carrying value of $15,796,000 and $20,370,000 at December 31, 2010 and 2009, respectively, were measured for impairment using Level 3 inputs and had a fair value in excess of carrying value.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(18) Fair Value Measurement, Continued

Foreclosed real estate is recorded at fair value less estimated costs to sell. Foreclosed real estate which is measured at fair value on a nonrecurring basis is as follows (in thousands):

	At Year End					Losses Recorded
	Fair Value	Level 1	Level 2	Level 3	Total Losses	During the Year

At December 31, 2010	$3,215	$—	$—	$3,215	$—	$—

At December 31, 2009	$5,487	$—	$—	$5,487	$82	$8

(19) Stockholders’ Equity

The Company’s board of directors authorized a one-for-four reverse stock split on October 18, 2010, which became effective on November 5, 2010, with fractional shares rounded up to the next largest whole share. As part of the reverse stock split, the Company amended its Articles of Incorporation on November 5, 2010, to ratably decrease the number of common shares authorized from 6,000,000 shares to 1,500,000 shares.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(20) Holding Company Financial Information

The Holding Company’s unconsolidated financial information as of December 31, 2010 and 2009 and for the years then ended follows (in thousands):

Condensed Balance Sheets

	At December 31,
	2010	2009
Assets
Cash	$172	$286
Investment in subsidiary	7,817	16,012
Other assets	180	180

Total assets	$8,169	$16,478

Liabilities and Stockholders’ Equity

Other liabilities	$179	$35
Junior subordinated debenture	5,155	5,155
Stockholders’ equity	2,835	11,288

Total liabilities and stockholders’ equity	$8,169	$16,478

Condensed Statements of Operations

	Year Ended December 31,
	2010	2009

Loss of subsidiary	$(8,195)	$(11,189)
Interest expense	(144)	(275)
Other expense	(114)	(147)

Loss before income tax benefit	(8,453)	(11,611)

Income tax benefit	—	(130)

Net loss	$(8,453)	$(11,481)

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(20) Holding Company Financial Information, Continued

Condensed Statements of Cash Flows

	Year Ended December 31,
	2010	2009
Cash flows from operating activities:
Net loss	$(8,453)	$(11,481)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity in undistributed loss of subsidiary	8,195	11,189
Decrease in other assets	—	76
Increase (decrease) in accrued other liabilities	144	(110)

Net cash used in operating activities	(114)	(326)

Cash flow from investing activity-
Dividend from subsidiary	—	250

Net decrease in cash	(114)	(76)

Cash at beginning of the year	286	362

Cash at end of year	$172	$286

Noncash transactions:
Change in accumulated other comprehensive loss of subsidiary, net change in unrealized loss on security available for sale, net of tax	$—	$4

Common stock dividend	$—	$554

Reverse stock split	$25	$—

(continued)