Form 10-K, Exhibit 13
period 2011-12-31
OptimumBank Holdings, Inc.
filed 2012-03-30
CIK 1288855

Exhibit 13.1

Audited Consolidated Financial Statements

December 31, 2011 and 2010 and for the Years Then Ended

(Together with Report of Independent Registered Public Accounting Firm)

Report of Independent Registered Public Accounting Firm

OptimumBank Holdings, Inc.

Fort Lauderdale, Florida:

We have audited the accompanying consolidated balance sheets of OptimumBank Holdings, Inc. and Subsidiary (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

HACKER, JOHNSON & SMITH PA

Fort Lauderdale, Florida

March 30, 2012

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Balance Sheets

(Dollars in thousands, except share amounts)

	December 31,
	2011	2010
Assets

Cash and due from banks	$1,101	1,027
Interest-bearing deposits with banks	5,123	186
Federal funds sold	16,552	13,154

Total cash and cash equivalents	22,776	14,367

Securities held to maturity (fair value of $100 and $48,839)	100	51,057
Securities available for sale	28,907	0
Loans, net of allowance for loan losses of $2,349 and $3,703	89,217	113,542
Federal Home Loan Bank stock	2,159	3,173
Premises and equipment, net	2,691	2,796
Foreclosed real estate, net	7,646	3,215
Accrued interest receivable	499	644
Income taxes receivable	0	772
Other assets	477	739

Total assets	$154,472	190,305

Liabilities and Stockholders’ Equity

Liabilities:
Noninterest-bearing demand deposits	515	309
Savings, NOW and money-market deposits	35,538	36,654
Time deposits	71,842	111,275

Total deposits	107,895	148,238

Federal Home Loan Bank advances	31,700	31,700
Junior subordinated debenture	5,155	5,155
Advanced payment by borrowers for taxes and insurance	567	806
Official checks	1,113	815
Other liabilities	1,256	756

Total liabilities	147,686	187,470

Commitments and contingencies (Notes 4, 14, 16 and 19)

Stockholders’ equity:
Preferred stock, no par value; 6,000,000 shares authorized, no shares issued or outstanding	0	0
Common stock, $.01 par value; 50,000,000 and 1,500,000 shares authorized in 2011 and 2010, 22,411,108 and 819,358 shares issued and outstanding in 2011 and 2010	224	8
Additional paid-in capital	27,491	19,071
Accumulated deficit	(19,991)	(16,244)
Accumulated other comprehensive loss	(938)	0

Total stockholders’ equity	6,786	2,835

Total liabilities and stockholders’ equity	$154,472	190,305

See Accompanying Notes to Consolidated Financial Statements.

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Operations

(In thousands, except share amounts)

	Year Ended December 31,
	2011	2010
Interest income:
Loans	$4,625	6,301
Securities	1,729	2,409
Other	68	77

Total interest income	6,422	8,787

Interest expense:
Deposits	1,882	2,783
Borrowings	1,545	2,084

Total interest expense	3,427	4,867

Net interest income	2,995	3,920

(Credit) provision for loan losses	(149)	3,645

Net interest income after (credit) provision for loan losses	3,144	275

Noninterest income:
Service charges and fees	30	39
Gain on sale of securities	153	1,350
Other	196	5

Total noninterest income	379	1,394

Noninterest expenses:
Salaries and employee benefits	1,791	1,857
Occupancy and equipment	536	586
Data processing	192	202
Professional fees	1,573	1,732
Insurance	397	186
Foreclosed real estate expenses	1,319	469
Regulatory assessment	694	642
Loss on early extinguishment of debt	0	3,699
Other	727	400

Total noninterest expenses	7,229	9,773

Loss before income taxes	(3,706)	(8,104)

Income taxes	41	349

Net loss	$(3,747)	(8,453)

Net loss per share:
Basic	$(.82)	(10.32)

Diluted	$(.82)	(10.32)

See Accompanying Notes to Consolidated Financial Statements.

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2011 and 2010

(Dollars in thousands)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Shares	Amount

Balance at December 31, 2009	3,276,842	$33	$19,046	$(7,791)	$0	$11,288

Net loss	0	0	0	(8,453)	0	(8,453)

Reverse stock split (1 for 4 shares)	(2,457,484)	(25)	25	0	0	0

Balance at December 31, 2010	819,358	$8	$19,071	$(16,244)	$0	$2,835

Proceeds from sale of common stock	21,591,750	216	8,420	0	0	8,636

Comprehensive loss:
Net change in unrealized loss on securities available for sale	0	0	0	0	(938)	(938)

Net loss	0	0	0	(3,747)	0	(3,747)

Comprehensive loss						(4,685)

Balance at December 31, 2011	22,411,108	$224	$27,491	$(19,991)	$(938)	$6,786

See Accompanying Notes to Consolidated Financial Statements.

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2011	2010
Cash flows from operating activities:
Net loss	$(3,747)	(8,453)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	105	158
(Credit) provision for loan losses	(149)	3,645
Deferred income taxes	0	772
Decrease in income taxes receivable	772	2,805
Gain on sale of securities	(153)	(1,350)
Loss on early extinguishment of debt	0	3,699
Net amortization of fees, premiums and discounts	124	(345)
Decrease in accrued interest receivable	145	444
Decrease (increase) in other assets	262	(249)
Loss on sale of foreclosed real estate	186	243
Write-down of foreclosed real estate	772	126
Increase in official checks and other liabilities	798	184

Net cash (used in) provided by operating activities	(885)	1,679

Cash flows from investing activities:
Purchases of securities	(5,048)	(24,328)
Principal repayments and calls of securities	15,299	11,389
Proceeds from sale of securities	10,961	44,869
Net decrease in loans	15,310	16,740
Purchase of premises and equipment, net	—	(13)
Proceeds from sale of foreclosed real estate, net	3,704	1,951
Redemption of Federal Home Loan Bank stock	1,014	378

Net cash provided by investing activities	41,240	50,986

Cash flows from financing activities:
Net decrease in deposits	(40,343)	(3,444)
Proceeds from sale of common stock	8,636	0
Repayment of other borrowings	0	(44,764)
Repayments of Federal Home Loan Bank advances	0	(26,735)
Net decrease in advanced payment by borrowers for taxes and insurance	(239)	(139)

Net cash used in financing activities	(31,946)	(75,082)

Net increase (decrease) in cash and cash equivalents	8,409	(22,417)

Cash and cash equivalents at beginning of the year	14,367	36,784

Cash and cash equivalents at end of the year	$22,776	14,367

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows, Continued

(In thousands)

	Year Ended December 31,
	2011	2010
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$3,283	4,917

Income taxes	$0	0

Noncash transactions:
Change in accumulated other comprehensive loss, net change in unrealized loss on securities available for sale	$938	0

Transfer of securities held to maturity to available for sale	$50,534	0

Loans transferred to foreclosed real estate	$9,093	533

Loans made in connection with sale of foreclosed real estate	$0	485

Reverse stock split	$0	25

See Accompanying Notes to Consolidated Financial Statements.

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2011 and 2010 and the Years Then Ended

(1)	Summary of Significant Accounting Policies

Organization. OptimumBank Holdings, Inc. (the “Holding Company”) is a one-bank holding company and owns 100% of OptimumBank (the “Bank”), a state (Florida)-chartered commercial bank. The Bank’s wholly-owned subsidiaries are OB Real Estate Management, LLC, OB Real Estate Holdings, LLC and OB Real Estate Holding 1503, LLC, all of which were formed in 2009, OB Real Estate Holdings 1695, OB Real Estate Holdings 1669, OB Real Estate Holdings 1645, OB Real Estate Holdings 1620 and OB Real Estate Holdings 1565, all formed in 2010 and OB Real Estate Holdings 1443 and OB Real Estate Holdings 1616, OB Real Estate Holdings 1617, OB Real Estate Holdings 1710, OB Real Estate Holdings 1596, OB Real Estate Holdings 1636 formed in 2011. The Holding Company’s only business is the operation of the Bank and its subsidiaries (collectively, the “Company”). The Bank’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”). The Bank offers a variety of community banking services to individual and corporate customers through its three banking offices located in Broward County, Florida. OB Real Estate Management, LLC is primarily engaged in managing foreclosed real estate. This subsidiary had no activity in 2011 and 2010. All other subsidiaries are primarily engaged in holding and disposing of foreclosed real estate.

Basis of Presentation. The accompanying consolidated financial statements include the accounts of the Holding Company, the Bank, OB Real Estate Management, LLC, OB Real Estate Holdings, LLC, OB Real Estate Holdings 1503, LLC, OB Real Estate Holdings 1695, OB Real Estate Holdings 1669, OB Real Estate Holdings 1620, OB Real Estate Holdings 1443, OB Real Estate Holdings 1616, OB Real Estate Holdings 1617, OB Real Estate Holdings 1710, OB Real Estate Holdings 1636, OB Real Estate Holdings 1570, OB Real Estate Holdings 1565 OB Real Estate holdings 1596 and OB Real Estate Holdings 1645. All significant intercompany accounts and transactions have been eliminated in consolidation. The accounting and reporting practices of the Company conform to U.S. generally accepted accounting principles and to general practices within the banking industry. The following summarizes the more significant of these policies and practices:

Use of Estimates. In preparing consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate, and the deferred tax asset.

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

The Company may be required by law or regulation to maintain cash reserves in the form of vault cash or in accounts with other banks. There were no reserve balances required at December 31, 2011 and 2010.

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

Commitment fees and loan origination fees are deferred and certain direct origination costs are capitalized. Both are recognized as an adjustment of the yield of the related loan.

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

Allowance for Loan Losses. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to operations. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. There were no changes in the Company’s accounting policies or methodology during the year ended December 31, 2011.

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

The historical loss component of the allowance is determined by losses recognized by portfolio segment over the preceding two years. The historical loss experience is adjusted for the risks by each portfolio segment. Risk factors impacting loans in each of the portfolio segments include: economic trends and conditions; experience, ability and depth of lending management; national and local political environment; industry conditions and trends in charge-offs; and other trends or uncertainties that could affect management’s estimate of probable losses.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Allowance for Loan Losses, Continued. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for single-family and commercial real estate, land and construction and multi-family real estate loans, and consumer loans, by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral-dependent.

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

On January 1, 2009, the Company adopted accounting guidance relating to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions. As of December 31, 2011, management is not aware of any uncertain tax positions that would have a material effect on the Company’s consolidated financial statements.

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Income Taxes, Continued. The Holding Company and the Bank file a consolidated income tax return. Income taxes are allocated proportionately to the Holding Company and the Bank as though separate income tax returns were filed.

Advertising. The Company expenses all media advertising as incurred. Media advertising expense included in other noninterest expenses in the accompanying consolidated statements of operations was approximately $9,800 and $10,100 during the years ended December 31, 2011 and 2010, respectively.

Stock Compensation Plan. The Company has adopted the fair value recognition method and expenses the fair value of any stock options as they vest. Under the fair value recognition method, the Company recognizes stock-based compensation in the accompanying consolidated statements of operations.

Loss Per Share. Basic loss per share is computed on the basis of the weighted-average number of common shares outstanding. In 2011 and 2010, basic and diluted loss per share is the same due to the net loss incurred by the Company. All amounts reflect the one-for-four reverse stock split declared in October 2010. Loss per common share has been computed based on the following:

	Year Ended December 31,
	2011	2010
Weighted-average number of common shares outstanding used to calculate basic and diluted loss per common share	4,576,304	819,358

Off-Balance-Sheet Financial Instruments. In the ordinary course of business the Company may enter into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the consolidated financial statements when they are funded.

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

Loans. For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for fixed-rate loans, including fixed-rate residential and commercial real estate and commercial loans, are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

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

Federal Home Loan Bank Advances and Junior Subordinated Debenture. Fair values of Federal Home Loan Bank advances and junior subordinated debenture are estimated using discounted cash flow analysis based on the Company’s current incremental borrowing rates for similar types of borrowings.

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

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Comprehensive Loss. GAAP generally requires that recognized revenue, expenses, gains and losses be included in net loss. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the consolidated balance sheets, such items along with net loss, are components of comprehensive loss. The only component of other comprehensive loss is the net change in the unrealized loss on the securities available for sale. The components of accumulated other comprehensive loss are as follows (in thousands):

	Year Ended December 31,
	2011	2010

Unrealized holding losses during the year	$(785)	0
Reclassification adjustment for gains realized in operations	(153)	0

Net amount	$(938)	0

Recent Pronouncements. In April 2011, the Financial Accounting Standards Board (“FASB”) issued ASU 2011-03, Transfers and Servicing (Topic 860): Reconsideration of Effective Control for Repurchase Agreements, which applies to all entities. It affects all entities that enter into agreements to transfer financial assets that both entitle and obligate the transferor to repurchase or redeem the financial assets before their maturity. The amendments do not affect other transfers of financial assets. ASU 2011-03 removes from the assessment of effective control, the criterion relating to the transferor’s ability to repurchase or redeem financial assets on substantially the agreed terms, even in the event of default by the transferee. It also eliminates the requirement to demonstrate that the transferor possesses adequate collateral to fund substantially all the cost of purchasing replacement financial assets. Eliminating the transferor’s ability criterion and related implementation guidance from an entity’s assessment of effective control should improve the accounting for repurchase agreements and other similar transactions. ASU 2011-03 was effective for interim or annual periods beginning on January 1, 2012 and is to be applied prospectively to transactions or modifications of existing transactions that occur on or after the effective date. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(1)	Summary of Significant Accounting Policies, Continued

Recent Pronouncements, Continued. In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. ASU 2011-04 applies to all reporting entities that are required or permitted to measure or disclose the fair value of an asset, a liability, or an instrument classified in a reporting entity’s shareholders’ equity in the financial statements. ASU 2011-04 is expected to result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, it changes the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. For many of the requirements of ASU 2011-04, it is not intended for the amendments to result in a change in the application of the requirements in Topic 820. Some of the amendments clarify the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements, including the following: (1) measuring the fair value of financial instruments that are managed within a portfolio; (2) application of premiums and discounts in a fair value measurement; and (3) additional disclosures about fair value measurements. ASU 2011-04 was effective for interim and annual periods beginning on January 1, 2012 and is to be applied prospectively. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220). The amendments in this update remove the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. ASU No. 2011-05 was effective for interim and annual periods, beginning on January 1, 2012. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

(2)	Securities

Securities have been classified according to management’s intent. The carrying amount of securities and approximate fair values are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2011:
Securities Available for Sale-
Mortgage-backed securities	$29,845	$202	$(1,140)	$28,907

Securities Held to Maturity-
State of Israel bond	$100	$0	$0	$100

At December 31, 2010:
Securities Held to Maturity:
Mortgage-backed securities	$50,957	$130	$(2,348)	$48,739
State of Israel bond	100	0	0	100

	$51,057	$130	$(2,348)	$48,839

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(2)	Securities, Continued

The following summarizes sales of securities (in thousands):

	Year Ended December 31,
	2011	2010

Proceeds from sales of securities	$10,961	$44,869

Gross gains from sale of securities	153	1,492
Gross losses from sale of securities	0	(142)

Net gains from sale of securities	$153	$1,350

In June 2011, the Company transferred securities with a book value of approximately $50.5 million from the held to maturity category to the available for sale category. The fair value of the securities was $49.8 million resulting in unrealized losses of approximately $0.7 million. The net unrealized loss was recorded in accumulated other comprehensive loss. Due to this transfer, the Company will be prohibited from classifying securities as held to maturity for a period of two years.

During the year ended December 31, 2010, the Company sold twenty-two securities in order to downsize and deleverage its balance sheet. This action was taken in an effort to comply with a significant increase in the regulatory capital requirements imposed on the Bank under a Consent Order issued by the FDIC and State of Florida Office of Financial Regulation (“OFR”) (see Note 14).

Securities with gross unrealized losses at December 31, 2011, aggregated by investment category and length of time that individual securities have been in a continuous loss position, is as follows (in thousands):

	Less Than Twelve Months		Over Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value

Mortgage-backed securities	$8	$259	$1,132	$13,517

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(2)	Securities, Continued

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

The unrealized losses on ten investment securities were caused by market conditions. It is expected that the securities would not be settled at a price less than the book value of the investments. Because the decline in fair value is attributable to market conditions and not credit quality, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

In evaluating mortgage-backed securities with unrealized losses greater than 12 months, management utilizes various resources, including input from independent third party firms to perform an analysis of expected future cash flows. The process begins with an assessment of the underlying collateral backing the mortgage pools. Management develops specific assumptions using as much market data as possible and includes internal estimates as well as estimates published by rating agencies and other third-party sources. The data for the individual borrowers in the underlying mortgage pools are generally segregated by state, FICO score at issue, loan to value at issue, and income documentation criteria. Mortgage pools are evaluated for current and expected levels of delinquencies and foreclosures, based on where they fall in the prescribed data set of FICO score, geographics, LTV and documentation type, and a level of loss severity is assigned to each security based on its experience. The above-described historical data is used to develop current and expected measures of cumulative default rates as well as ultimate loss frequency and severity within the underlying mortgages. This reveals the expected future cash flows within the mortgage pool. The data described above is then input to an industry recognized model to assess the behavior of the particular security tranche owned by the Company. Significant inputs in this process include the structure of any subordination structures, if applicable, and are dictated by the structure of each particular security as laid out in the offering documents. The forecasted cash flows from the mortgage pools are input through the security structuring model to derive expected cash flows for the specific security owned by the Company to determine if the future cash flows are expected to exceed the book value of the security. The values for the significant inputs are updated on a regular basis.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(2)	Securities, Continued

The key base assumptions for mortgage-backed securities used are in the table below:

At December 31,
	2011		2010

Prepayment rate	9-58	% PSA	12-69	% PSA
Loss severity	2-140%		27-68%
Cumulative default rate	0.51-9.16%		0.81-6.04%
Principal write-down	0-.81%		0-.04%

Loss severity rates are estimated based on collateral characteristics for single family first mortgages.

Available-for-sale securities measured at fair value on a recurring basis are summarized below (in thousands):

		Fair Value Measurements Using
	Fair Value	Quoted Prices In Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
At December 31, 2011-
Mortgage-backed securities	$28,907	0	28,907	0

During the years ended December 31, 2011 and 2010, no securities were transferred in or out of Level 1, Level 2 and Level 3.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3)	Loans

The components of loans are as follows (in thousands):

	At December 31,
	2011	2010

Residential real estate	$31,142	$40,130
Multi-family real estate	4,109	4,213
Commercial real estate	44,312	55,119
Land and construction	11,783	17,292
Consumer	175	358

Total loans	91,521	117,112

Add (deduct):
Net deferred loan fees, costs and premiums	45	133
Allowance for loan losses	(2,349)	(3,703)

Loans, net	$89,217	$113,542

An analysis of the change in the allowance for loan losses for the years ended December 31, 2011 and 2010 follows (in thousands):

	Residential Real Estate	Multi-Family Real Estate	Commercial Real Estate	Land and Construction	Consumer	Total
Year Ended December 31, 2011:
Beginning balance	$1,285	$282	$1,542	$514	$80	$3,703
(Credit) provision for loan losses	(779)	(42)	(6)	755	(77)	(149)
Charge-offs	(308)	0	(202)	(1,229)	0	(1,739)
Recoveries	368	7	0	147	12	534

Ending balance	$566	$247	$1,334	$187	$15	$2,349

Year Ended December 31, 2010:
Beginning balance	$2,049	$489	$1,466	$5,227	$132	$9,363
Provision (credit) for loan losses	878	(64)	2,405	510	(84)	3,645
Charge-offs	(1,663)	(154)	(2,330)	(5,223)	(54)	(9,424)
Recoveries	21	11	1	0	86	119

Ending balance	$1,285	$282	$1,542	$514	$80	$3,703

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

The Company has divided the loan portfolio into five portfolio segments, each with different risk characteristics and methodologies for assessing risk. The portfolio segments identified by the Company are as follows:

Real Estate Mortgage Loans. Real estate mortgage loans are typically segmented into four categories: residential real estate, multi-family real estate, commercial real estate, and land and construction. Residential real estate loans are underwritten in accordance with policies set forth and approved by the Board of Directors (the “Board”), including repayment capacity and source, value of the underlying property, credit history and stability. Multi-family and commercial real estate loans are secured by the subject property and are underwritten based upon standards set forth in the policies approved by the Company’s Board. Such standards include, among other factors, loan to value limits, cash flow coverage and general creditworthiness of the obligors. Construction loans to borrowers finance the construction of owner occupied and leased properties. These loans are categorized as construction loans during the construction period, later converting to commercial or residential real estate loans after the construction is complete and amortization of the loan begins. Real estate development and construction loans are approved based on an analysis of the borrower and guarantor, the viability of the project and on an acceptable percentage of the appraised value of the property securing the loan. Real estate development and construction loan funds are disbursed periodically based on the percentage of construction completed. The Company carefully monitors these loans with on-site inspections and requires the receipt of lien waivers on funds advanced. Development and construction loans are typically secured by the properties under development or construction, and personal guarantees are typically obtained. Further, to assure that reliance is not placed solely on the value of the underlying property, the Company considers the market conditions and feasibility of proposed projects, the financial condition and reputation of the borrower and guarantors, the amount of the borrower’s equity in the project, independent appraisals, cost estimates and pre-construction sales information. The Company also makes loans on occasion for the purchase of land for future development by the borrower. Land loans are extended for future development for either commercial or residential use by the borrower. The Company carefully analyzes the intended use of the property and the viability thereof.

Consumer Loans. Consumer loans are extended for various purposes, including purchases of automobiles, recreational vehicles, and boats. Also offered are home improvement loans, lines of credit, personal loans, and deposit account collateralized loans. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas such as unemployment levels. Loans to consumers are extended after a credit evaluation, including the creditworthiness of the borrower(s), the purpose of the credit, and the secondary source of repayment. Consumer loans are made at fixed and variable interest rates and may be made on terms of up to ten years. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

The balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2011 and 2010 follows (in thousands):

	Residential	Multi-Family	Commercial	Land
	Real	Real	Real	and
	Estate	Estate	Estate	Construction	Consumer	Total
At December 31, 2011:
Individually evaluated for impairment:
Recorded investment	$7,919	$0	$16,716	$7,241	$68	$31,944

Balance in allowance for loan losses	$0	$0	$11	$0	$0	$11

Collectively evaluated for impairment:
Recorded investment	$23,223	$4,109	$27,596	$4,542	$107	$59,577

Balance in allowance for loan losses	$566	$247	$1,323	$187	$15	$2,338

At December 31, 2010:
Individually evaluated for impairment:
Recorded investment	$12,608	$0	$21,215	$10,649	$249	$44,721

Balance in allowance for loan losses	$0	$0	$11	$75	$0	$86

Collectively evaluated for impairment:
Recorded investment	$27,522	$4,213	$33,904	$6,643	$109	$72,391

Balance in allowance for loan losses	$1,285	$282	$1,531	$439	$80	$3,617

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

The following summarizes the loan credit quality (in thousands):

	Pass	OLEM (Other Loans Especially Mentioned)	Substandard	Doubtful	Loss	Total
At December 31, 2011:
Residential real estate:
Closed-end first mortgages	$19,296	$3,686	$5,001	$0	$0	$27,983
Closed-end second mortgages	3,159	0	0	0	0	3,159

Total residential real estate	22,455	3,686	5,001	0	0	31,142

Multi-family real estate	4,109	0	0	0	0	4,109

Commercial real estate:
Owner-occupied	11,755	2,012	369	0	0	14,136
Non-owner-occupied	12,204	2,764	15,208	0	0	30,176

Total commercial real estate	23,959	4,776	15,577	0	0	44,312

Land and construction	4,493	49	7,241	0	0	11,783

Consumer:
Non-real estate secured	0	68	0	0	0	68
Real estate secured	107	0	0	0	0	107

Total consumer	107	68	0	0	0	175

Total	$55,123	$8,579	$27,819	$0	$0	$91,521

At December 31, 2010:
Residential real estate:
Closed-end first mortgages	$23,542	$3,697	$9,691	$0	$0	$36,930
Closed-end second mortgages	3,200	0	0	0	0	3,200

Total residential real estate	26,742	3,697	9,691	0	0	40,130

Multi-family real estate	4,213	0	0	0	0	4,213

Commercial real estate:
Owner-occupied	12,960	1,238	1,837	0	0	16,035
Non-owner-occupied	18,042	3,638	17,404	0	0	39,084

Total commercial real estate	31,002	4,876	19,241	0	0	55,119

Land and construction	4,976	1,667	10,649	0	0	17,292

Consumer:
Non-real estate secured	99	0	151	0	0	250
Real estate secured	108	0	0	0	0	108

Total consumer	207	0	151	0	0	358

Total	$67,140	$10,240	$39,732	$0	$0	$117,112

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

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

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

Age analysis of past-due loans is as follows is as follows (in thousands):

	Accruing Loans
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Nonaccrual Loans	Total Loans
At December 31, 2011:
Residential real estate:
Closed-end first mortgages	$0	$768	$0	$768	$22,214	$5,001	$27,983
Closed-end second mortgages	0	0	0	0	3,159	0	3,159

Subtotal	0	768	0	768	25,373	5,001	31,142

Multi-family real estate	0	0	0	0	4,109	0	4,109

Commercial real estate:
Owner-occupied	0	0	0	0	13,767	369	14,136
Non-owner-occupied	0	0	0	0	14,968	15,208	30,176

Subtotal	0	0	0	0	28,735	15,577	44,312

Land and construction	0	0	0	0	4,542	7,241	11,783

Consumer:
Non-real estate secured	0	0	0	0	68	0	68
Real estate secured	0	0	0	0	107	0	107

Subtotal	0	0	0	0	175	0	175

Total	$0	$768	$0	$768	$62,934	$27,819	$91,521

At December 31, 2010:
Residential real estate:
Closed-end first mortgages	$0	$0	$0	$0	$27,239	$9,691	$36,930
Closed-end second mortgages	0	0	0	0	3,200	0	3,200

Subtotal	0	0	0	0	30,439	9,691	40,130

Multi-family real estate	0	0	0	0	4,213	0	4,213

Commercial real estate:
Owner-occupied	0	0	0	0	14,198	1,837	16,035
Non-owner-occupied	3,195	0	0	3,195	20,881	15,008	39,084

Subtotal	3,195	0	0	3,195	35,079	16,845	55,119

Land and construction	0	0	0	0	9,449	7,843	17,292

Consumer:
Non-real estate secured	99	0	0	99	0	151	250
Real estate secured	0	0	0	0	108	0	108

Subtotal	99	0	0	99	108	151	358

Total	$3,294	$0	$0	$3,294	$79,288	$34,530	$117,112

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

The following summarizes the amount of impaired loans (in thousands):

	At December 31, 2011			At December 31, 2010
	Recorded Investment	Unpaid Principal Balance	Related Allowance	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Residential real estate-
Closed-end first mortgages	$7,919	$8,465	$0	$12,608	$14,272	$0
Commercial real estate:
Owner-occupied	369	376	0	1,837	1,857	0
Non-owner-occupied	15,208	17,584	0	18,204	20,466	0
Land and construction	7,241	11,652	0	9,980	15,018	0
Consumer-
Non-real estate secured	68	68	0	249	249	0

With an allowance recorded:
Commercial real estate-
Non-owner-occupied	1,139	1,139	11	1,174	1,174	11
Land and construction	0	0	0	669	669	75

Total:
Residential real estate-
Closed-end first mortgages	$7,919	$8,465	$0	$12,608	$14,272	$0

Commercial real estate:
Owner-occupied	$369	$376	$0	$1,837	$1,857	$0

Non-owner-occupied	$16,347	$18,723	$11	$19,378	$21,640	$11

Land and construction	$7,241	$11,652	$0	$10,649	$15,687	$75

Consumer-
Non-real estate secured	$68	$68	$0	$249	$249	$0

Total	$31,944	$39,284	$11	$44,721	$53,705	$86

The average net investment in impaired loans and interest income recognized and received on impaired loans are as follows (in thousands):

	For the Year Ended December 31,
	2011			2010
	Average Recorded Investment	Interest Income Recognized	Interest Income Received	Average Recorded Investment	Interest Income Recognized	Interest Income Received
Residential real estate-
Closed-end first mortgages	$11,077	$226	$306	$7,081	$20	$35

Multi-family real estate	$0	$0	$0	$387	$0	$0

Commercial real estate:
Owner-occupied	$443	$0	$1	$1,266	$0	$4

Non-owner-occupied	$18,419	$115	$375	$15,279	$267	$366

Land and construction	$7,412	$21	$147	$9,965	$26	$253

Consumer-
Non-real estate secured	$198	$5	$5	$9	$0	$0

Total	$37,549	$367	$834	$33,987	$313	$658

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(3)	Loans, Continued

The following is a summary of loans determined to be troubled debt restructurings during the year ended December 31, 2011 (dollars in thousands):

	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Troubled Debt Restructurings:
Residential real estate-
Modified interest rate and amortization	1	$1,540	1,540
Commercial real estate-
Modified interest rate and amortization	4	5,915	5,915
Land and construction-
Modified interest rate and amortization	1	1,030	1,030

	6	$8,485	8,485

The allowance for loan losses on residential real estate, commercial real estate, and land and construction loans that have been restructured and are considered trouble debt restructurings (“TDR”) is included in the Bank’s specific reserve. The specific reserve is determined on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if the loan is collateral-dependent. TDR’s that have subsequently defaulted are considered collateral-dependent. There were no TDR’s that have subsequently defaulted which were restructured during 2011.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(4)	Premises and Equipment

A summary of premises and equipment follows (in thousands):

	At December 31,
	2011	2010

Land	$1,171	$1,171
Buildings and improvements	1,959	1,959
Furniture, fixtures and equipment	1,026	1,026
Leasehold improvements	119	119

Total, at cost	4,275	4,275

Less accumulated depreciation and amortization	(1,584)	(1,479)

Premises and equipment, net	$2,691	$2,796

The Company currently leases two branch facilities under operating leases. One lease contains renewal options and requires the Company to pay an allowable share of common area maintenance and real estate taxes. The other lease only requires the Company to pay real estate taxes. Rent expense under operating leases during the years ended December 31, 2011 and 2010 was $133,000 and $133,000, respectively. At December 31, 2011, the future minimum lease payments are approximately as follows (in thousands):

Year Ending December 31,	Amount

2012	$84
2013	80
2014	88
2015	88
2016	88
Thereafter	170

$598

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(5)	Foreclosed Real Estate

Foreclosed real estate is presented net of an allowance for losses. An analysis of the allowance for losses on foreclosed real estate is as follows (in thousands):

	Year Ended December 31,
	2011	2010

Balance of beginning of year	$0	$21
Provision for losses on foreclosed real estate	772	126
Charge-offs	(772)	(147)

Balance at end of year	$0	$0

Expenses applicable to foreclosed real estate are as follows (in thousands):

	Year Ended December 31,
	2011	2010

Provision for losses on foreclosed real estate	$772	$126
Loss on sale of foreclosed real estate	186	243
Operating expenses	361	100

	$1,319	$469

(6)	Deposits

The aggregate amount of time deposits with a minimum denomination of $100,000, was approximately $30.2 million and $51.3 million at December 31, 2011 and 2010, respectively.

A schedule of maturities of time deposits at December 31, 2011 follows (in thousands):

Year Ending December 31,	Amount

2012	$58,025
2013	9,898
2014	1,408
2015	2,274
2016	237

$71,842

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(7)	Federal Home Loan Bank Advances and Junior Subordinated Debenture

The maturities and interest rates on the Federal Home Loan Bank (“FHLB”) advances were as follows (dollars in thousands):

Maturity Year Ending December 31,	Call Date	Interest Rate	At December 31,
			2011	2010

2012	2012	4.75%	$4,000	$4,000
2013	2012	3.64	7,500	7,500
2016	—	4.51	5,000	5,000
2016	—	4.65	8,000	8,000
2016	—	4.44	5,600	5,600
2017	2012	4.38	1,600	1,600

			$31,700	$31,700

Certain of the above advances are callable by the FHLB starting in the year indicated.

At December 31, 2011 and 2010, the FHLB advances were collateralized by $10.2 million and $15.8 million, respectively, of securities and by a lien on qualifying residential one-to-four family mortgage loans, commercial and multi-family real estate loans and second mortgage loans.

During the year ended December 31, 2010, the Company sold mortgage-backed securities and collateralized mortgage obligations with a carrying value of $13.8 million in order to downsize and deleverage its balance sheet in order to increase the Bank’s regulatory capital ratios to comply with the Consent Order issued by the FDIC and OFR (see Note 14). The proceeds from the sale of securities were used to prepay approximately $16 million in FHLB advances secured by these securities. The Company realized a loss from prepayment penalties of approximately $735,000.

On September 30, 2004, the Company issued a $5,155,000 junior subordinated debenture to an unconsolidated subsidiary. The debenture has a term of thirty years. The interest rate was fixed at 6.4% for the first five years, and thereafter, the coupon rate floats quarterly at the three-month LIBOR rate plus 2.45% (2.97% at December 31, 2011). The junior subordinated debenture, due in 2034, is redeemable in certain circumstances after October 2009. The terms of the debenture agreement allow the Company to defer payments of interest on the debenture by extending the interest payment period at any time during the term of the debenture for up to twenty consecutive quarterly periods. During 2011 and 2010, the Company exercised its right to defer payment of interest on the debenture. Interest payments deferred as of December 31, 2011 and 2010 totaled $326,000 and $179,000, respectively.

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

Other borrowings consisted of securities sold under agreements to repurchase. The securities sold under the agreements to repurchase were delivered to the broker-dealer who arranged the transactions. Information concerning the securities sold under agreements to repurchase is summarized as follows (dollars in thousands):

	Year Ended December 31,
	2011	2010

Balance at year end	$0	$0
Average balance during the year	$0	$7,558
Average interest rate during the year	0%	4.24%
Maximum month-end balance during the year	$0	$41,800
Securities held to maturity pledged as collateral	$0	$0
Cash pledged as collateral	$0	$0

During the year ended December 31, 2010, the Company sold mortgage-backed securities and collateralized mortgage obligations with a carrying value of $29.6 million in order to downsize and deleverage its balance sheet in order to increase the Bank’s regulatory capital ratios to comply with the Consent Order issued by the FDIC and OFR (see Note 14). The proceeds from the sale of securities were used to prepay approximately $41.8 million in reverse repurchase agreements secured by these securities. The Company realized a loss from prepayment penalties of approximately $3.0 million.

(9)	Financial Instruments

The estimated fair values of the Company’s financial instruments were as follows (in thousands):

	At December 31, 2011		At December 31, 2010
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$22,776	$22,776	$14,367	$14,367
Securities held to maturity	100	100	51,057	48,839
Securities available for sale	28,907	28,907	0	0
Loans	89,217	89,069	113,542	113,513
Federal Home Loan Bank stock	2,159	2,159	3,173	3,173
Accrued interest receivable	499	499	644	644

Financial liabilities:
Deposit liabilities	107,895	108,461	148,238	148,929
Federal Home Loan Bank advances	31,700	33,920	31,700	33,425
Junior subordinated debenture	5,155	4,734	5,155	4,740
Off-balance sheet financial instruments	0	0	0	0

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(9)	Financial Instruments, Continued

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

As of December 31, 2011, the Company had no commitments to extend credit.

(10)	Credit Risk

The Company grants the majority of its loans to borrowers throughout Broward and portions of Palm Beach and Miami-Dade Counties, Florida. Although the Company has a diversified loan portfolio, a significant portion of its borrowers’ ability to honor their contracts is dependent upon the economy in Broward, Palm Beach and Miami-Dade Counties, Florida.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(11)	Income Taxes

Income taxes consisted of the following (in thousands):

	Year Ended December 31,
	2011	2010

Current:
Federal	$41	$(423)
State	0	0

Total current	41	(423)

Deferred:
Federal	(1,232)	(2,191)
State	(203)	(446)
Change in valuation allowance	1,435	3,409

Total deferred	0	772

Total	$41	$349

The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows (dollars in thousands):

	Year Ended December 31,
	2011		2010
	Amount	% of Pretax Loss	Amount	% of Pretax Loss

Income tax benefit at statutory rate	$(1,260)	(34.0)%	$(2,755)	(34.0)%
Increase (decrease) resulting from:
State taxes, net of Federal tax benefit	(134)	(3.6)	(294)	(3.6)
Change in valuation allowance	1,435	38.7	3,409	42.1
Other	0	.0	(11)	(.2)

	$41	1.1%	$349	4.3%

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(11)	Income Taxes, Continued

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands).

	At December 31,
	2011	2010
Deferred tax assets:
Allowance for loan losses	$71	$434
Net operating loss carryforwards	5,919	4,933
Premises and equipment	109	92
Impaired securities	67	67
Foreclosed property expenses	442	14
Nonaccrual loan interest	298	0
Other	69	27

Gross deferred tax assets	6,975	5,567
Less: Valuation allowance	6,970	5,535

Net deferred tax assets	5	32

Deferred tax liabilities:
Loan costs	(4)	(10)
Prepaid expenses	(1)	(22)

Deferred tax liabilities	(5)	(32)

Net deferred tax asset	$0	$0

During the years ended December 31, 2011 and 2010, the Company assessed its earnings history and trend over the past year and its estimate of future earnings, and determined that it was more likely than not that the deferred tax assets would not be realized in the near term. Accordingly, a valuation allowance was recorded and maintained against the net deferred tax asset for the amount not expected to be realized in the future.

At December 31, 2011, the Company had net operating loss carryforwards of approximately $14.7 million for Federal tax purposes and $25.6 million for Florida tax purposes available to offset future taxable income. These carryforwards will begin to expire in 2029. These carryforwards are subject to an annual limitation going forward under Internal Revenue Code Section 382 which became applicable with the sale of common stock that occurred during 2011.

The Company files U.S. and Florida income tax returns. With few exceptions, the Company is no longer subject to U.S. Federal or state and local income tax examinations by taxing authorities for years before 2008.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(12)	Related Party Transactions

The Company has entered into transactions with its executive officers, directors and their affiliates in the ordinary course of business. There were loans to related parties at December 31, 2011 and 2010 of approximately $239,000 and $244,000, respectively. At December 31, 2011 and 2010, related parties had approximately $509,000 and $975,000, respectively, on deposit with the Company.

(13)	Stock-Based Compensation

On December 27, 2011, the Company’s stockholders approved the 2011 Equity Incentive Plan (“2011 Plan”). A total of 2,200,000 shares of common stock are available to be issued under the 2011 Plan. Options, restricted stock, performance share awards and bonus share awards in lieu of obligations may be issued under the 2011 Plan. Both incentive stock options and nonqualified stock options can be granted under the 2011 Plan. The exercise price of the stock options can not be less than the fair market value of the common stock on the date of grant. As of December 31, 2011 no equity instruments have been granted under the 2011 Plan.

The Company terminated its prior stock option plan on February 27, 2011. At December 31, 2011, no options were available for grant under this plan. Options must be exercised within ten years of the date of grant.

A summary of the activity in the prior plan is as follows. All option amounts reflect the one-for-four reverse stock split declared in October 2010 and the 5% stock dividend declared in May 2010 (dollars in thousands, except share amounts):

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at December 31, 2009	104,989	$28.52
Forfeited	(35,857)	27.84

Outstanding at December 31, 2010	69,132	30.05
Expired	(18,232)	18.16

Outstanding and exercisable at December 31, 2011	50,900	$34.31	3.0 years	$0

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(14)	Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the regulatory banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and percentages (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). As of December 31, 2011, the Bank did not meet the Tier 1 capital to total assets ratio as required in the Consent Order discussed below.

The Bank’s actual capital amounts and percentages are also presented in the table (dollars in thousands).

	Actual		For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions		Requirements of Consent Order
	Amount	%	Amount	%	Amount	%	Amount	%
As of December 31, 2011:
Total Capital to Risk-Weighted Assets	$14,382	12.48%	$9,221	8.00%	$11,526	10.00%	$13,832	12.00%
Tier I Capital to Risk-Weighted Assets	12,930	11.22	4,611	4.00	6,916	6.00	N/A	N/A
Tier I Capital to Total Assets	12,930	7.76	6,668	4.00	8,335	5.00	13,335	8.00

As of December 31, 2010:
Total Capital to Risk-Weighted Assets	$9,639	6.70%	$11,513	8.00%	$14,392	10.00%	$17,270	12.00%
Tier I Capital to Risk-Weighted Assets	7,817	5.43	5,757	4.00	8,635	6.00	N/A	N/A
Tier I Capital to Total Assets	7,817	4.02	7,786	4.00	9,733	5.00	15,572	8.00

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(14)	Regulatory Matters, Continued

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

The Written Agreement contains the following principal requirements:

•

The Board of the Company must take appropriate steps to fully utilize the Company’s financial and managerial resources to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies with the Consent Order entered into with the OFR and the FDIC and any other supervisory action taken by the Bank’s state or federal regulator.

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

Regulatory Matters - Bank. Effective April 16, 2010, the Bank consented to the issuance of a Consent Order by the FDIC and the OFR, also effective as of April 16, 2010.

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

The Consent Order contains the following principal requirements:

•

The Board of the Bank is required to increase its participation in the affairs of the Bank and assume full responsibility for the approval of sound policies and objectives for the supervision of all of the Bank’s activities.

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

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(14)	Regulatory Matters, Continued

•	The Bank is required to revise, implement and incorporate recommendations of the FDIC and OFR with respect to the following policies or plans:

•	Lending and Collection Policies

•	Investment Policy

•	Liquidity, Contingency Funding and Funds Management Plan

•	Interest Rate Risk Management Policy

•	Internal Loan Review and Grading System;

•	Internal Control Policy; and

•	A plan to reduce concentration in commercial real estate loans;

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

Management believes that the Bank is currently in substantial compliance with all the requirements of the Consent Order except for the following requirements:

•	Maintenance of a Tier 1 leverage capital ratio of 8%;

•	Scheduled reduction by October 31, 2011 of 60% of loans classified as substandard and doubtful in the 2009 FDIC Examination;

•	Retention of a qualified chief executive officer; and

•	Development of a plan to reduce Bank’s concentration in commercial real estate loans acceptable to the supervisory authorities.

The Company conducted a private placement offering of its common stock intended to result in the Bank attaining the capital ratios required by the Consent Order. The Bank met the total risk-based capital requirement of 12% at December 31, 2011. However, as of December 31, 2011, the Bank’s Tier 1 leverage ratio of 7.76% is below the required ratio of 8%. The Company is in the process of raising sufficient capital to enable the Bank to comply with the 8% Tier 1 leverage ratio requirement (See Note 19). However, there can be no assurance, that the Company will raise sufficient capital for the Bank to achieve and maintain material compliance with these ratios.

The Bank has implemented comprehensive policies and plans to address all of the requirements of the Consent Order and has incorporated recommendations from the FDIC and OFR into these policies and plans.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(15)	Dividends

The Company is limited in the amount of cash dividends that may be paid. Banking regulations place certain restrictions on dividends and loans or advances made by the Bank to the Holding Company. The amount of cash dividends that may be paid by the Bank to the Holding Company is based on the Bank’s net earnings of the current year combined with the Bank’s retained earnings of the preceding two years, as defined by state banking regulations. However, for any dividend declaration, the Company must consider additional factors such as the amount of current period net earnings, liquidity, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividends which the Company could declare. In addition, bank regulators have the authority to prohibit banks from paying dividends if they deem such payment to be an unsafe or unsound practice. At December 31, 2011, the Bank and Holding Company could not pay cash dividends (See Note 14).

(16)	Contingencies

Various claims also arise from time to time in the normal course of business. In the opinion of management, none have occurred that will have a material effect on the Company’s consolidated financial statements.

(17)	Simple IRA

The Company has a Simple IRA Plan whereby substantially all employees participate in the Plan. Employees may contribute up to 15 percent of their compensation subject to certain limits based on federal tax laws. The Company makes matching contributions equal to the first 3% of an employee’s compensation contributed to the Plan. Matching contributions vest to the employee immediately. For the years ended December 31, 2011 and 2010, expense attributable to the Plan amounted to $38,000 and $35,000, respectively. The Company’s Simple IRA Plan was terminated effective January 1, 2012.

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

Impaired collateral-dependent loans are carried at fair value when the current collateral value is lower than the carrying value of the loan. Those impaired collateral-dependent loans which are measured at fair value or a nonrecurring basis are as follows (in thousands):

	At December 31, 2011					Losses Recorded in Operations For the Year Ended December 31, 2011
	Fair Value	Level 1	Level 2	Level 3	Total Losses

Residential real estate-
Closed-end first mortgages	$1,591	$0	$0	$1,591	$545	$308
Commercial real estate:
Owner-occupied	291	0	0	291	8	8
Non-owner-occupied	6,540	0	0	6,540	2,652	150
Land and construction	6,793	0	0	6,793	1,511	834

	$15,215	$0	$0	$15,215	$4,716	$1,300

	At December 31, 2010					Losses Recorded in Operations For the Year Ended December 31, 2010
	Fair Value	Level 1	Level 2	Level 3	Total Losses

Residential real estate-
Closed-end first mortgages	$4,136	$0	$0	$4,136	$561	$561
Commercial real estate:
Owner-occupied	70	0	0	70	20	20
Non-owner-occupied	8,893	0	0	8,893	2,583	1,857
Land and construction	7,231	0	0	7,231	1,815	1,363

	$20,330	$0	$0	$20,330	$4,979	$3,801

Foreclosed real estate is recorded at fair value less estimated costs to sell. Foreclosed real estate which is measured at fair value on a nonrecurring basis is as follows (in thousands):

	At Year End				Total Losses	Losses Recorded During the Year
	Fair Value	Level 1	Level 2	Level 3

At December 31, 2011	$7,646	$0	$0	$7,646	$772	$772

At December 31, 2010	$3,215	$0	$0	$3,215	$0	$0

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(19)	Stockholders’ Equity

The Company’s board of directors authorized a one-for-four reverse stock split on October 18, 2010, which became effective on November 5, 2010, with fractional shares rounded up to the next largest whole share. As part of the reverse stock split, the Company amended its Articles of Incorporation on November 5, 2010, to ratably decrease the number of common shares authorized from 6,000,000 shares to 1,500,000 shares. On September 29, 2011, the Company amended its Articles of Incorporation to increase the number of common shares authorized from 1,500,000 shares to 50,000,000 shares.

Common Stock Offering and Purchase Agreement. The Company completed a private placement offering of its common stock in 2011, and sold 21,591,750 shares of common stock for net proceeds of $8.6 million. All of the proceeds were invested in the Bank.

The Company also entered into a binding stock purchase agreement with Company director Moishe Gubin (“Gubin”) on October 25, 2011, amended on December 5, 2011, under which Gubin agreed to purchase, subject to certain conditions, for $2.7 million in cash, 6,750,000 newly issued common shares of the Company. The closing of this transaction is subject to regulatory approval from the Federal Reserve and the OFR. The stock purchase agreement may be terminated by the Company or Gubin if the closing does not occur by June 30, 2012, but not by either party whose failure to perform any obligations under the agreement required to be performed on or prior to such date has been the cause of, or results in, the failure of the transaction to close on or before such date.

If the transaction with Gubin is consummated, it is anticipated that substantially all the proceeds would be invested in the Bank and the Bank would exceed the ratios imposed under the Consent Order. There can be no assurance, however, that the transaction with Gubin will be consummated, or that the Company will be able to raise sufficient capital in the transaction to meet the Bank’s capital requirements under the Consent Order.

Registration Rights. In connection with the private placement offering and the transaction with Gubin, the Company has agreed to grant each purchaser of common stock certain registration rights. The Company filed a registration statement on Form S-3 on February 15, 2012, registering the resale of the registrable securities, and is required to use reasonable best efforts to make such registration statement become effective. The Company is required to maintain this registration statement continuously in effect until all such shares have been sold or become eligible for sale without restriction under Rule 144 promulgated under the Securities Act of 1933. The registration rights are subject to the right of the Company to delay registration to avoid disclosure of material nonpublic information. The holder of registrable securities must comply with certain standard provisions facilitating the filing and effectiveness of the registration statement as well.

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(20)	Holding Company Financial Information

The Holding Company’s unconsolidated financial information as of December 31, 2011 and 2010 and for the years then ended follows (in thousands):

Condensed Balance Sheets

	At December 31,
	2011	2010
Assets

Cash	$46	$172
Investment in subsidiary	11,992	7,817
Other assets	230	180

Total assets	$12,268	$8,169

Liabilities and Stockholders’ Equity

Other liabilities	$327	179
Junior subordinated debenture	5,155	5,155
Stockholders’ equity	6,786	2,835

Total liabilities and stockholders’ equity	$12,268	$8,169

Condensed Statements of Operations

	Year Ended December 31,
	2011	2010

Loss of subsidiary	$(3,473)	$(8,195)
Interest expense	(148)	(144)
Other expense	(126)	(114)

Loss before income taxes	(3,747)	(8,453)

Income taxes	0	0

Net loss	$(3,747)	$(8,453)

(continued)

OPTIMUMBANK HOLDINGS, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

(20)	Holding Company Financial Information, Continued

Condensed Statements of Cash Flows

	Year Ended December 31,
	2011	2010
Cash flows from operating activities:
Net loss	$(3,747)	(8,453)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity in undistributed loss of subsidiary	3,473	8,195
Increase in other assets	(50)	0
Increase in accrued other liabilities	148	144

Net cash used in operating activities	(176)	(114)

Cash flow from investing activity-
Investment in subsidiary	(8,586)	0

Cash flows from financing activity-
Proceeds from sale of common stock, net	8,636	0

Net decrease in cash	(126)	(114)

Cash at beginning of the year	172	286

Cash at end of year	$46	172

Noncash transactions:
Change in accumulated other comprehensive loss of subsidiary, net change in unrealized loss on securities available for sale	$938	0

Reverse stock split	$0	25